Exhibit 10.1

EXECUTION COPY

REVOLVING CREDIT AGREEMENT
Dated as of March 4, 2011
among
FELCOR/JPM HOSPITALITY (SPE), L.L.C.,
DJONT/JPM HOSPITALITY LEASING (SPE), L.L.C.,
FELCOR/JPM BOCA RATON HOTEL, L.L.C., and
DJONT/JPM BOCA RATON LEASING, L.L.C.
each as a Borrower,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

and
The Other Lenders Party Hereto
and
BANK OF AMERICA, N.A.,
as Syndication Agent
and
J.P. MORGAN SECURITIES, LLC
and
Merrill Lynch, Pierce, Fenner & Smith Incorporated
as Joint Lead Arrangers and Co-Bookrunners

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

SCHEDULES

2.01	—	Commitments and Applicable Percentages
3.01(a)	—	Property Account Banks; List of Accounts
6.01	—	Existence of Borrower
6.11	—	Condemnation Matters
6.15	—	Collateral Properties
6.21	—	Licenses
6.25	—	Operating Leases
6.33	—	Borrowers Principal Place of Business, State of Organization; Tax Identification Number
6.37	—	Environmental Matters
6.38	—	Ground Lease Exceptions
6.39	—	Rent Arrearage
6.41	—	Service Contracts
6.42	—	Personal Property Leases and Financings
7.25		Certain Post-Closing Obligations
8.03	—	Existing Liens
12.02	—	Administrative Agent's Office, Certain Addresses for Notices
X	—	Allocated Loan Amount

-vi-

EXHIBITS

Exhibit A	—	Form of Borrowing Request
Exhibit B-1	—	Form of Revolving Note
Exhibit B-2	—	Form of Swingline Note
Exhibit C	—	Form of Assignment and Assumption
Exhibit D	—	Form of Facility Extension Request
Exhibit E-1	—	Form of Annual Responsible Officer's Certificate
Exhibit E-2	—	Form of Quarterly Responsible Officer's Certificate
Exhibit E-3	—	Form of [Extension][Collateral Release] Responsible Officer's Certificate
Exhibit G	—	Form of Accounts Notice
Exhibit H	—	Survey Requirements
Exhibit I	—	Operating Statement

-vii-

REVOLVING CREDIT AGREEMENT
This REVOLVING CREDIT AGREEMENT (“Agreement”) is entered into as of March 4, 2011, among FELCOR/JPM HOSPITALITY (SPE), L.L.C., a Delaware limited liability company (“Hospitality Owner”), DJONT/JPM HOSPITALITY LEASING (SPE), L.L.C., a Delaware limited liability company (“Hospitality Operating Lessee”), FELCOR/JPM BOCA RATON HOTEL, L.L.C., a Delaware limited liability company (“Boca Owner”, and with Hospitality Owner, the “Owners”) and DJONT/JPM BOCA RATON LEASING, L.L.C., a Delaware limited liability company (“Boca Operating Lessee” and with Hospitality Operating Lessee, the “Lessees”; Hospitality Owner, Hospitality Operating Lessee, Boca Owner and Boca Operating Lessee to be referred to collectively as “Borrowers” and each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
PRELIMINARY STATEMENTS:
Each Borrower is a special purpose entity owned directly or indirectly by FelCor Lodging Limited Partnership (“FelCor Op”) to make and administer various investments in the Collateral Properties (as defined below).
Borrowers have requested that the Lenders provide a revolving credit facility to provide for Borrowers' working capital and other lawful corporate purposes (including payment of dividends constituting Restricted Payments permitted hereunder), and the Lenders have indicated their willingness to lend to Borrowers, on a joint and several basis, on the terms and subject to the conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acceptable Appraisal” means a written appraisal (i) prepared by a qualified professional independent MAI appraiser acceptable to Administrative Agent, (ii) meeting Administrative Agent's customary independent appraisal requirements and otherwise acceptable to Administrative Agent as to form, assumptions, substance and appraisal date, (iii) prepared in compliance with FIRREA, and (iv) prepared prior to the Closing Date or in connection with the Extension, or from time to time pursuant to Section 7.08(c) or at Borrowers' option.

“Account Collateral” means: (a) the Accounts, and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (b) any and all amounts invested in Permitted Investments; (c) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (d) to the extent not covered by clauses (a) - (c) above, all “proceeds” (as defined under the UCC) of any or all of the foregoing.
“Accounts” means the Property Account, the Lockbox Account and any Reserve Accounts.
“Accounts Receivable” has the meaning specified in Article 1 of the Mortgage with respect to each Collateral Property.
“Act” has the meaning specified in Section 6.34.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMC in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent's Office” means Administrative Agent's address and, as appropriate, account as set forth on Schedule 12.02, or such other address or account as Administrative Agent may from time to time notify to Borrowers and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Affiliate Ground Leases” means the Boca Raton Affiliate Ground Lease and the Philadelphia Affiliate Ground Lease.
“Affiliate Ground Lessors” means the Boca Raton Affiliate Ground Lessor and the Philadelphia Affiliate Ground Lessor.
“Affiliated Manager” means any property manager which is an Affiliate of any Borrower, its Principal or Guarantor, or in which any Borrower, its Principal or Guarantor has, directly or indirectly, any legal, beneficial or economic Equity Interest.
“Agent Parties” has the meaning specified in Section 12.02(c).
“Aggregate Commitments” means the aggregate Commitments of all Lenders.

“Agreement” has the meaning specified in the introductory paragraph.
“Allocated Loan Amount” means for a Collateral Property as of any date of determination: (i) from the Closing Date through the date of receipt by Administrative Agent of new Acceptable Appraisals for each of the Collateral Properties, the amount for each Collateral Property set forth in Schedule X, and (ii) from and after the date of receipt by Administrative Agent of new Acceptable Appraisals for each of the Collateral Properties:
(a)    the ratio of (i) the Appraised Value of such Collateral Property to (ii) the aggregate Appraised Value of all Collateral Properties, expressed as a percentage; multiplied by
(b)    an amount equal to the Aggregate Commitments.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Page LIBOR 01 of the Reuters screen (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“ALTA” means the American Land Title Association, or any successor thereto.
“Annual Budget” means an operating budget for each Collateral Property prepared by the appropriate Manager and approved by the applicable Borrower, including all planned Capital Expenditures and FF&E budgeted information for each Collateral Property, prepared by the applicable Borrower for the applicable fiscal year or other period.
“Applicable Margin” means, for any day, with respect to any ABR Loans, 3.50% per annum or with respect to any Eurodollar Loan, 4.50% per annum, as the case may be.
“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitments represented by such Lender's Commitment (carried out to the ninth decimal place); provided that in the case of Section 4.08(b) when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitments (disregarding any Defaulting Lender's Commitment) represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender's status as a Defaulting Lender at the time of determination.
“Appraisal Triggered Release” has the meaning specified in Section 2.17(a).
“Appraised Value” means the “as is” market value for a Collateral Property set forth in the most recent Acceptable Appraisal.

“Approved Annual Budget” has the meaning specified in Section 7.10(e).
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means J.P. Morgan Securities, LLC. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their capacity as Joint Lead Arrangers and Co-Bookrunners.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.06(b)), and accepted by Administrative Agent, in substantially the form of Exhibit C or any other form approved by Administrative Agent.
“Assignment of Leases and Rents” means with respect to each Collateral Property that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from the relevant Borrower, as assignor to Administrative Agent, as assignee, assigning to Administrative Agent on behalf of Lenders all of such Borrower's interest in and to the Leases and Rents of such Collateral Property as security for the Obligations.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.
“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Award” means any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Collateral Property.
“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. sections 101 et seq.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Base Management Fee” means the base management fee to be paid under the applicable Management Agreement, which shall not include any incentive or similar performance based fees pursuant to such agreement.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Boca Borrowers” means Boca Owner and Boca Operating Lessee.
“Boca Operating Lessee” has the meaning specified in the introductory paragraph.
“Boca Owner” has the meaning specified in the introductory paragraph.
“Boca Raton Affiliate Ground Lease” means the Ground Lease dated October 21, 2003, as amended and assigned, by and between FelCor Op, as landlord, and Boca Owner, as tenant, with respect to the Boca Raton Property.
“Boca Raton Affiliate Ground Lessee” means Boca Owner in its capacity as tenant under the Boca Raton Affiliate Ground Lease.
“Boca Raton Affiliate Ground Lessor” means FelCor Op in its capacity as landlord under the Boca Raton Affiliate Ground Lease.
“Boca Raton Franchise Agreement” means the Embassy Suites License Agreement dated February 28, 1996, as amended and assigned, by and between Boca Operating Lessee, as licensee, and HLT Existing Franchise Holding L.L.C., as licensor, with respect to the Boca Raton Property.
“Boca Raton Management Agreement” means the Management Agreement dated as of February 28, 2006, as amended and assigned, by and between Boca Operating Lessee, as “Owner,” and Embassy Suites Management LLC, as “Manager,” with respect to the Boca Raton Property.
“Boca Raton Operating Lease” means the Lease Agreement dated as of February 28, 1996, as amended and assigned, by and between Boca Owner and Boca Operating Lessee for the Boca Raton Property.
“Boca Raton Property” means the property located at 661 NW 53rd Street, Boca Raton, Florida 33487 and commonly known as Embassy Suites, Boca Raton.
“Borrower” and “Borrowers” have the meanings specified in the introductory paragraph hereto.

“Borrower Materials” means information and materials made available by Administrative Agent to Lenders which were provided by or on behalf of Borrowers.
“Borrower Representative” means Hospitality Owner, in its capacity as agent and as representative for all Borrowers.
“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect and (b) any Swingline Loan.
“Borrowing Request” means a request by Borrowers for a Revolving Borrowing in accordance with Section 2.03, in the form of Exhibit A.
“Business Day” shall mean any day that is not a Saturday, Sunday or any other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Business Party” has the meaning specified in Section 6.34(x).
“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).
“Capital Expenditures Reserve Account” has the meaning specified in Section 3.01(c)(iii).
“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
“cash” means coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.
“Casualty” has the meaning specified in Section 9.02.
“Casualty Consultant” has the meaning specified in Section 9.04(e).
“Casualty Retainage” has the meaning specified in Section 9.04(f).
“Certification of Non-Foreign Status” means an affidavit, signed under penalty of perjury by an authorized officer of each Borrower, stating (a) that such Borrower is not a “foreign corporation,” “foreign partnership,” “foreign trust,” or “foreign estate,” as those terms are defined in the Code and the regulations promulgated thereunder, (b) such Borrower's U.S. employer identification number, and (c) the address of such Borrower's principal place of business. Such affidavit shall be consistent with the requirements of the regulations promulgated under Section 1445 of the Code, and shall otherwise be in form and substance acceptable to Administrative Agent.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 49.99% of the then-exercisable aggregate ordinary voting power represented by the issued and outstanding Equity Interests of FelCor Trust; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the FelCor Trust by Persons who were neither (i) nominated by the board of directors of FelCor Trust nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of FelCor Trust by any Person or group.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided however that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.
“Charlotte Management Agreement” means the Management Agreement dated as of July 12, 2002, as amended and assigned, by and between Hospitality Operating Lessee, as “Owner,” and DT Management, Inc., as “Manager,” with respect to the Charlotte Property.
“Charlotte Operating Lease” means the Operating Lease dated as of July 12, 2002, as amended and assigned, by and between Hospitality Owner and Hospitality Operating Lessee for the Charlotte Property.
“Charlotte Property” means the property located at 6300 Morrison Blvd., Charlotte, North Carolina 28211 and commonly known as Doubletree Charlotte, North Carolina.
“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowings, are Revolving Loans or Swingline Loans.
“Closing Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 12.01.
“Code” means the Internal Revenue Code of 1986.
“Collateral” means (a) all of the “Collateral,” “Personal Property” and “Property” referred to in the Mortgages, (b) all Account Collateral, and (c) all of the other property that is or is intended under the terms of the Loan Documents, including the Pledge Agreements, to be subject to Liens in favor of Administrative Agent for the benefit of the Secured Parties.

“Collateral Document” means, collectively each Mortgage, the Operating Lease Subordination Agreements, each Pledge Agreement, each Assignment of Leases and Rents each Lockbox Account Agreement and all financing statements, instruments, documents or filings necessary to establish or maintain Liens in favor of the Secured Parties.
“Collateral Property” means, each hotel project listed on Schedule 6.15 together with all “Property” defined in the Mortgages with respect to such project.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07, (b) increased from time to time pursuant to Section 2.19, or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 12.06. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders' Commitments is $225,000,000.
“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Collateral Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Collateral Property or any part thereof.
“Condemnation Proceeds” has the meaning specified in Section 9.04(b).
“Constituent Member” has the meaning specified in Section 12.09.
“Consumer Price Index” means the Consumer Price Index for all Urban Consumers, U.S. City Average, published by the United States Bureau of Labor Statistics.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Party” means Administrative Agent, Swingline Lender or any other Lender.
“Dana Point Management Agreement” means the Management Agreement dated as of July 1, 2006, as amended and assigned, by and between Boca Operating Lessee, as “Owner,” and Doubletree Management LLC, as “Manager,” with respect to the Dana Point Property.

“Dana Point Operating Lease” means the Lease Agreement dated as of February 20, 1997, as amended and assigned, by and between Boca Owner and Boca Operating Lessee for the Dana Point Property.
“Dana Point Property” means the property located at 34402 Pacific Coast Highway, Dana Point, California 92629 and commonly known as Doubletree Guest Suites Doheny Beach-Dana Point.
“Debt Service” means, for any period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, in each case, of or by Borrowers, for such period plus (b) any and all scheduled repayments of principal during such period in respect of Indebtedness that becomes due and payable or that are to become (or deemed to become) due and payable during such period pursuant to any agreement or instrument to which a Borrower is a party relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, and (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business). Demand obligations shall be deemed to be due and payable during any fiscal period during which such obligations are outstanding.
“Debt Service Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio in which:
(a)the numerator is EBITDA for the four (4) fiscal quarters ending on such last day minus Capital Expenditure reserves equal to four percent (4%) of Gross Income from Operations for such period; and
(b)the denominator is the aggregate amount of principal and interest payments on the Loans calculated for such period using the Outstanding Amount at the time of such calculation, assuming (x) a thirty (30) year amortization schedule, and (y) an interest rate per annum equal to (i) in every context except the Extension, the greater of (A) seven percent (7.0%) and (B) the actual interest rate on the Loans at such time (if Loans of more than one Type and/or of multiple Adjusted LIBO Rates are then in effect, the effective blended rate on the aggregate of such Loans) at the time of such calculation (the “Current Interest Rate”), and (ii) solely in the context of the Extension, the greatest of (A) seven percent (7.0%), (B) the rate for seven (7) year Treasury securities plus four percent (4%), and (C) the Current Interest Rate.
For avoidance of doubt, the “pro forma” calculation of Debt Service Coverage Ratio as of December 31, 2010, shall compare principal and interest payments on the Loans calculated as of such date (as if the Aggregate Commitments as of the Closing Date were then already advanced) to the actual EBITDA of the Collateral Properties for the four (4) fiscal quarters ending on December 31, 2010.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (a) for ABR Loans, the Alternate Base Rate plus the Applicable Margin applicable to ABR Loans plus two percent (2.0%); and (b) for Eurodollar Loans, the Adjusted LIBO Rate plus the Applicable Margin applicable to Eurodollar Loans plus two percent (2.0%). Without duplication of the foregoing, with respect to the interest rate for overdue interest, fees and other amounts, “Default Rate” means the Alternate Base Rate plus the Applicable Margin applicable to ABR Loans plus two percent (2.0%).
“Defaulting Lender” means any Lender (as reasonably determined by the Administrative Agent) that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Loans, (ii) fund any portion of its participations in Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder (other than a de minimus amount), unless, in the case of clause (i) above, such Lender notifies Administrative Agent in writing that such failure is the result of such Lender's good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified Borrowers or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender's good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Revolving Loans and participations in then outstanding Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party's receipt of such certification in form and substance satisfactory to it and Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dollar” and “$” mean lawful money of the United States.
“EBITDA” means, at any date of determination, for any period an amount equal to (a) the aggregate net income (or loss) of Borrowers for such period, plus (b) the following to the extent deducted in calculating such net income (loss): (i) Debt Service; (ii) the provision for Federal, state, local and foreign income taxes payable; (iii) depreciation and amortization expense; and (iv) other non-recurring expenses reducing such net income (loss) which do not represent a cash item in such period or any future period (in each case of or by Borrowers for such period), and (v) amortization of intangibles for such period, all extraordinary nonrecurring items of expense, such as employee severance expenses and hurricane losses (net of insurance proceeds), non-cash impairment charges, non cash write-offs of deferred financing costs (provided, however, that in the case of clause (iv) and clause (v) above, Borrowers will use the same amounts for “non-recurring expenses” as Borrowers' Affiliates have included in public disclosure as a reconciling item to “Adjusted EBITDA”, allocated to the Collateral Properties to the extent applicable to the Collateral Properties), and costs, premiums and penalties arising by contract in connection with the prepayment of indebtedness, minus (c) the following to the extent included in calculating such net income (loss): (i) Federal, state, local and foreign income tax credits, and (ii) all non-recurring non-cash items increasing net income (loss) (in each case of or by Borrowers for such period), if and to the extent that such amounts of “non-recurring non-cash items” have been included by Borrowers' Affiliates in public disclosures as a reconciling item to “Adjusted EBITDA”, provided that the calculation of EBITDA for the Boca Borrowers for the fiscal quarters ending on or prior to September 30, 2010 shall be based on actual EBITDA of the Collateral Properties owned by the Boca Borrowers during such fiscal quarters, and the calculation of EBITDA from the fiscal quarters ending after September 30, 2010 shall be based on EBITDA of the Boca Borrowers.
“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or State-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or State chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a State chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R.§9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and State authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.06(b)(i), (iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.06(b)(iii)).
“Eligible Institution” shall mean a depository institution or trust company, insured by the Federal Deposit Insurance Corporation, (a) the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody's and F-1 by Fitch in the case of accounts in which funds are held for thirty (30) days or less, or (b) the long term unsecured debt obligations of which are rated at least A- by Fitch and S&P and A3 by Moody's in the case of accounts in which funds are held for more than thirty (30) days.
“Emergency Repairs” has the meaning specified in Section 9.04(b).
“Environmental Indemnity” means that certain indemnity executed by Guarantor and each Borrower in favor of the Secured Parties in form and substance acceptable to the Administrative Agent.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of a Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Lien” has the meaning specified in Section 7.18(a).
“Environmental Report” has the meaning specified in Section 5.01(a)(xiii).
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Equity Owner” has the meaning specified in Section 6.34(x).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning specified in Section 10.01.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrowers under Section 12.14), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 4.01(d), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 4.01(a).
“Extension” means the extension of the Stated Maturity Date pursuant to Section 2.16.
“Extension Effective Date” has the meaning specified in Section 2.16.
“Extension Period” means the period from the Extension Effective Date through the Stated Maturity Date as extended pursuant to Section 2.16.
“Facility” means at any time, the aggregate amount of Commitments at such time or the aggregate principal amount of the Loans of all Lenders outstanding at such time, as applicable.
“Facility Extension Request” means a request for extension of the Maturity Date in the form of Exhibit D.
“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letter” means the letter agreement; dated January 25, 2011, among Borrowers, Administrative Agent and the Arrangers.
“FelCor Op” has the meaning assigned in the preliminary statements.
“FelCor TRS” means FelCor TRS Holdings, L.L.C., a Delaware limited liability company.
“FelCor Trust” means FelCor Lodging Trust Incorporated.

“FF&E” means all furniture, furnishings, fixtures and equipment required for the operation of the Collateral Properties, including, without limitation, lobby furniture, carpeting, draperies, paintings, bedspreads, television sets, office furniture and equipment such as safes, cash registers, and accounting, duplicating and communication equipment, telephone systems, back and front of the house computerized systems, guest room furniture, specialized hotel equipment such as equipment required for the operation of kitchens, laundries, the front desk, dry cleaning facilities, bar and cocktail lounges, restaurants, recreational facilities as they may exist from time to time, and decorative lighting, material handling equipment and cleaning and engineering equipment and all other fixtures, equipment, apparatus and personal property needed for such purposes; but excluding, (a) Collateral Property building equipment and systems (including, but not limited to, the heating, ventilating and air conditioning system, elevators, electrical distribution system, life safety systems and plumbing), (b) other fixtures attached to and forming part of the Improvements (including, but not limited to, lighting fixtures and bars) installed during construction of the Collateral Properties (but replacements thereof shall be included) and (c) Operating Equipment and Supplies.
“FF&E Expenditures” means amounts expended for the purchase, replacement and/or the installation of FF&E at a Collateral Property or any Capital Expenditures at a Collateral Property.
“FIRREA” means the Financial Institutions Recovery, Reform and Enforcement Act of 1989, as amended from time to time.
“Fiscal Year” means each twelve (12) month period commencing on January 1 and ending on December 31, during the term of the Loan.
“Fitch” means Fitch, Inc.
“Flood Insurance Acts” has the meaning specified in Section 9.01(a)(vii).
“Flood Insurance Policies” has the meaning specified in Section 9.01(a)(vii).
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrowers are resident for tax purposes. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Franchise Agreements” means the Boca Raton Franchise Agreement, the Mandalay Beach Franchise Agreement and the Nashville Franchise Agreement, and “Franchise Agreement” means any one of the Franchise Agreements.
“Franchised Properties” means (i) the Boca Raton Property, (ii) the Mandalay Beach Property and (iii) the Nashville Property.
“Franchisor” means, for each Franchise Agreement, the franchisor identified in the definition of each Franchise Agreement, or such successor Franchisor which is identified in any Replacement Franchise Agreement.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Gross Income from Operations” means, for any period, all income, room revenues, food and beverage revenue, telephone revenue, computed in accordance with GAAP derived from the ownership and operation of the Collateral Properties from whatever source, including, but not limited to, the Rents, utility charges, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrowers to any Governmental Authority, interest on credit accounts, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds (other than business interruption or other loss of income insurance), Awards, unforfeited security deposits, utility and other similar deposits, escalations, forfeited security deposits. Gross income shall not be diminished as a result of the Mortgages or the creation of any intervening estate or interest in a Collateral Property or any part thereof.
“Ground Lease Properties” means the Collateral Properties so identified on Schedule 6.15, and “Ground Lease Property” means any of them.
“Ground Leases” means the Boca Raton Affiliate Ground Lease, the Myrtle Beach Golf Course Lease, the Pittsburgh Ground Lease, the Philadelphia Affiliate Ground Lease and the Houston Ground Lease, and “Ground Lease” means any one of the Ground Leases.
“Ground Lessee” means (i) the Boca Affiliate Ground Lessee, and (ii) Hospitality Owner, in its capacity as ground lessee, under each of the other Ground Leases (other than the Boca Raton Affiliate Ground Lease).
“Ground Lessors” means the Boca Raton Affiliate Ground Lessor, the Myrtle Beach Golf Course Lessor, the Pittsburgh Ground Lessor, the Philadelphia Affiliate Ground Lessor and the Houston Ground Lessor, and “Ground Lessor” means any one of the Ground Lessors.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantor” means FelCor Trust, FelCor Op and each other Person that shall be required to execute and deliver a Guaranty pursuant to this Agreement.
“Guaranty” means, collectively, the recourse guaranty made by Guarantor in favor of Administrative Agent and Lenders, and any other Guarantee executed by any other person from time to time in favor of Administrative Agent and Lenders, in each case, in form and substance acceptable to the Administrative Agent.
“Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; toxic mold; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on the Collateral Property is prohibited by any federal, state or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law.
“Hospitality Borrowers” means Hospitality Owner and Hospitality Operating Lessee.
“Hospitality Operating Lessee” has the meaning specified in the introductory paragraph.

“Hospitality Owner” has the meaning specified in the introductory paragraph.
“Houston Ground Lease” means the Ground Lease dated as of July 5, 1962, as amended and assigned, between Houston Ground Lessor and Hospitality Owner.
“Houston Ground Lessor” means, collectively, J. Gordon Zuber, the M. M. Feld, Jr. Trust, the Feld Family Venture, Joseph B. Zuber, Bernice Feld, Rhoda Dreyfus, Noonie Z. Schmidt, Bert L. Zuber, Harry A. Zuber, Maurice Robinowitz, CLT, LLC and Louis B. Marks, and Bonnie Zuber Beerman, and their respective successors and assigns, and any successor thereto.
“Houston Management Agreement” means the Management Agreement dated as of June 30, 2001, as amended and assigned, by and between Hospitality Operating Lessee, as “Owner,” and IHG, as “Manager,” with respect to the Houston Property.
“Houston Operating Lease” means the Operating Lease dated as of July 27, 1998, as amended and assigned, by and between Hospitality Owner and Hospitality Operating Lessee for the Houston Property.
“Houston Property” means the property located at 6800 Main Street, Houston, TX 77030 and commonly known as Holiday Inn Hotel and Suites Houston, Texas.
“IHG” shall mean Intercontinental Hotels Group Resources, Inc., successor to Bristol Management L.P.
“Improvements” shall have the meaning specified in the related Mortgage with respect to each Collateral Property.
“Incentive Management Fee” means any incentive or similar performance based fees payable to any Manager pursuant to a Management Agreement.
“Incremental Limit” has the meaning specified in Section 2.19(a).
“Increased Amount Date” has the meaning specified in Section 2.19(a).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

(c)    net obligations of such Person under any Swap Contract;

(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than sixty (60) days after the date on which such trade account was created);

(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)    all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)    all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitees” has the meaning specified in Section 12.04(b).
“Independent Director” has the meaning specified in Section 6.34(x).
“Information” has the meaning specified in Section 12.07.
“Insurance Premium Account” has the meaning specified in Section 3.01(c)(ii).
“Insurance Premiums” has the meaning specified in Section 9.01(b).
“Insurance Proceeds” has the meaning specified in Section 9.04(b).
“Interest Election Request” means a request by Borrowers to convert or continue a Revolving Borrowing in accordance with Section 2.06.
“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Borrowers may elect (or such other period as may be elected by Borrowers and accepted by each Lender in its discretion); provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.
“JPMC” means JPMorgan Chase Bank, N.A. and its successors.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Leases” has the meaning specified in Article I of the Mortgage with respect to each Collateral Property, but excluding the Operating Lease and Ground Lease with respect to such Collateral Property.
“Legal Requirements” means, with respect to each Collateral Property, Laws affecting any Borrower or any Manager (and for which any such party is liable under a Ground Lease) with respect to any Collateral Property or any part thereof, or the ownership, zoning, construction, use, alteration, occupancy or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all material permits, licenses and authorizations and regulations relating thereto, and all material covenants, REAs, agreements, restrictions and encumbrances contained in any instruments, either of record or known to any Borrower, at any time in force affecting such Collateral Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Collateral Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.
“Lender” has the meaning specified in the introductory paragraph.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrowers and Administrative Agent.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page LIBOR 01 of the Reuters screen (or on any successor or substitute page of such page, providing rate quotations comparable to those currently provided on such page of such Service, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
“Licenses” has the meaning specified in Section 6.21.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, lien (statutory or other), encumbrance, charge, deed of trust or other security interest, or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“LLC Agreement” has the meaning specified in Section 6.34.
“Loan” means an extension of credit by a Lender to Borrowers under Article II, including any incremental Loans made pursuant to Section 2.19.
“Loan Documents” means, collectively, this Agreement, the Notes, each Guaranty, the Collateral Documents, the Environmental Indemnity and all other documents executed and/or delivered in connection with the Facility.
“Loan Parties” means, collectively, each Borrower and the Guarantor(s), and “Loan Party” means any one of the Loan Parties.
“Loan to Value Ratio” means, as of any date of determination the ratio of (a) the amount of the Aggregate Commitments (as may be permanently reduced from time to time pursuant to Section 2.07) to (b) the aggregate Appraised Value of all Collateral Properties.
“Lockbox Account” has the meaning specified in Section 3.01(b).
“Lockbox Account Agreement” has the meaning specified in Section 3.01(b).
“Lockbox Bank” means JPMC.

“Lockbox Period” means either a Lockbox Period (SPE) or a Lockbox Period (Up), as applicable; provided that if a Lockbox Period (SPE) and a Lockbox Period (Up) shall coexist, the Lockbox Period shall continue until a Lockbox Trigger Event Cure has occurred for both Lockbox Trigger Events.
“Lockbox Period (SPE)” means the period commencing upon the occurrence of a Lockbox Trigger Event (SPE) and ending upon the occurrence of a Lockbox Trigger Event Cure (SPE).
“Lockbox Period (Up)” means the period commencing upon the occurrence of a Lockbox Trigger Event (Up) and ending upon the occurrence of a Lockbox Trigger Event Cure (Up).
“Lockbox Trigger Event” means either a Lockbox Trigger Event (SPE) or a Lockbox Trigger Event (Up), as applicable.
“Lockbox Trigger Event (SPE)” means the occurrence of an Event of Default.
“Lockbox Trigger Event (Up)” means, solely to the extent the same does not constitute an Event of Default hereunder, the occurrence of any of the following events with respect to FelCor Op and/or FelCor Trust: (A) filing by such Person of a petition under Section 301 of the Bankruptcy Code or otherwise voluntary commencement by such Person of any proceeding or filing by such Person of any petition seeking liquidation, reorganization or other relief under any similar Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) any involuntary proceeding seeking liquidation, reorganization or other relief in respect to such Person or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (C) application by such Person for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or for a substantial part of its assets, (D) filing by such Person of an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) making of a general assignment for the benefit of creditors by such Person or (F) taking of any action for the purpose of effecting any of the foregoing by such Person.
“Lockbox Trigger Event Cure” means either a Lockbox Trigger Event Cure (SPE) or a Lockbox Trigger Event Cure (Up), as applicable.
“Lockbox Trigger Event Cure (SPE)” means with respect to a Lockbox Trigger Event (SPE), the cure of such Event of Default and no other Event of Default shall have occurred and be continuing.
“Lockbox Trigger Event Cure (Up)” means with respect to a Lockbox Trigger Event (Up), the dismissal of such filing without prejudice.
“Major Lease” means: (a) any Operating Lease, (b) any lease which together with all other leases to the same tenant and to all Affiliates of such tenant, (i) provides for ten percent (10%) or more of the total gross income for such Collateral Property, (ii) covers five percent (5%) or more of the total space at such Collateral Property, in the aggregate and (iii) provides for a lease term of more than five (5) years including options to renew; and (c) any instrument guaranteeing or providing credit support for any Major Lease.

“Management Agreements” means, the Boca Raton Management Agreement, the Dana Point Management Agreement, the Charlotte Management Agreement, the Houston Management Agreement, the Mandalay Beach Management Agreement, the Myrtle Beach Management Agreement, the Myrtle Beach Golf Course Management Agreement, the Nashville Management Agreement, the Philadelphia Management Agreement, the Pittsburgh Management Agreement, the Santa Barbara Management Agreement and the Santa Monica Management Agreement or, if the context requires, any Replacement Management Agreement executed in accordance with the terms and provisions of this Agreement and “Management Agreement” means any of the Management Agreements.
“Management Fee” means, collectively, the Base Management Fees and any Incentive Management Fees payable to any Manager pursuant to its applicable Management Agreement.
“Manager” means, for each Collateral Property, the property manager identified in the definition of each Management Agreement, or, if the context requires, any other Qualified Manager who is managing any Collateral Property in accordance with the terms and provisions of this Agreement.
“Manager Account” means such account as any Manager may from time to time designate by written notice to Administrative Agent.
“Manager's Consent and Subordination of Management Agreement” means, for each Collateral Property, a consent of Manager and subordination in form and substance satisfactory to Administrative Agent.
“Mandalay Beach Franchise Agreement” means the Embassy Suites License Agreement dated December 13, 1996, as amended and assigned, by and between Hospitality Operating Lessee, as licensee, and HLT Existing Franchise Holding L.L.C., as licensor, with respect to the Mandalay Beach Property.
“Mandalay Beach Management Agreement” means the Management Agreement dated as of May 8, 2006, as amended and assigned, by and between Hospitality Operating Lessee, as “Owner,” and Embassy Suites Management LLC, as “Manager,” with respect to the Mandalay Beach Property.
“Mandalay Beach Operating Lease” means the Operating Lease dated as of May 8, 1996, as amended and assigned, by and between Hospitality Owner and Hospitality Operating Lessee for the Mandalay Beach Property.
“Mandalay Beach Property” means the property located at 2101 Mandalay Beach Road, Oxnard, CA 93035 and commonly known as Embassy Suites Mandalay Beach, California.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, properties or condition (financial or otherwise) of Guarantor and Borrowers, taken as a whole (which shall not include any such change or effect that affects the hotel or hospitality industries generally); (b) a material impairment of the rights and remedies of Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
“Material Indebtedness” means Recourse Indebtedness (other than the Loans), or obligations in respect of one or more Swap Contracts, of any one or more of the Guarantor and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Guarantor or any Subsidiary in respect of any Swap Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Guarantor or such Subsidiary would be required to pay if such Swap Contract were terminated at such time.
“Material Property Event” means, with respect to any Collateral Property, the occurrence of any event or circumstance that could reasonably be expected to result in a (a) material adverse effect with respect to the financial condition or the operations of such Collateral Property, (b) material adverse effect on the Appraised Value of such Collateral Property (which shall not include any such change in Appraised Value due to a general decline in the relevant market for such real property) or (c) material adverse effect on the title of such Collateral Property.
“Material Title Defects” means, with respect to any Collateral Property, defects, Liens (other than Liens for local real estate taxes and similar local governmental charges and Permitted Liens), and other encumbrances in the nature of easements, servitudes, restrictions, and rights-of-way that would customarily be deemed unacceptable title exceptions for a prudent lender (i.e., a prudent lender would reasonably determine that such exceptions, individually or in the aggregate, materially impair the title, ownership, use, value or operations of the Collateral Property in question) or which could reasonably be expected to result in a Material Property Event).
“Maturity Date” means the earliest of (a) the Stated Maturity Date, and (b) the date upon which Administrative Agent declares the Obligations due and payable after the occurrence of an Event of Default.
“Maximum Rate” has the meaning specified in Section 12.10.
“Member” has the meaning specified in Section 6.34.
“Monthly Capital Expenditures Reserve Deposit” shall mean the greater of (i) one twelfth (1/12) of the amount for FF&E Expenditures set forth in the Approved Annual Budget for such Fiscal Year; and (ii) the quotient obtained by dividing (A) the aggregate Gross Income from Operations for the Properties still subject to the Lien of a Security Instrument for the preceding calendar year (as reflected in Borrower's annual operating statements as approved and accepted by Administrative Agent) multiplied by four percent (4%) by (B) twelve (12). The Monthly Capital Expenditures Reserve Deposit shall be adjusted annually.

“Monthly Insurance Premium Deposit” means one-twelfth of the Insurance Premiums that Administrative Agent determines based on the Approved Annual Budget from time to time will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Administrative Agent sufficient funds to pay all such Insurance Premiums as and when due, together with such additional amount as may be specified by Administrative Agent in any given month to meet the Insurance Premiums due and payable that month.
“Monthly Tax Deposit” means one-twelfth of the Taxes that Administrative Agent determines based on the Approved Annual Budget from time to time will be payable in order to accumulate with Administrative Agent sufficient funds to pay all such Taxes as and when due, together with such additional amount as may be specified by Administrative Agent in any given month to meet the Taxes due and payable that month.
“Moody's” means Moody's Investors Service, Inc.
“Mortgage” means, with respect to each Collateral Property, that certain first priority (Fee and/or Leasehold) Mortgage (or Deed of Trust), Assignment of Leases and Rents, Security Agreement and Fixture Filing executed and delivered by a Borrower (and where applicable, Philadelphia Affiliate Ground Lessor and Boca Raton Affiliate Ground Lessor) with respect to any Collateral Property in favor of Administrative Agent for the benefit of the Secured Parties as security for the Obligations and encumbering such Collateral Property.
“MSA” means metropolitan statistical area.
“Myrtle Beach Golf Course” means the Arcadian Shores Golf Club, located in Myrtle Beach, South Carolina.
“Myrtle Beach Golf Course Lease” means the Ground Lease dated as of March 1, 1972, as amended and assigned, by and between Myrtle Beach Golf Course Lessor and Hospitality Owner for the Myrtle Beach Golf Course.
“Myrtle Beach Golf Course Lessor” means Burroughs & Chapin Company, Inc., and any successor thereto.
“Myrtle Beach Golf Course Management Agreement” means the Golf Facility Management Agreement dated as of May 12, 2009, by and between Hospitality Operating Lessee, as owner, and, Myrtle Beach Golf Course Manager, as manager, with respect to the Myrtle Beach Golf Course.
“Myrtle Beach Management Agreement” means the Management Agreement dated as of July 19, 2002, as amended and assigned, by and between Hospitality Operating Lessee, as “Owner,” and Hilton Hotels Corporation, as “Manager,” with respect to the Myrtle Beach Property, but excluding the Myrtle Beach Golf Course for periods during the effectiveness of the Myrtle Beach Golf Course Management Agreement.

“Myrtle Beach Golf Course Manager” means Burroughs & Chapin Golf Management Company, LLC, and any successor thereto.
“Myrtle Beach Operating Lease” means the Operating Lease dated as of July 19, 2002, as amended and assigned, by and between Hospitality Owner and Hospitality Operating Lessee for the Myrtle Beach Property.
“Myrtle Beach Property” means the property located at 10000 Beach Club Dr., Myrtle Beach, South Carolina 29572 and commonly known as Hilton Myrtle Beach, South Carolina, including the Myrtle Beach Golf Course.
“Nashville Franchise Agreement” means the Embassy Suites License Agreement dated July 28, 1994, as amended and assigned, by and between Hospitality Operating Lessee, as licensee, and HLT Existing Franchise Holding L.L.C., as licensor, with respect to the Nashville Property.
“Nashville Management Agreement” means the Management Agreement dated as of July 28, 2004, as amended and assigned, by and between Hospitality Operating Lessee, as “Owner,” and Embassy Suites Management, LLC, as “Manager,” with respect to the Nashville Property.
“Nashville Operating Lease” means the Operating Lease dated as of July 28, 1994, as amended and assigned, by and between Hospitality Owner and Hospitality Operating Lessee for the Nashville Property.
“Nashville Property” means the property located at 10 Century Blvd., Nashville, Tennessee 37214 and commonly known as Embassy Suites Nashville, Tennessee.
“Net Operating Income” means the amount obtained by subtracting Operating Expenses from Gross Income from Operations.
“Net Proceeds” has the meaning specified in Section 9.04(b).
“Net Proceeds Deficiency” has the meaning specified in Section 9.04(h).
“Net Release Proceeds” means (a) in connection with any sale of any of the Collateral Property the proceeds thereof received by the applicable Borrower in the form of cash, net of attorneys' fees, accountants' fees, investment banking fees, proceeds of rental and business interruption insurance, and other customary fees and expenses actually incurred in connection therewith, not to exceed six percent (6%) of the total proceeds and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); provided that such 6% cap shall exclude amounts payable as termination fees under any applicable Management Agreements and (b) in connection with any refinancing of any of the Collateral Properties, the cash proceeds received by the applicable Borrower from such refinancing, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts, and commissions and other customary fees and expenses actually incurred in connection therewith, not to exceed three percent (3%) of the total proceeds.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other similar exceptions to recourse liability until a claim is made with respect thereto, and then such Indebtedness shall not constitute “Nonrecourse Indebtedness” only to the extent of the amount of such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.
“Note” means a promissory note made by Borrowers in favor of a Lender evidencing Loans made by such Lender substantially in the form of Exhibit B-1.
“O&M Program” means, with respect to each of the Dana Point Property, the Houston Property, the Myrtle Beach Property and the Mandalay Beach Property, the asbestos operations and maintenance program required for such Collateral Property under Section 7.24, as developed by Borrowers and approved by Administrative Agent, as the same may be amended, replaced, supplemented or otherwise modified from time to time with the consent of Administrative Agent, which shall not be unreasonably withheld.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Officer's Certificate” means the certificate of a Responsible Officer of the applicable Borrower, which shall be in form and substance reasonably satisfactory to Administrative Agent, and in the case of Sections 2.16(b), 2.17(g), 5.01(a)(viii), 5.02(e) and 7.10(b) and (c), shall be in the form of Exhibits E-1, E-2 or E-3, as applicable.
“Operating Equipment and Supplies” means all chinaware, glassware, linens, silverware, tools, kitchen utensils, uniforms, engineering and housekeeping tools and utensils, food and beverage items, fuel, soap, mechanical stores, cleaning supplies and materials, matches, stationary, paper supplies, laundry supplies, food service preparation utensils, housekeeping supplies, accounting supplies and other immediately consumable items used in the operation of a Collateral Property.
“Operating Expenses” means the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Collateral Properties that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance premiums, license fees, property taxes and assessments, advertising expenses, Management Fees, franchise fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments permitted hereunder, and other similar costs, but excluding depreciation, Debt Service and Capital Expenditures.

“Operating Lease Subordination Agreements” means subordination agreements in form and substance satisfactory to Administrative Agent relating to each Operating Lease.
“Operating Leases” means the Boca Raton Operating Lease, the Dana Point Operating Lease, the Charlotte Operating Lease, the Houston Operating Lease, the Mandalay Beach Operating Lease, the Myrtle Beach Operating Lease, the Nashville Operating Lease, the Philadelphia Operating Lease, the Pittsburgh Operating Lease, the Santa Barbara Operating Lease and the Santa Monica Operating Lease, and “Operating Lease” means any one of the Operating Leases.
“Operating Lessees” has the meaning specified in the introductory paragraph.
“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Charges” means all personal property taxes, ground rents, maintenance charges, impositions other than Taxes and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Collateral Property, now or hereafter levied or assessed or imposed against such Collateral Property or any part thereof.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Outstanding Amount” means the aggregate outstanding principal amount of Loans after giving effect to any Borrowings and prepayments or repayments as the case may be, occurring on such date.
“Overhead Sharing Agreement” means that certain Overhead Sharing Agreement dated as of January 1, 2011, by and among Borrowers, FelCor Op and the certain other parties thereto.
“Owners” has the meaning specified in the introductory paragraph.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant” has the meaning specified in Section 12.06(d).
“Patriot Act” has the meaning specified in Section 12.18.
“Payment Date” means the first (1st) day of each calendar month, or if such day is not a Business Day, the immediately succeeding Business Day, and the Maturity Date.
“Permitted Investments” means:
(a)  direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)  investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

(c)  investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)  fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)  money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Lien” has the meaning specified in Section 8.03.
“Permitted Personal Property Lien” has the meaning specified in Section 8.04.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Personal Property” has the meaning specified in Article I of the Mortgage with respect to each Collateral Property.

“Philadelphia Affiliate Ground Lease” means the Ground Lease, dated as of June 5, 2009, between the Philadelphia Affiliate Ground Lessor and Hospitality Owner.
“Philadelphia Affiliate Ground Lessor” means FelCor Pennsylvania Company, L.L.C., a Delaware limited liability company, and any successor thereto as permitted pursuant to this Agreement.
“Philadelphia Management Agreement” means the Management Agreement dated as of June 30, 2001, as amended and assigned, by and between Hospitality Operating Lessee, as “Owner,” and IHG, as “Manager,” with respect to the Philadelphia Property.
“Philadelphia Operating Lease” means the Operating Lease dated as of July 29, 1998, as amended and assigned, by and between Hospitality Owner and Hospitality Operating Lessee for the Philadelphia Property.
“Philadelphia Property” means the property located at 400 Arch Street, Philadelphia, PA 19106 and commonly known as Holiday Inn Philadelphia, Pennsylvania.
“Physical Condition Report” means, with respect to each Collateral Property, a structural engineering report prepared by a company satisfactory to Administrative Agent regarding the physical condition of such Collateral Property, satisfactory in form and substance to Administrative Agent in its reasonable discretion, which report shall, among other things, (a) confirm that such Collateral Property and its use complies, in all material respects, with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and (b) include a copy of a final certificate of occupancy with respect to all Improvements on such Collateral Property.
“Pittsburgh Ground Lease” means the Ground Lease dated as of January 29, 1988 as amended and assigned, between Pittsburgh Ground Lessor and Hospitality Owner.
“Pittsburgh Ground Lessor” means the Trustees of the Masonic Temple Trust and The Masonic Fund Society for the County of Allegheny, and any successor thereto.
“Pittsburgh Management Agreement” means the Management Agreement dated as of June 30, 2001, as amended by First Amendment to Management Agreement dated as of July 1, 2001 as further amended and assigned, by and between Hospitality Operating Lessee, as “Owner,” and IHG, as “Manager,” with respect to the Pittsburgh Property.
“Pittsburgh Operating Lease” means the Lease Agreement dated as of October 27, 1998, as amended and assigned, by and between Hospitality Owner and Hospitality Operating Lessee for the Pittsburgh Property.
“Pittsburgh Property” means the property located at 100 Lytton Avenue, Pittsburgh, Pennsylvania 15213 and commonly known as Holiday Inn Pittsburgh at University Center.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by a Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Plan Assets” has the meaning set forth in 29 C.F.R. section 25 10.3-101, as modified by Section 3(42) of ERISA.
“Platform” means IntraLinks or another similar electronic system.
“Pledge Agreement” means with respect to each Borrower's Principal, that certain Pledge Agreement executed and delivered by such Principal with respect to its equity interest in the applicable Borrower, in favor of Administrative Agent for the benefit of the Secured Parties.
“Policy” has the meaning specified in Section 9.01(b).
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Principal” means, with respect to any limited liability company, its sole member; and with respect to any limited partnership, its general partner.
“Property Accounts” has the meaning specified in Section 3.01(a).
“Qualified Insurer” has the meaning specified in Section 9.01(b).
“Qualified Manager” means any Manager or another reputable and experienced professional management organization (a) which manages, together with its Affiliates, one hundred fifty (150) properties of a type, quality and size similar to the Collateral Properties, totaling in the aggregate no less than 30,000 guest rooms and (b) prior to whose employment as manager of a Collateral Property shall have been approved by Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned. For purposes of this Agreement, Aimbridge Hospitality, Davidson Hotel Company, Highgate Holdings, Inc., Interstate Management Company L.L.C. and Wyndham Worldwide Corporation are deemed to be Qualified Managers.
“Rating Agencies” means each of S&P, Moody's, and Fitch, and any other nationally-recognized statistical rating agency which has been approved by Administrative Agent.
“REAs” means each construction, operation, and reciprocal easement agreements or similar agreements (including any separate agreements or other agreements between a Loan Party and one or more other parties to any REA with respect to such REA) affecting any Collateral Property or portion thereof, and “REA” means any one of the REAs.
“Recourse Indebtedness” means any Indebtedness which is not Nonrecourse Indebtedness. If any Indebtedness is partially Nonrecourse Indebtedness and partially Recourse Indebtedness, only the portion that is Recourse Indebtedness shall be included as Recourse Indebtedness for purposes hereof.

“Register” has the meaning specified in Section 12.06(c).
“Related Parties” means, with respect to any Person, such Person's Affiliates and the partners, members, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.
“Release” of any Hazardous Materials means any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.
“Release Price” means for a Collateral Property as of any date of determination, an amount equal to one hundred ten percent (110%) of the Allocated Loan Amount for such Collateral Property.
“Renewal Lease” has the meaning specified in Section 7.16(a).
“Rents” has the meaning specified in Article I of the Mortgage with respect to each Collateral Property.
“Replacement Franchise Agreement” means, with respect to any Franchised Property, (a) either (i) a franchise agreement with the applicable Franchisor substantially in the same form and substance as the initial Franchise Agreement for such Franchised Property and on the same or more favorable terms to the applicable Operating Lessee, or (ii) a franchise agreement with the applicable Franchisor, which franchise agreement shall be acceptable to Administrative Agent in form and substance, and (b) a franchisor estoppel and recognition agreement or other “comfort letter” substantially in the form delivered to Administrative Agent on the date hereof (or such other form acceptable to Administrative Agent), executed and delivered to Administrative Agent by the applicable Operating Lessee and the applicable Franchisor at Borrowers' expense; provided, however, with respect to any expiring or replacement Franchise Agreement, Borrowers shall notify Administrative Agent, but shall not be required to obtain Administrative Agent's consent in the event that the Franchise Agreement in effect on the date hereof is extended on the same or more favorable terms to the applicable Operating Lessee as prior to the expiration thereof, provided further that if such Franchise Agreement is modified, extended supplemented or replaced a franchisor estoppel and recognition or other “comfort letter” shall be provided as described in (b) above.
“Replacement Management Agreement” means, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the initial Management Agreement for such Collateral Property and on the same or more favorable terms to the applicable Operating Lessee, or (ii) a management agreement with a Qualified Manager, which management agreement shall be acceptable to Administrative Agent in form and substance, (b) if requested by Administrative Agent, a conditional assignment of management agreement in such form acceptable to Administrative Agent executed and delivered to Administrative Agent by the applicable Operating Lessee and such Qualified Manager at Borrowers' expense; provided, however, with respect to any expiring or replacement Management Agreement, Borrowers shall notify Administrative Agent but shall not be required to obtain Administrative Agent's consent in the event that the Management Agreement in effect on the date hereof is extended on the same or more favorable terms to the applicable Operating Lessee as prior to the expiration thereof.

“Required Lenders” means, as of any date of determination, Lenders having Revolving Credit Exposure and unused Commitments representing more than fifty and one hundredth percent (50.01%) of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that the portion of the Revolving Credit Exposures and unused Commitments held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Reserve Accounts” has the meaning specified in Section 3.01(c).
“Responsible Officer” means the president or any vice president of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary organizational action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restoration” means the repair and restoration of a Collateral Property after a Casualty or Condemnation as nearly as possible to the condition the Collateral Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be approved by Administrative Agent, and in accordance with applicable Laws and the requirements of any applicable Management Agreement, Franchise Agreement and Operating Lease.
“Restricted Party” means any Borrower, any Principal of a Borrower or any Affiliated Manager or any shareholder, partner or member or any direct or indirect legal or beneficial owner of, any Borrower, any Principal of a Borrower or any Affiliated Manager; provided, however, that for purposes of Section 8.03 only in no event shall (a) FelCor Trust or FelCor Op be deemed a Restricted Party, nor (b) any direct or indirect beneficial owner of the entities listed in (a) be deemed a Restricted Party solely because of its direct or indirect beneficial ownership of such entities.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person's stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment, or any intercompany advance to an Affiliate of a Person as reflected on the books and records of such Person.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and Swingline Exposure at such time.
“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor's Ratings Services, a division of McGraw-Hill, Inc.
“Sale Triggered Release” has the meaning specified in Section 2.17.
“Santa Barbara Management Agreement” means the Management Agreement dated as of June 30, 2001, as amended by First Amendment to Management Agreement dated as of July 1, 2001 as further amended and assigned, by and between Hospitality Operating Lessee, as “Owner,” and IHG, as “Manager,” with respect to the Santa Barbara Property.
“Santa Barbara Operating Lease” means the Lease Agreement dated as of July 27, 1998, as amended and assigned, by and between Hospitality Owner and Hospitality Operating Lessee for the Santa Barbara Property.
“Santa Barbara Property” means the property located at 5650 Calle Real, Goleta, California 93117 and commonly known as Holiday Inn Santa Barbara/Goleta.
“Santa Monica Management Agreement” means the Management Agreement dated as of March 11, 2004, as amended and assigned, by and between Hospitality Operating Lessee, as “Owner,” and IHG, as “Manager,” with respect to the Santa Monica Property.
“Santa Monica Operating Lease” means the Operating Lease dated as of March 1, 2004, as amended and assigned, by and between Hospitality Owner and Hospitality Operating Lessee for the Santa Monica Property.
“Santa Monica Property” means the property located at 120 Colorado Avenue, Santa Monica, California 90401 and commonly known as Holiday Inn Santa Monica, California.
“Secured Parties” means, collectively, Administrative Agent, Lenders, each co-agent or sub-agent appointed by Administrative Agent from time to time pursuant to Section 11.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
“Security Deposit” has the meaning specified in Section 7.16(e).
“Senior Secured Notes Indenture” means the Indenture dated as of October 1, 2009, among the FelCor Op (as assignee of FelCor Escrow Holdings, L.L.C.), FelCor Trust and its subsidiaries, as guarantors, and U.S. Bank National Association, as trustee and collateral agent, as modified by a First Supplemental Indenture dated as of October 12, 2009, a Second Supplemental Indenture dated as of October 13, 2009, a Third Supplemental Indenture dated as of March 23, 2010 and a Fourth Supplemental Indenture dated as of March 3, 2011, pursuant to which the Senior Secured Notes are issued.
“Senior Secured Notes” means the 10% Senior Secured Notes Due 2014 of FelCor Op, issued pursuant to the Senior Secured Notes Indenture.

“Special Member” has the meaning specified in Section 6.34.
“Stated Maturity Date” means, August 1, 2014, or such later date as may be extended pursuant to Section 2.16.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrowers.
“Super-Majority Lenders” means, as of any date of determination, Lenders having Revolving Credit Exposure and unused Commitments representing more than sixty-six and two-thirds percent (66-2/3%) of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that the portion of the Revolving Credit Exposures and unused Commitments held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Super-Majority Lenders.
“Survey” has the meaning specified in Section 5.01(a)(x).
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) from the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means JPMorgan Chase Bank, in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.04.
“Swingline Note” means a promissory note made by Borrowers in favor of Swingline Lender evidencing Swingline Loans made by such Swingline Lender substantially in the form of Exhibit B-2.
“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Tax Account” has the meaning specified in Section 3.01(c)(i).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Terrorism Exclusion” has the meaning specified in Section 9.01(a)(x).
“Terrorism Insurance” has the meaning specified in Section 9.01(a)(x).

“Terrorism Insurance Cap” has the meaning specified in Section 9.01(a)(x).
“Terrorism Insurance Required Amount” has the meaning specified in Section 9.01(a)(x).
“Title Company” means such title insurance companies acceptable to Administrative Agent.
“Title Insurance Commitments” means the commitments to issue the Title Policies, issued by the Title Company for each Collateral Property, along with copies of all instruments creating or evidencing exceptions or encumbrances to title.
“Title Policies” means an ALTA or equivalent form of Mortgagee Title Policy from the Title Company and insuring the priority and sufficiency of the Mortgages as first Liens upon the applicable Collateral Properties, (a) in an aggregate amount acceptable to Administrative Agent, (b) showing all easements or other matters affecting the Collateral Properties, all subject only to such exceptions or qualifications as are reasonably acceptable to Administrative Agent, (c) insuring the priority of Secured Party's Liens granted by the Mortgages against all possible contractors', suppliers, and mechanics' lien claims that heretofore or hereafter arise, as well as survey matters which could result in a Material Title Defect, and (d) to the extent available, containing any customary endorsements or assurances that Administrative Agent acting on behalf of the Secured Parties may request for protection of its interests including, but not limited to (i) zoning endorsements, (ii) variable rate endorsements, (iii) usury endorsements, (iv) comprehensive endorsements, (v) access endorsements, insuring that there will be at least one location at each Collateral Property with unlimited vehicular ingress and egress to an adjacent street, and (vi) other customary endorsements requested by Administrative Agent and its counsel.
“Transfer” means, with respect to any property, rights, or interests, any sale, deed, conveyance, lease, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of options with respect to, installment sales contracts for, or other transfer or disposition, in whole or in part, with respect to any legal or beneficial interest therein, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record. With respect to Restricted Parties, the term “Transfer” shall include the following: (a) if a Restricted Party is a corporation, any merger, consolidation or sale or pledge of such corporation's stock or the creation or issuance of new stock; (b) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the sale or pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the sale or pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interests or the creation or issuance of new limited partnership interests; (c) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member (or if no managing member, any member) or the sale or pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the sale or pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; and (d) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the sale or pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Unaudited Financial Statements” means, if available, the pro-forma unaudited balance sheets of each Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2010, and the related statements of income or operations for such period of each Borrower.
“United States” and “U.S.” mean the United States of America.
“2009 Term Loan” means the Indebtedness of the Hospitality Borrowers outstanding under that certain Term Loan Agreement, dated as of June 12, 2009, by and among the Hospitality Borrowers, Administrative Agent and the lenders party thereto.
“2010 Term Loan” means the Indebtedness of the Boca Borrowers outstanding under that certain Term Loan Agreement, dated as of August 19, 2010, by and among the Boca Borrowers, Administrative Agent and the lenders party thereto.
1.0.2.    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(i)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(ii)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.0.3.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
1.0.4.    Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Unaudited Financial Statements, except as otherwise specifically prescribed herein.
(b)    Changes in GAAP. If at any time any change in GAAP occurring after the Closing Date would affect Borrowers in their computation of any financial ratio or requirement set forth in any Loan Document, and any Borrower or the Required Lenders shall so request, Administrative Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrowers shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.05.    Rounding. Any financial ratios required to be maintained by Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.07.    Joint and Several Obligations.
(a)    All representations contained herein shall be deemed individually made by each Borrower, and each of the covenants, agreements, and obligations set forth herein shall be deemed to be the joint and separate covenants, agreements, and obligations of each Borrower. Any notice, request, consent, report, or other information or agreement delivered by any Borrower shall be deemed to be ratified by, consented to, and also delivered by the other Borrowers. Each Borrower recognizes and agrees that each covenant and agreement of a “Borrower” and “Borrowers” in this Agreement and in any other Loan Document shall create a joint and several obligation of such entities, which may be enforced against such entities jointly, or against each entity separately.
(b)    Each Borrower hereby irrevocably and unconditionally agrees: (i) that it is jointly and severally liable to Administrative Agent and Lenders for the full and prompt payment of the Obligations and the performance by each Borrower of its obligations hereunder in accordance with the terms hereof; (ii) to fully and promptly perform all of its obligations hereunder with respect to the Obligations; and (iii) as a primary obligation to indemnify Administrative Agent and Lenders on demand for and against any loss (including losses due to Administrative Agent's or any Lender's negligence but excluding losses determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of Administrative Agent or any Lender) actually incurred by such Administrative Agent or any Lender as a result of any of the obligations of any one or more of Borrowers being or becoming void, voidable, unenforceable, or ineffective for any reason whatsoever, whether or not known to Administrative Agent, any Lender, or any other Person.
(c)    Each Borrower waives as to each of the other Borrowers: (i) the amendment, extension, renewal, compromise, discharge, acceleration or otherwise changing the time for payment of, or any other terms with respect to, the Obligations or any part thereof or any substitution of Collateral (to the extent the foregoing has occurred in accordance with any applicable requirements of Section 12.01); (ii) any defense arising by reason of any disability or other defense of any of the other Borrowers or the cessation from any cause whatsoever (including any act or omission of the other Borrowers or Principal of any Borrower) of the liability of the other Borrowers; (iii) any right to require Administrative Agent or any Lender to proceed against or exhaust any security for the Obligations, or pursue any other remedy in Administrative Agent or any Lender's power whatsoever; and (iv) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.

ARTICLE II
THE COMMITMENTS AND LOANS

2.01.    Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender's Revolving Credit Exposure exceeding such Lender's Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the Aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrowers may borrow, prepay and reborrow Revolving Loans.
2.02.    Loans and Borrowings. i) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.
(b)    Subject to Section 2.12, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrowers may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrowers to repay such Loan in accord-ance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Revolving Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
2.03.    Requests for Revolving Borrowings. To request a Revolving Borrowing, Borrowers shall notify Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, electronic delivery or telecopy to Administrative Agent of a written Borrowing Request in a form approved by Administrative Agent and signed by Borrowers. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of Borrowers' account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then Borrowers shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.
2.04.    Swingline Loans. (a) Subject to the terms and conditions set forth herein, Swingline Lender agrees to make Swingline Loans to Borrowers from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the Aggregate Commitments; provided that Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrowers may borrow, prepay and reborrow Swingline Loans.
(b)    To request a Swingline Loan, Borrowers shall notify Administrative Agent of such request by telephone (confirmed by electronic delivery or telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. Administrative Agent will promptly advise Swingline Lender of any such notice received from Borrowers. Swingline Lender shall make each Swingline Loan available to Borrowers by means of a credit to the general deposit account of Borrowers or their designee with Swingline Lender by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
(c)    Swingline Lender may by written notice given to Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Administrative

Agent, for the account of Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and Administrative Agent shall promptly pay to Swingline Lender the amounts so received by it from the Lenders. Administrative Agent shall notify Borrowers of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to Administrative Agent and not to Swingline Lender. Any amounts received by Swingline Lender from Borrowers (or other party on behalf of Borrowers) in respect of a Swingline Loan after receipt by Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to Administrative Agent; any such amounts received by Administrative Agent shall be promptly remitted by Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to Swingline Lender or to Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to Borrowers for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrowers of any default in the payment thereof.
2.05.    Funding of Borrowings. iii) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. Administrative Agent will make such Loans available to Borrowers by promptly crediting the amounts so received, in like funds, to an account maintained with Administrative Agent in New York City and designated by Borrowers in the applicable Borrowing Request.
(b)    Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to Administrative Agent such Lender's share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrowers severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers to but excluding the date of payment to Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds

Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.
2.06.    Interest Elections. iv) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
(b)    To make an election pursuant to this Section, Borrowers shall notify Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if Borrowers were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, electronic delivery or telecopy to Administrative Agent of a written Interest Election Request in a form approved by Administrative Agent and signed by Borrowers.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrowers shall be deemed to have selected an Interest Period of one month's duration.
(d)    Promptly following receipt of an Interest Election Request, Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.
(e)    If Borrowers fail to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and Administrative Agent, at the request of the Required Lenders, so notifies Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
2.07.    Termination and Reduction of Commitments. v) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
(b)    Borrowers may at any time voluntarily terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Aggregate Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, except for a one time reduction in the Aggregate Commitments in connection with Borrower's compliance with the covenant set forth in Section 8.07(b), which one time reduction may be any lesser amount as necessary to comply with such covenant, and (ii) Borrowers shall not voluntarily terminate or reduce the Aggregate Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, Revolving Credit Exposures would exceed the Aggregate Commitments.
(c)    Aggregate Commitments shall be permanently reduced from time to time, as follows:
(i)    Net Proceeds. Upon the occurrence of a Casualty or Condemnation that results in (or could reasonably be expected to result in) a Material Property Event with respect to the applicable Collateral Property, by an amount equal to the Net Proceeds retained by the Administrative Agent and applied to prepay the Loans in accordance with Sections 2.09(b)(ii) and 9.04(j); and
(ii)    Release of Collateral. (A) Simultaneously with any release of Collateral in accordance with Section 2.17(a)(i), by an amount equal to the Release Price of such Collateral Property, or (B) simultaneously with any release of Collateral in accordance with Section 2.17(k), by an amount required to cause compliance, all as further set forth in such Section 2.17;

If, after giving effect to any permanent reductions in Aggregate Commitments under this Section 2.07(c), Revolving Credit Exposures would exceed the Aggregate Commitments, then Borrowers shall repay Loans in accordance with Section 2.09(b)(i).
(d)    Borrowers shall notify Administrative Agent of any election or requirement to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrowers (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
2.08.    Repayment of Loans; Evidence of Debt. vi) Borrowers hereby unconditionally promise to pay (i) to Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least three Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, Borrowers shall repay all Swingline Loans then outstanding.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Lender hereunder and (iii) the amount of any sum received by Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrowers to repay the Loans in accordance with the terms of this Agreement.

2.09.    Prepayment of Loans.
(a)    Optional Prepayment: Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.
(b)    Mandatory Prepayment:
(i)    If for any reason the Revolving Credit Exposures exceed the Aggregate Commitments then in effect, Borrowers shall promptly (and in any event, within one Business Day) repay Loans in an aggregate amount equal to such excess and shall give prior notice of such prepayment in accordance with paragraph (c) of this Section.
(ii)    If the Administrative Agent shall determine under Section 9.04(j) that excess Net Proceeds are to be applied to repay Loans, the Administrative Agent shall notify Borrowers of such amount, and Borrowers shall promptly (and in any event, within one Business Day) inform the Administrative Agent of the Borrowings to which such prepayment shall be applied, in accordance with paragraph (c) of this Section.
(c)    Prior Notice: Borrowers shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Revolving Borrowing, Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02, except to the extent required by Section 2.07(c) or in connection with a partial reduction of Aggregate Commitment permitted under Section 2.17. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

2.10.    Interest. vii) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing, plus the Applicable Margin. The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.
(b)    Default Rate Interest.
(i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    If any amount (other than principal of any Loan) payable by Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of Required Lenders (or automatically upon the entry or deemed entry of an order for relief with respect to any Borrower under any Debtor Relief Laws) such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the applicable Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Upon the request of Required Lenders, while any Event of Default exists, Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.11.    Fees. (a) Borrowers jointly and severally agree to pay to Administrative Agent for the account of each Lender an unused fee, which shall accrue at the rate of 0.50% per annum on the average daily unused amount of the Commitment of such Lender during the period from and including Closing Date to the last day of the Availability Period. Swingline Loans shall not be counted as usage of the Commitment for the purposes of calculating the unused fee. Accrued unused fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All unused fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    Borrowers jointly and severally agree to pay to Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between Borrowers and Administrative Agent.
(c)    All fees payable hereunder shall be paid on the dates due in immediately available funds to Administrative Agent for its own account or for distribution to the Lenders, as applicable. Fees paid shall not be refundable under any circumstances.
2.12.    Computation of Interest and Fees. All computations of interest for ABR Loans when the Alternate Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09 bear interest for one day. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.13.    Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by Lenders to Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through Administrative Agent, Borrowers shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence such Lender's Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
2.14.    Payments Generally; Administrative Agent's Clawback. ix) General. All payments to be made by Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrowers hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent's Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)    Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from Borrowers prior to the time at which any payment is due to Administrative Agent for the account of the Lenders hereunder that Borrowers will not make such payment, Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrowers have not in fact made such payment, then each of the Lenders severally agree to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate reasonably determined by Administrative Agent in accordance with banking industry rules on interbank compensation.
(c)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 12.04(c) are several and not joint. The failure of any Lender to make any Loan, to make any payment under Section 12.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 12.04(c).
(d)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(e)    Insufficient Funds. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
2.15.    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of the Facility due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of the Facility owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (A) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrowers or any Borrowers' Affiliates or Subsidiaries (as to which the provisions of this Section shall apply).
Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any such Borrower's rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c) [funding swingline participations], 2.05(b) [agent loan pre-funding], 2.14(d) [agent pre-funding of borrower repayments] or 12.04(c) [lender indemnity], then Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by Administrative Agent for the account of such Lender for the benefit of Administrative Agent or Swingline Lender to satisfy such Lender's obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by Administrative Agent in its discretion.
2.16.    Extension of Maturity Date. So long as no Default or Event of Default has occurred and is continuing on the Stated Maturity Date that would otherwise have occurred without giving effect to such request (such date, the “Extension Effective Date”), Borrowers may on one occasion extend the Stated Maturity Date to a date that is not later than one (1) year after the applicable original Stated Maturity Date, upon:

(a)    delivery of a Facility Extension Request to Administrative Agent and the Lenders at least thirty (30) days but no more than ninety (90) days, prior to the Stated Maturity Date;
(b)    delivery to Administrative Agent and the Lenders of an Officer's Certificate, dated as of the Extension Effective Date, certifying that (i) all representations and warranties of Borrowers set forth in this Agreement shall be true and correct in all material respects as of the date on which Borrowers delivered the Facility Extension Request to Administrative Agent and on the Extension Effective Date, except to the extent such representations and warranties were made as of a specified date, in which case such representation and warranty shall have been true and correct as of such specified date; (ii) no Default or Event of Default has occurred and is continuing on the Extension Effective Date or after giving effect to any extension of the Stated Maturity Date on such date; and (iii) the calculations attached, and made in reasonable detail, support the determinations made in clauses (c) through (f), below;
(c)    the Debt Service Coverage Ratio, calculated on a pro-forma basis as of the Extension Effective Date, shall equal or exceed 1.5 to 1.0, as evidenced by an Officer's Certificate delivered by Borrowers to Administrative Agent and the Lenders with supporting calculations, dated as of the Extension Effective Date;
(d)    the Loan to Value Ratio for the Collateral Properties shall be no more than 55% based on updated Acceptable Appraisals obtained no more than ninety (90) days prior to the proposed Extension Effective Date (and after giving effect to any permanent reductions of the Aggregate Commitment that may be necessary to cause the Loan to Value Ratio to be equal to or less than 55%);
(e)    (x) unrestricted cash and Permitted Investments of FelCor Trust and its Subsidiaries, unused and available Commitments and amounts available to be drawn under other credit facilities of FelCor Trust and its Subsidiaries shall equal or exceed (y) the sum of (A) the aggregate principal amount of all Recourse Indebtedness of FelCor Trust and its Subsidiaries (including, to the extent applicable, the outstanding principal amount of the Senior Secured Notes) that matures within one year of the Extension Effective Date, and (B) the aggregate amount of preferred, convertible or other securities of FelCor Trust and its Subsidiaries that require mandatory cash purchases, cash redemption or other cash payments within one-year of the Extension Effective Date;
(f)    the Loan Parties shall continue to be in pro forma compliance with the restrictions on indebtedness set forth in Section 4.03 of the Senior Secured Notes Indenture;
(g)    payment to Administrative Agent for the benefit of Lenders of a facility extension fee equal to one half of one percent (0.50%) of the Aggregate Commitments as of the applicable Extension Effective Date (after giving effect to any permanent reduction of the Aggregate Commitments being made in connection with such Extension);

(h)    payment by Borrowers of all other reasonable fees and expenses to Administrative Agent and the Lenders to the extent then due as of the applicable Extension Effective Date; and
(i)    execution (and if required by local law, recordation) of any extension agreement in form as required by Administrative Agent with respect to each Collateral Property and endorsements and other assurances as Administrative Agent may reasonably require to conform the Title Policies (including “datedown” endorsements) and amendment to any Mortgages of the remaining Collateral Properties to reflect any change in respective Appraised Values of the Collateral Properties (together with payment by Borrowers of any fees or expenses, including any additional mortgage tax, in connection therewith).
The Extension shall be evidenced by delivery of written confirmation of the same by Administrative Agent to Borrowers. In no event shall the Maturity Date occur later than August 1, 2015. During the extended term of the Loans, all terms and conditions of the Loan Documents (other than the original Stated Maturity Date) shall continue to apply, except that Borrowers shall have no further right to extend the term of the Loans after the Extension.
2.17.    Collateral Property Releases. Borrowers may obtain the release of a Collateral Property from the Lien of the Mortgage thereon (and related Collateral Documents) and the release of Borrowers' obligations under the Loan Documents with respect to such Collateral Property (other than those expressly stated to survive), but only upon the satisfaction of each of the following conditions:
(a)    Such release is in connection with (i) a sale or refinancing of such Collateral Property and Administrative Agent shall have received evidence that such Collateral Property shall be conveyed to a Person other than a Borrower (in the case of a sale) (“Sale Triggered Release”), or (ii) the receipt of new Acceptable Appraisals for the Collateral Properties, as further described in clause (d)(ii)(y) below (“Appraisal Triggered Release”);
(b)    (i) No Event of Default has occurred and is continuing, and no Default or Event of Default would exist after giving effect to the release of such Collateral Property, (ii) Borrowers, FelCor Trust and FelCor Op are in compliance, and after giving effect to the release of such Collateral Property, will be in compliance, with the covenants set forth in the Senior Secured Notes Indenture, and (iii) the release will not violate the terms of this Agreement or any other Loan Document or the Senior Secured Notes Indenture;
(c)    Borrowers shall provide Administrative Agent and the Lenders with at least thirty (30) days but no more than forty-five (45) days prior written notice of its request to obtain a release of the Collateral Property, which notice shall be revocable by Borrowers at any time prior to the effectiveness of such release;

(d)    After giving effect to such release, the Loan to Value Ratio for the remaining Collateral Properties shall be (i) no greater than the Loan to Value Ratio in effect immediately prior to such release, and (ii) in any event, equal to or less than sixty percent (60%); in each case as determined based on (A) the Aggregate Commitments after such release and prepayment of Loans and permanent reduction of Commitments, and (B) the Appraised Value of all remaining Collateral Properties, where:
(x) in connection with a Sale Triggered Release, such Appraised Value shall be based on (1) Acceptable Appraisals for each of the Collateral Properties delivered in connection with the Closing Date or the Extension Date, or (2) a new set of Acceptable Appraisals for each of the Collateral Properties otherwise obtained or delivered in accordance herewith; and
(y) in connection with an Appraisal Triggered Release, such Appraised Value (and the corresponding Allocated Loan Amount) shall be based on Acceptable Appraisals for each of the Collateral Properties prepared within six (6) months of the proposed release date of any such Collateral Property.
(e)    After giving effect to such release,
(i) the remaining Collateral Properties shall be sufficient to result in a pro-forma Debt Service Coverage Ratio of not less than the Debt Service Coverage Ratio in effect immediately prior to such release (as determined based on (A) the Aggregate Commitments after such release and prepayment of Loans and permanent reduction of Commitments, and (B) the Net Operating Income of the remaining Collateral Properties); and
(ii) no Collateral Property shall comprise more than twenty percent (20%) of the aggregate Net Operating Income of all the Collateral Properties as of the release date, except for the Mandalay Beach Property, the Net Operating Income of which shall not comprise more than twenty five percent (25%) of the aggregate Net Operating Income of all the Collateral Properties as of such release date.
(f)    Simultaneously with such release, Administrative Agent shall have received a wire transfer of immediately available federal funds in an amount equal to the Release Price for the applicable Collateral Property, to the extent required by Section 2.09(b)(i) (if Revolving Credit Exposure is then in excess of Aggregate Commitments, as a result of Aggregate Commitments being reduced in accordance with Section 2.07(c)(ii)), together with (i) all accrued and unpaid interest on the amount of principal being prepaid through and including the date of such prepayment, (ii) any amounts required to be paid pursuant to Section 4.05, if any, and (iii) all other sums due under this Agreement, the Notes or the other Loan Documents in connection with such release;
(g)    Borrowers shall submit to Administrative Agent, not less than five (5) days prior to the date of such release, (i) a release of Lien (and related Loan Documents) for such Collateral Property for execution by Administrative Agent in a form appropriate for recordation in the state in which such Collateral Property is located and shall contain standard provisions, if any, protecting the rights of Administrative Agent and Lenders, (ii) all other documentation Administrative Agent reasonably requires to be delivered by Borrowers in connection with such release, (iii) an Officer's Certificate certifying that (A) such documentation is in compliance with all applicable Legal Requirements, (B) the release will not impair or otherwise adversely affect the Liens, security interests and other rights of Administrative Agent and Lenders under the Loan Documents not being released (or as to the parties to the Loan Documents and Collateral Properties subject to the Loan Documents not being released), (C) the release is in compliance with clauses (d) and (e) above, together with computations in reasonable detail evidencing such compliance, and (D) (i) no Event of Default has occurred and is continuing, and no Default or Event of Default would exist after giving effect to the release of such Collateral Property; (ii) Borrowers, FelCor Trust and FelCor Op are in compliance, and after giving effect to the release of such Collateral Property, will be in compliance, with the covenants set forth in the Senior Secured Notes Indenture; and (iii) the release will not violate the terms of this Agreement or any other Loan Document or the Senior Secured Notes Indenture;
(h)    Based on the Allocated Loan Amounts of the remaining Collateral Properties, Administrative Agent may obtain at Borrowers' expense such additional endorsements to its title policies to reflect such revised valuations, as Administrative Agent may reasonably require;
(i)    Administrative Agent shall have received payment of all of its reasonable out of pocket costs and expenses, including due diligence review costs and reasonable counsel fees and disbursements incurred in connection with the release of such Collateral Property from the Lien of the applicable Mortgage and the review and approval of the documents and information required to be delivered in connection therewith;
(j)    Administrative Agent shall have received a true, correct and complete copy of the purchase agreement or refinancing loan agreement, as applicable; and
(k)    if Borrowers fail to meet the Loan to Value Ratio or the Debt Service Coverage Ratio tests set forth in clauses (d) and (e) above, Borrowers may partially reduce the Aggregate Commitments pursuant to Section 2.07(c) to comply with such tests.
2.18.    Release on Payment in Full.
Administrative Agent shall, upon the written request and at the expense of Borrowers, upon payment in full of all Obligations, release the Lien of the Mortgages and any other Loan Document on each Collateral Property not theretofore released.
2.19.    Incremental Commitments.
(a)    Borrowers may, by written notice to the Administrative Agent on up to two (2) occasions during the period from the Closing Date to the Extension Effective Date, request incremental Commitments in an amount not to exceed the aggregate amount of $15,000,000 from one or more additional Lenders (which may include any existing Lender) willing to provide such incremental Commitments in their own discretion; provided, that each incremental Lender shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) unless such incremental Lender is a Lender, an Affiliate of a Lender or an Approved Fund. Such notice shall set forth (i) the amount of the incremental Commitments being requested, (ii) the aggregate amount of all incremental Commitments, which when taken together with all other incremental Commitments, shall not exceed $15,000,000 in the aggregate (the “Incremental Limit”), and (iii) the date on which such incremental Commitments are requested to become effective (the “Increased Amount Date”). The Administrative Agent and/or its Affiliates shall use commercially reasonable efforts, with the assistance of Borrowers, to arrange a syndicate of Lenders willing to hold the requested incremental Commitments.
(b)    Borrowers and each incremental Lender shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify to evidence the incremental Commitment of such incremental Lender. Each such documentation shall specify the terms of the applicable incremental Commitments; provided, that from and after the effectiveness of each amendment or other documentation, the associated incremental Commitments shall thereafter be Commitments with the same terms as the Commitments (including as to pricing and maturity). Each of the parties hereto hereby agrees that, upon the effectiveness of any such documentation, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the incremental Commitments evidenced thereby, and new Notes shall be issued and Borrowers shall make such borrowings and repayments as shall be necessary to effect the reallocation of the Commitments, in each case without the consent of the Lenders other than those Lenders with incremental Commitments. The fees payable by Borrowers upon any such incremental Commitments shall be agreed upon by the Administrative Agent, the Lenders with incremental Commitments and Borrowers at the time of such increase. Nothing in this Section 2.19 shall constitute or be deemed to constitute an agreement by any Lender to increase its Commitments hereunder.
(c)    Notwithstanding the foregoing, no incremental Commitment shall become effective under this Section 2.19 unless (i) on the date of such effectiveness, the conditions set forth in Section 5.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of Borrowers, (ii) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation as required by the relevant amendment or other documentation and, to the extent required by the Administrative Agent, consistent with those delivered on the Closing Date under Section 5.01 and such additional customary documents and filings as the Administrative Agent may reasonably require, including amendments to Mortgages and date downs to, and incremental increases in the amounts of coverage under, the various Title Policies, and (iii) Borrowers shall be in pro forma compliance with the covenants set forth in Section 8.07 and the Loan to Value Ratio for all of the Collateral Properties, shall be no more than sixty percent (60%), in each case after giving effect to such incremental Commitments, the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date, and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of Borrowers, showing such calculations in reasonable detail.

(d)    Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Loans in respect of incremental Commitments, when originally made, are included in each Borrowing of outstanding Loans on a pro rata basis. Borrowers agree that Section 4.05 shall apply to any conversion of Eurodollar Loans to ABR Loans reasonably required by the Lenders to effect the foregoing.
ARTICLE III
CASH MANAGEMENT

3.01.    Establishment of Accounts.
(a)    Each Owner or Operating Lessee, as applicable, shall cause the Manager to establish one or more accounts (the “Property Accounts”), and to establish or identify one or more Manager Accounts, into which the applicable Borrower shall, and shall direct each Manager to deposit all Gross Income from Operations (together with any other revenue received by Borrowers). Each Property Account will be held in the name of a Borrower for the benefit of Administrative Agent and each Manager Account will be held in the name of Manager. In no case shall any Borrower originate any instructions with respect to any Property Account or Manager Account. Borrowers agree that prior to the Closing Date, Administrative Agent will enter into an agreement with each Manager, pursuant to which each Manager will agree to comply with instructions originated by Administrative Agent (upon notice by Administrative Agent of the occurrence of an Event of Default) directing disposition of the funds owed to Borrowers under the Management Agreements without further consent by Borrowers, such agreements to be in form and substance satisfactory to Administrative Agent. Schedule 3.01(a) lists each Property Account by account number and institution.
(b)    Upon an Event of Default, Administrative Agent, Borrowers (or Administrative Agent on behalf of Borrowers, under its power of attorney granted pursuant to Section 3.10 below) and Lockbox Bank shall complete and execute all paperwork to establish an account with Lockbox Bank (the “Lockbox Account”), which agreement: (i) shall be in form and substance mutually (and reasonably, in the case of Borrowers) satisfactory to Administrative Agent and Borrowers, (ii) shall provide that Lockbox Bank will comply with instructions originated by Administrative Agent for the benefit of Secured Parties directing disposition of the funds in the Lockbox Account without further consent by Borrowers (the “Lockbox Account Agreement”), and (iii) shall be effective immediately. During any Lockbox Period, after receipt of notice from Administrative Agent, each Manager shall transfer all amounts that would have otherwise been transferred to Borrowers under the Management Agreements, on a weekly basis into the Lockbox Account in accordance with Section 3.05.

(c)    In addition, Administrative Agent shall cause the Lockbox Bank to establish the following Accounts (which may be book entry sub-accounts, collectively, the “Reserve Accounts”) into which during any Lockbox Period amounts in the Lockbox Account shall be deposited or allocated in accordance with Section 3.06(a):
(i)    An account with Lockbox Bank into which the Monthly Tax Deposit, if any, shall be deposited (the “Tax Account”);
(ii)    An account with Lockbox Bank into which the Monthly Insurance Premium Deposit, if any, shall be deposited (the “Insurance Premium Account”); and
(iii)    An account with Lockbox Bank into which the Monthly Capital Expenditures Reserve Deposit, if any, shall be deposited (the “Capital Expenditures Reserve Account”).
(d)    Each Borrower and Manager shall (and each Operating Lessee shall direct the applicable Manager to) deposit all Accounts Receivable for each Collateral Property, any other Gross Income from Operations and any other revenue relating to the Collateral Properties received or collected by such Borrower or Manager (on behalf of a Borrower) into the applicable Property Account or a Manager Account. For so long as any Obligations are outstanding, no Borrower nor any other Person shall maintain any other accounts (other than property level petty cash or similar type accounts at each Collateral Property with a total aggregate balance of less than $125,000 for all Collateral Properties other than the Property Accounts and Manager Accounts (each of which petty cash, Property Accounts and Manager Accounts shall be controlled by the respective Manager), into which revenues from the ownership and operation of the Collateral Properties are deposited. No Borrower nor any other Person shall (A) open any other such account with respect to the deposit of income in connection with the Collateral Properties or (B) direct any existing or future third party payors to make payments in any manner other than as set forth in this Section 3.01(d), without the prior written consent of Administrative Agent.
(e)    Any Gross Income from Operations from the Collateral Properties held by Borrowers or Managers shall be deemed to be Collateral and shall be held in trust by such Person for the benefit, and as the property, of Administrative Agent for the benefit of the Secured Parties and shall not be commingled with any other funds or property of Borrowers or Managers, except as contemplated by the Management Agreements.
3.02.    Account Name.
(a)    The Accounts (other than the Manager Account, the Lockbox Account and each Reserve Account) shall each be in the name of a Borrower for the benefit of Administrative Agent. Each Reserve Account and the Lockbox Account shall be in the name of Administrative Agent for the benefit of the Secured Parties.

(b)    In the event Administrative Agent is replaced, each Borrower acknowledges that each Reserve Account and the Lockbox Account shall be changed to be in the name of such new Administrative Agent.
3.03.    Eligible Accounts.
Each Borrower shall, and each Borrower shall cause the applicable Manager and Eligible Institution holding such Account to, maintain each Property Account and Manager Account as an Eligible Account. Administrative Agent shall cause the applicable Eligible Institution holding the Lockbox Account to maintain such Account as an Eligible Account. If any Bank holding a Property Account or a Manager Account shall cease to be an Eligible Institution, provided a Lockbox Period is not then in effect, Borrowers and Manager shall select an Eligible Institution as a replacement therefore, subject to Administrative Agent's approval. If a Lockbox Period is in effect, Administrative Agent (in consultation with Managers, as applicable) may select the Eligible Institution that shall act as the replacement.
3.04.    Permitted Investments.
Borrowers acknowledge that the only Permitted Investment which the Lockbox Bank may offer on the Lockbox Account and any Reserve Accounts is an interest bearing escrow account (bearing interest at a money market rate as determined by the Lockbox Bank). Administrative Agent and Lenders shall not be liable for any loss sustained on the investment of any funds deposited in the Accounts. All income earned from Permitted Investments shall be for the account of Borrowers. Borrowers hereby irrevocably authorize and direct the applicable Eligible Institution to hold any income earned from Permitted Investments as part of the Accounts. Borrowers shall be responsible for payment of any federal, state or local income or other tax applicable to income earned from Permitted Investments.
3.05.    Transfers from Account. Borrowers shall cause each Manager to transfer funds from the Property Account and the Manager Accounts:
(i)    if not in a Lockbox Period, to Borrowers pursuant to the applicable Management Agreement;
(ii)    during any Lockbox Period, as directed in writing by Administrative Agent, after payment of Property related expenses in accordance with the Management Agreements (other than any Incentive Management Fees) to the Lockbox Account.
3.06.    Transfer To and Disbursements from the Lockbox Account. Administrative Agent and Borrowers agree that during the continuance of a Lockbox Period, the following provisions shall apply (in accordance with the Lockbox Account Agreement):
(a)    During any Lockbox Period (but prior to enforcement by Administrative Agent following an Event of Default, as set forth in Section 3.10 below), on the date that is five days after each Payment Date (and if such day is not a Business Day then the preceding day which is a Business Day), the Lockbox Bank shall withdraw, disburse and reserve funds in the Lockbox Account and the applicable Reserve Accounts, in the following order of priority:
(i)    First:
(1)    the Lockbox Bank shall: (A) transfer the Monthly Tax Deposit from the Lockbox Account to the Tax Account, and (B) disburse from the Tax Account, funds sufficient to pay Taxes and Other Charges then due and payable, in accordance with the Approved Annual Budget for such calendar month (or such other amount as may be approved by Administrative Agent) to Administrative Agent to pay such expenses;
(2)    the Lockbox Bank shall: (A) transfer an amount equal to the Monthly Insurance Premium Deposit from the Lockbox Account to the Insurance Premium Account, and (B) disburse from the Insurance Premium Account, the Insurance Premiums then due and payable to FelCor Trust to pay Borrowers' pro rata portion of such expenses under the blanket insurance coverage policy by FelCor Trust, which disbursement shall be made upon evidence from FelCor Trust of payment of such Insurance Premiums, provided that if Borrowers shall have ceased to participate in such blanket insurance coverage policy, amounts in the Insurance Premium Account may be withdrawn by Administrative Agent to make payments of any Insurance Premiums then due and payable;
(3)    the Lockbox Bank shall: (A) transfer the Monthly Capital Expenditures Reserve Deposit from the Lockbox Account to the Capital Expenditures Reserve Account, and (B) disburse funds from the Capital Expenditures Reserve Account to Borrowers (or to Manager to fund the “Capital Renewals Reserve” (as defined under the Management Agreements), if required under either of the Management Agreements) at the direction of Administrative Agent, which direction shall permit disbursement of funds sufficient to pay for any FF&E Expenditures (other than costs set forth on Schedule 9.05) submitted by Borrowers in accordance with the Approved Annual Budget (and such other amounts as approved by Administrative Agent in its discretion), which Borrowers submission shall include any documentation required by the Lockbox Account Agreement;
(ii)    Second, the Lockbox Bank shall disburse funds sufficient to pay the Debt Service related to the Obligations from the Lockbox Account to Administrative Agent for application to Debt Service;
(iii)    Third, the Lockbox Bank shall disburse to itself funds sufficient to pay for customary and reasonable fees and expenses incurred in connection with this Agreement and the accounts established hereunder; and

(iv)    Fourth, disburse to Administrative Agent, funds sufficient for Administrative Agent to pay any Incentive Management Fees then due and payable upon Administrative Agent's receipt of satisfactory invoices from the Managers.
(b)    Any amounts remaining in the Lockbox Account after the fundings above (and other than the amounts specifically reserved as set forth above) during any Lockbox Period shall accrue and shall be available in the following month to make such payments or fill such reserve deficiencies, and shall be held by the Lockbox Bank on behalf of the Secured Parties, as additional security for the Obligations.
(c)    Administrative Agent shall give Borrowers notice of any shortfall of cash available in the Lockbox Account to satisfy the various payments and reserves set forth in Section 3.06(a), and Borrowers shall confirm whether it will deposit additional cash into such Lockbox Account or specific Reserve Accounts through additional investments by FelCor Trust in Borrowers or otherwise by the date that is five (5) Business Days prior to the date on which such payment is due.
3.07.    Lockbox Trigger Event Cure.
Upon the occurrence of a Lockbox Trigger Event Cure, and acceptance of such cure by Administrative Agent (such acceptance not to be unreasonably withheld or delayed so long as no Default then exists, the Loan has not been accelerated, and Administrative Agent or Lenders have not moved for a receiver or commenced foreclosure proceedings), the Lockbox Trigger Event shall be deemed cured. In such event, such Lockbox Period shall terminate and any funds contained in the Lockbox Account not otherwise applied or disbursed by Administrative Agent in accordance with this Agreement or the other Loan Documents, shall be distributed to Borrowers, so long as no Event of Default would result therefrom.
3.08.    Control.
Borrowers acknowledge and agree that (i) the Accounts (other than the Property Accounts and the Manager Accounts) are subject to the sole dominion, control and discretion of Administrative Agent (for the benefit of the Secured Parties), its authorized agents or designees, including Lockbox Bank, subject to the terms hereof; and Borrowers shall have no right of withdrawal with respect to any Account except as provided herein, as set forth in the Management Agreements as amended by that certain Manager's Consent and Subordination of Management Agreement relating to each Management Agreement or with the prior written consent of Administrative Agent, and (ii) pursuant to the Management Agreements and Lockbox Agreement, once effective, Manager and the Lockbox Bank shall comply with instructions originated by Administrative Agent for the benefit of the Secured Parties directing disposition of the funds in such Account without further consent by Borrowers.
3.09.    Security Interest.
Without limitation of the grants set forth in the Mortgages, Borrowers hereby grant to Administrative Agent for the benefit of the Secured Parties a first priority security interest in all of its right title and interest in and to each of the Accounts and the Account Collateral, whether now existing or hereafter acquired, and any and all monies now or hereafter deposited in each Reserve Fund and related Accounts; in each case as additional security for the Obligations.
3.10.    Rights on Default.
Notwithstanding anything to the contrary in this Article III, upon the occurrence of an Event of Default, Administrative Agent shall promptly notify each Manager and Lockbox Bank in writing of such Event of Default and (a) Borrowers shall have no further right in respect of (including, without limitation, the right to instruct any Lockbox Bank or Manager to transfer from) the Accounts, (b) Administrative Agent may direct Lockbox Account to liquidate and transfer any amounts then invested in Permitted Investments to the Accounts or reinvest such amounts in other Permitted Investments as Administrative Agent may determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to enable Lockbox Bank, as agent for Administrative Agent, or Administrative Agent to exercise and enforce Administrative Agent's or Lenders rights and remedies hereunder or under any other Loan Document with respect to any Account or any Account Collateral, (c) Administrative Agent is authorized to endorse, in the name of the applicable Borrower, any item howsoever received by Administrative Agent, representing any payment on or other proceeds of any Account Collateral, and (d) Administrative Agent shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Mortgages, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Mortgages, Administrative Agent may apply the amounts of such Accounts as Administrative Agent determines in its sole discretion including, but not limited to, payment of the Obligations.
Upon the occurrence of an Event of Default, each Borrower hereby appoints Administrative Agent (and any Person Administrative Agent may designate) as its attorney-in-fact to accomplish the purposes of this Article III hereof, including without limitation the entry into a Lockbox Agreement under Section 3.01(b) hereof, and taking any action and executing or completing any instrument that Administrative Agent may reasonably deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest.
3.11.    Financing Statement; Further Assurances.
Borrowers hereby authorize Administrative Agent to file a financing statement or statements under the UCC in connection with any of the Accounts and the Account Collateral with respect thereto in the form required to properly perfect the security interest of the Secured Parties therein. Borrowers agree that at any time and from time to time, at the expense of Borrowers, Borrowers will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Administrative Agent may request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Lockbox Bank or Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Account or Account Collateral.

3.12.    Borrowers Obligations Not Affected.
The insufficiency of funds on deposit in the Accounts shall not absolve Borrowers of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.
3.13.    Deposit Accounts. With respect to each Account, each Borrower represents, covenants and agrees that:
(a)    This Agreement, the Mortgages, and the Lockbox Agreement, taken together, shall create valid and continuing security interests (as defined in the UCC) in the Accounts, in favor of the Secured Parties, which security interests shall be prior to all other Liens and are enforceable as such against creditors of and purchasers from Borrowers;
(b)    The Accounts, shall each constitute “deposit accounts” within the meaning of the applicable UCC;
(c)    The applicable Borrower owns and has good and marketable title to its Accounts, free and clear of any Lien or claim of any Person (other than Administrative Agent) and the applicable Manager (under the applicable Management Agreement);
(d)    Other than the security interest granted to Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement, the Mortgages and the agreement with Manager with respect to the Property Account and the Manager Accounts, no Borrower has pledged, assigned, or sold, granted a security interest in, or otherwise conveyed, any of the Accounts;
(e)    The Accounts are not in the name of any Person other than a Borrower, a Manager (under the applicable Management Agreement) or Administrative Agent; and
(f)    No Borrower has authorized (or will authorize) the banks maintaining the Accounts to comply with instructions of any Person other than the applicable Manager (under its Management Agreement, solely with respect to the Property Account and the Manager Accounts) and Administrative Agent during a Lockbox Period.
ARTICLE IV
TAXES, YIELD PROTECTION AND ILLEGALITY

4.01.    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Administrative Agent or any

Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)    Payment of Other Taxes by Borrowers. Without limiting the provisions of subsection (a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Indemnification by Borrowers. Borrowers shall, jointly and severally, indemnify Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
(e)    Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to such Borrower (with a copy to Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by any Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or Administrative Agent as will enable such Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing, if any Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to such Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of any Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)    duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(ii)    duly completed copies of Internal Revenue Service Form W-8ECI,
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of a Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or
(iv)    any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower to determine the withholding or deduction required to be made.
(f)    Treatment of Certain Refunds. If Administrative Agent or any Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of Administrative Agent or such Lender agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender if Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
4.02.    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Adjusted LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrowers through Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies Administrative Agent and Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrowers shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.
4.03.    Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Loan, (b) adequate and reasonable means do not exist for determining the Adjusted LIBO Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or (c) the Adjusted LIBO Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Administrative Agent will promptly so notify Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loan shall be suspended until Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrowers may revoke any pending request for the Loans or conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for ABR Loans in the amount specified therein.
4.04.    Increased Costs; Reserves on Eurodollar Loans. (a) Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(ii)    subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrowers will pay to such Lender such additional amount or amounts as will compensate such for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrowers shall be conclusive absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender's right to demand such compensation, provided that Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
4.05.    Compensation for Losses. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a ABR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a ABR Loan on the date or in the amount notified by such Borrower; or

(c)    any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrowers pursuant to Section 12.14;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by Borrowers to the Lenders under this Section 4.05, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Adjusted LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.
4.06.    Mitigation Obligations; Replacement of Lenders. xi) Designation of a Different Lending Office. If any Lender requests compensation under Section 4.04, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, or if any Lender gives a notice pursuant to Section 4.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.01 or 4.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 4.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 4.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, Borrowers may replace such Lender in accordance with Section 12.14.
4.07.    Survival. All of Borrowers' obligations under this Article IV shall survive termination of the Commitments and repayment of all other Obligations hereunder.
4.08.    Defaulting Lender.
Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    unused fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender;
(b)    the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders, the Supermajority Lenders or all Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.01); except (i) such

Defaulting Lender's Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender's consent;
(c)    if any Swingline Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)    all or any part of the Swingline Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders' Revolving Credit Exposures plus such Defaulting Lender's Swingline Exposure does not exceed the total of all non-Defaulting Lenders' Commitments;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by Administrative Agent prepay such Swingline Exposure;
(d)    so long as such Lender is a Defaulting Lender, Swingline Lender shall not be required to fund any Swingline Loan, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders in accordance with Section 4.08(b), and participating interests in any newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 4.08(b)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) Swingline Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swingline Lender shall not be required to fund any Swingline Loan, unless Swingline Lender shall have entered into arrangements with Borrowers or such Lender, satisfactory to Swingline Lender to defease any risk to it in respect of such Lender hereunder.
In the event that Administrative Agent, Borrowers and Swingline Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender's Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE V
CONDITIONS PRECEDENT TO LOANS

5.01.    Conditions to Closing Date. The obligation of each Lender to make the initial Loans and the occurrence of the Closing Date hereunder is subject to satisfaction of the following conditions precedent:
(a)    Administrative Agent's receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party (where applicable), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to Administrative Agent and its legal counsel:
(i)    counterparts executed by the Loan Parties of each Loan Document, including, without limitation, this Agreement, each Guaranty, Pledge Agreement and with respect to each Collateral Property the Environmental Indemnity and the Collateral Documents, in each case, sufficient in number for distribution to Administrative Agent, each Lender, and Borrowers;
(ii)    Notes executed by Borrowers in favor of each Lender requesting a Note;
(iii)    fully executed Operating Lease Subordination Agreements;
(iv)    such certificates of resolutions or other action, incumbency certificates, and/or other certificates of Responsible Officers of each Loan Party as Administrative Agent may require evidencing the identity, authority, and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
(v)    copies of the Organizational Documents of each Loan Party, together with such other documents and certifications as Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing, and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;
(vi)    a favorable opinion of one or more firms counsel to the Loan Parties, addressed to Administrative Agent and each Lender, including (x) Akin, Gump, Strauss, Hauer & Feld, L.L.P. and (y) such local counsel opinions for each jurisdiction in which the Collateral Properties are located, in each case as to such matters concerning the Loan Parties and the Loan Documents as Administrative Agent may reasonably request, including existence, power and authority; enforceability; non-contravention; no consent; and perfection;

(vii)    a certificate of a Responsible Officer of each Loan Party (other than Borrowers) either (A) attaching copies of all consents, licenses, and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses, and approvals shall be in full force and effect, or (B) stating that no such consents, licenses, or approvals are so required;
(viii)    completed and executed Officer's Certificate (A) providing calculations of (x) the Loan to Value Ratio, (y) the Debt Service Coverage Ratio and (z) pro forma compliance with the restrictions on indebtedness set forth in Section 4.03 of the Senior Secured Notes Indenture; in each case, after giving effect to the Aggregate Commitments and the Borrowings on the Closing Date; which calculations shall show a Loan to Value Ratio of not more than sixty two and three quarters percent (62.75%) and a pro forma Debt Service Coverage Ratio as of December 31, 2010 of at least 1.30 to 1.00, (B) providing calculations showing that no Collateral Property comprises more than twenty percent (20%) of the aggregate Net Operating Income of all the Collateral Properties as of the Closing Date, except for the Mandalay Beach Property, the Net Operating Income of which does not comprise more than twenty five percent (25%) of the aggregate Net Operating Income of all the Collateral Properties as of the Closing Date, and (C) attaching the Annual Budget for 2011 for each of the Collateral Properties;
(ix)    evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;
(x)    unless otherwise agreed or approved by Administrative Agent, (A) two (2) prints of an original ALTA survey (a “Survey”) of each Collateral Property and improvements thereon dated not more than sixty (60) days prior to the date of this Agreement (or dated such earlier date, if any, as is satisfactory to Administrative Agent and the Title Company, but in any event not more than one hundred eighty (180) days prior to the date of this Agreement) and otherwise complying with Exhibit H to the extent required by Administrative Agent and the Title Company; and (B) a Flood Insurance Policy for each Collateral Property in an amount required by Administrative Agent, but in no event less than the amount sufficient to meet the requirements of applicable law and the Flood Insurance Acts, or evidence satisfactory to Administrative Agent that none of such Collateral Property is located within a one hundred year flood plain or in a flood hazard area as defined by the Federal Insurance Administration and appropriate flood certificates acceptable to Administrative Agent;
(xi)    unless otherwise agreed or approved by Administrative Agent, true and correct copies of all existing plans with respect to the Collateral Properties within the possession or control of any of the Loan Parties (including the site plan) requested by Administrative Agent, together with evidence satisfactory to Administrative Agent that the same comply in all material respects to applicable requirements of Governmental Authorities;

(xii)    with respect to each Collateral Property: (A) true and correct copies of each Major Lease, as well as the Operating Leases, any Ground Lease, and (if applicable) Guarantees thereof; (B) estoppel certificates and subordination and attornment agreements (including nondisturbance agreements if and to the extent agreed by Administrative Agent in its discretion), dated within thirty (30) days prior to this Agreement and in form and content satisfactory to Administrative Agent, from the tenants and subtenants as Administrative Agent requires; (C) estoppel and consent agreements from each of the Ground Lessors, dated within thirty (30) days prior to this Agreement and in form and content reasonably satisfactory to Administrative Agent; (D) copies of all personal property leases under which (1) payments by Borrowers exceed $50,000 in any year, and/or (2) the term exceeds one year; (E) copies of all operating and service agreements under which (1) payments by Borrowers exceed $50,000 in any year, and/or (2) the term exceeds one year, and if reasonably requested by Administrative Agent estoppel and recognition agreements relating thereto and (F) evidence of the applicable Borrower's or the applicable Loan Party's compliance with each Major Lease delivered pursuant to clause (A) above;
(xiii)    evidence satisfactory to Administrative Agent that no portion of any Collateral Property is “wetlands” under any applicable Law and no Collateral Property contains nor is within or near any area designated as a hazardous waste site by any Governmental Authority, that no Collateral Property or any adjoining property contains or has ever contained any Hazardous Material under any Law pertaining to health or the environment, and that no Collateral Property or any use or activity thereon violates or is or could be subject to any response, remediation, clean-up, or other obligation under any Law pertaining to health or the environment including without limitation, a written report of an environmental assessment (including soil assessments) of each Collateral Property, made within thirty (30) days prior to the date of this Agreement (other than for the Boca Raton Property and Dana Point Property, which reports were obtained in connection with the 2010 Term Loan) (in each case, an “Environmental Report”), by an engineering firm, and of a scope and in form and content satisfactory to Administrative Agent, complying with Administrative Agent's established guidelines, showing that there is no evidence of any Hazardous Material which has been generated, treated, stored, released, or disposed of in any Collateral Property, and such additional evidence as may be required by Administrative Agent. All reports, drafts of reports, and recommendations, whether written or oral, from such engineering firm shall be made available and communicated to Administrative Agent;
(xiv)    (A) evidence that each Collateral Property abuts and has fully adequate direct and free access to one or more public streets, dedicated to public use, fully installed and accepted by the appropriate Governmental Authority, that all fees, costs and expenses of the installation and acceptance thereof have been paid in full, and that there are no restrictions on the use and enjoyment of such streets which would adversely affect such Collateral Property; (B) evidence that each Collateral Property shall have access to utilities; (C) evidence that all applicable zoning ordinances, restrictive covenants, and Laws affecting each Collateral

Property permit the use for which such Collateral Property is intended and have been or will be complied with without the existence of any variance, non-complying use, nonconforming use or other special exception; (D) evidence that each Collateral Property and Improvements comply and will comply with all Laws regarding subdivision and platting and would so comply if such Collateral Property and the Improvements thereon were conveyed as a separate parcel; and (E) evidence of compliance by Borrowers and each Collateral Property, and any proposed construction, use and occupancy of the Improvements, with such other applicable Laws as Administrative Agent may request, including all Laws regarding access and facilities for handicapped or disabled persons including, without limitation and to the extent applicable, The Federal Architectural Barriers Act (42 U.S .C. § 4151 et seq.), The Fair Housing Amendments Act of 1988 (42 U.S.C. § 3601 et seq.), The Americans With Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.), The Rehabilitation Act of 1973 (29 U.S.C. § 794), and any applicable state requirements, with such exceptions therefrom as previously disclosed in writing and accepted by Administrative Agent;
(xv)    evidence (A) of the identity of all taxing authorities and utility districts (or similar authorities) currently exercising ad valorem or real property taxing or assessment jurisdiction over any Collateral Property or any portion thereof; (B) that all taxes, standby fees and any other similar charges have been paid, including copies of receipts or statements marked “paid” by the appropriate authority; and (C) that each Collateral Property is a separate tax lot or lots with separate assessment or assessments of the Collateral Property and Improvements, independent of any other Collateral Property or improvements and that each Collateral Property is a separate legally subdivided parcel;
(xvi)    (A) executed, acknowledged, and/or sworn to as required counterparts of the Mortgages for each Collateral Property, which shall have been delivered to the Title Company and released for recordation in the official records of the city or county in which each Collateral Property is located, and (B) UCC-1 financing statements which shall have been furnished for filing in all filing offices that Administrative Agent may require;
(xvii)    a Title Policy or a Title Policy Commitment (or a Title Policy promulgated by the Laws of the state in which each respective Collateral Property is located if an ALTA insurance policy is not available). No Borrower and none of Borrowers' counsel shall have any interest, direct or indirect, in the Title Company (or its agent) or any portion of the premium paid for the Title Insurance;
(xviii)    (A) evidence that immediately prior to the Closing Date and as of the time the Mortgages will be filed for record, except for Permitted Liens: (1) no contract, or memorandum thereof, for construction, design, surveying, or any other service relating to any Collateral Property has been filed for record in the county where such Collateral Property is located; and (2) no mechanic's or materialman's Lien claim or notice, lis pendens, judgment, or other claim or encumbrance against such Collateral Property has been filed for record in the county where the Collateral

Property is located or in any other public record which by Law provides notice of claims or encumbrances regarding such Collateral Property; (B) a certificate or certificates of a reporting service acceptable to Administrative Agent, reflecting the results of searches of each of the Loan Parties made within forty-five (45) days prior to the Closing Date (except in the case of searches of FelCor Op or FelCor Trust, which shall have been made within sixty (60) days prior to the Closing Date), (1) of the central and local Uniform Commercial Code records, showing no filings against any of the collateral for the Obligations or against Borrowers otherwise except as consented to by Administrative Agent; and (2) of the appropriate judgment and tax Lien records, showing no outstanding judgment or tax Lien against Borrowers;
(xix)    to the extent reasonably deemed necessary by Administrative Agent, an executed REA estoppel letter from each party to any REA for any applicable Collateral Property;
(xx)    a true and correct copy of (A) each Franchise Agreement and fully executed “comfort letter” for each such Franchise Agreement in form and substance satisfactory to Administrative Agent, (B) each Management Agreement for each Collateral Property, together with a fully executed Manager's Consent and Subordination of Management Agreement relating to each such Management Agreement (other than the Myrtle Beach Golf Course Management Agreement); in each case, which includes an agreement to attorn to Administrative Agent in the event Administrative Agent takes possession of any Collateral Property by foreclosure, deed in lieu of foreclosure or otherwise and (C) all Licenses relating to the Collateral Properties, provided that Borrowers obligations to deliver copies of such Licenses prior to the Closing Date shall be limited to an obligation to use commercially reasonable efforts to do so;
(xxi)    a Physical Condition Report for each Collateral Property (other than for the Boca Raton Property and Dana Point Property, which reports were obtained in connection with the 2010 Term Loan);
(xxii)    an earthquake or seismic condition report for each of the Dana Point Property, the Santa Barbara Property, the Santa Monica Property and the Mandalay Beach Property;
(xxiii)    Unaudited Financial Statements of each Borrower;
(xxiv)    Acceptable Appraisals of each Collateral Property, which collectively show: (A) a Loan to Value Ratio for all of the Collateral Properties, of no more than sixty two and one half percent (62.5%) after giving effect to the Aggregate Commitments on the Closing Date; (B) no Collateral Property comprises more than twenty percent (20%) of the aggregate Net Operating Income of all the Collateral Properties as of the Closing Date, except for the Mandalay Beach Property, the Net Operating Income of which does not comprise more than twenty five percent (25%) of the aggregate Net Operating Income of all the Collateral Properties as of the Closing Date;

(xxv)    such payoff letters in respect of the repayment of any Indebtedness outstanding on the Closing Date not permitted pursuant to Section 8.01, including the 2009 Term Loan and the 2010 Term Loan, and evidence of releases of Liens outstanding on the Closing Date and not permitted pursuant to Section 8.03, including those Liens securing the 2009 Term Loan and the 2010 Term Loan;
(xxvi)    Administrative Agent's Disbursement and Rate Management Signature Authorization and Instruction Form;
(xxvii)     a Certification of Non-Foreign Status for each Borrower; and
(xxviii)     such other assurances, certificates, documents, consents, or opinions as Administrative Agent or the Lenders reasonably may require.
(b)    Any fees required to be paid on or before the Closing Date shall have been paid.
(c)    Borrowers shall have paid all reasonable attorney's costs of Administrative Agent to the extent invoiced prior to or on the Closing Date.
(d)    The representations and warranties contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Closing Date.
(e)    No Default or Event of Default shall exist on or result from the occurrence of the Closing Date.
5.02.    Each Credit Event. The obligation of each Lender to make any Loan on the occasion of any Borrowing, is subject to the satisfaction of the following conditions:
(a)    Borrowers shall be in compliance with the Debt Service Coverage Ratio set forth in Section 8.07 after giving effect to the Loans to be made;
(b)    Borrowers shall be in compliance with the restrictions on indebtedness set forth in Section 4.03 of the Senior Secured Notes Indenture after giving effect to the Loans to be made;
(c)    The representations and warranties of Borrowers contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith, shall be true and correct in all material respects (unless such representations are qualified as to “materiality”, “Material Adverse Effect” or with similar language, in which case such representations shall be true in all respects) on and as of the date of such Borrowing, except to the extent such representations and warranties were made as of a specified date, in which case such representation and warranty shall have been true and correct as of such specified date;

(d)    No Default or Event of Default shall exist, or would result from the making of Loans on or as of the date of such Borrowing;
(e)    Administrative Agent shall have one or more Officer's Certificates, each of which shall be originals or facsimiles or electronic copies unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party (where applicable), each dated on and as of the date of such Borrowing and each in form and substance reasonably satisfactory to Administrative Agent, certifying to the matters set forth Sections 5.02(a) through (d) above.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Borrowers each represent and warrant to Administrative Agent and the Lenders that:

6.01.    Existence, Qualification and Power. Each Borrower (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the transactions contemplated thereby, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c) with respect to qualification to do business, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect or, solely as of the Closing Date and the Extension Effective Date, a Material Property Event. Attached hereto as Schedule 6.01 is an organizational chart of each Borrower. Execution and delivery of each of the Loan Documents by each Borrower party thereto, will not: (i) conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to any Borrowers is subject or any judgment, order, writ, injunction, license or permit applicable to Borrowers, or (ii) conflict with any provision of the corporate charter or bylaws of, or any agreement or other instrument binding upon, Borrowers.
6.02.    Proceedings. Each Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of each Borrower and constitute legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, subject only to applicable Debtor Relief Laws, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

6.03.    No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by each Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of such Borrower, as applicable pursuant to the terms of its Organizational Documents, any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement, franchise agreement, or other agreement or instrument to which any Borrower is a party or by which any of such Borrower property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or Governmental Authority or body having jurisdiction over any Borrower or any of the Collateral Properties or any of such Loan Party's other assets, or any license or other approval required to operate the Collateral Properties, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by any Borrower of this Agreement or by Borrowers of any other Loan Document, have been obtained and is in full force and effect, in each case if such Borrower's noncompliance with this Section 6.03 would reasonably be expected to have a Material Adverse Effect.
6.04.    Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to its knowledge, threatened against or affecting any Borrower or any Collateral Property, which actions, suits or proceedings, if determined against such Borrower or any Collateral Property, would reasonably be expected to have a Material Adverse Effect.
6.05.    Agreements. No Borrower is party to any agreement or instrument or subject to any restriction which would reasonably be expected to have a Material Adverse Effect or, solely as of the Closing Date and the Extension Effective Date, cause a Material Property Event. No Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation, Law or Legal Requirement to which it is a party or by which such Borrower or any of the Collateral Properties are bound. No Borrower has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Borrower is a party or by which such Borrower or any Collateral Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Collateral Properties as permitted by this Agreement and (b) obligations under the Loan Documents.
6.06.    Solvency. No Borrower has executed the Notes, this Agreement or any other Loan Document with the actual intent to hinder, delay or defraud any creditor. Each Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loans on the Closing Date, the fair saleable value of each Borrower's assets exceeds and will, immediately following the making of the Loans on the Closing Date, exceed such Borrower's total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. Each Borrower's assets do not and, immediately following the making of the Loans on the Closing Date will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Borrower intends to incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by such Borrower and the amounts to be payable on or in respect of obligations of such Borrower). No petition under any Debtor Relief Laws has been filed against any Borrower or any constituent Person in the last seven (7) years, and neither such Borrower nor any constituent Person in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither any Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any Debtor Relief Laws or the liquidation of all or a major portion of such Borrower's assets or property, and no Borrower has knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.
6.07.    Full and Accurate Disclosure. No statement of fact made by any Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading in any material respect. There is no fact presently known to any Borrower which has not been disclosed to Administrative Agent which would have or could reasonably be expected to cause a Material Adverse Effect or, solely as of the Closing Date and the Extension Effective Date, a Material Property Event.
6.08.    No Plan Assets. No Borrower is a Plan and none of the assets of any Borrower constitute or will constitute “Plan Assets” of one or more Plans. In addition, (a) no Borrower is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with any Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.
6.09.    Compliance with Legal Requirements. Except as disclosed in any Environmental Report, Physical Condition Report or Survey, Borrowers and the Collateral Properties and the ownership, operation and use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, all Environmental Laws, building and zoning ordinances and codes. No Borrower is in default or violation in any material respect of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by any Borrower or any other Person in occupancy of or involved with the operation or use of the Collateral Properties any act or omission affording the Federal government or any other Governmental Authority the right of forfeiture as against any Collateral Property or any part thereof or any monies paid in performance of any Borrower's obligations under any of the Loan Documents.
6.10.    Financial Information. All financial data, including, without limitation, the operating statements of revenue and expense, that have been delivered to Administrative Agent or any Lender by or on behalf of Borrowers and the Collateral Properties (a) considered in the aggregate, are true, complete and correct in all material respects, (b) fairly present the financial condition of Borrowers and the Collateral Properties, as applicable, as of the date of such reports, and (c) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein (but subject to normal year-end adjustments). Except for Permitted Liens, no Borrower has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to such Borrower and reasonably likely to have a materially adverse effect on any Collateral Property or the operation thereof as hotels except as referred to or reflected in said financial statements. Since the date of the most recent such financial statements supplied to Administrative Agent, there has been no materially adverse change in the financial condition, operations or business of Borrowers from that set forth in said financial statements.
6.11.    Condemnation. Except as provided on Schedule 6.11, no Condemnation or other similar proceeding has been commenced or, to the best of Borrowers' knowledge, is threatened or contemplated with respect to all or any portion of any Collateral Property or for the relocation of roadways providing access to any Collateral Property.
6.12.    Federal Reserve Regulations; Foreign Asset Control Regulations. No part of the proceeds of the Loans will be used for the purpose of purchasing or carry any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents. No Borrower owns any “margin stock”. Neither making of the Loans to Borrowers, nor Borrowers' use of the proceeds of the Loans, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, including without limitation Executive Order 13224 66 Fed. Reg. 49079 (September 25, 2001) (Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit or Support Terrorism), or the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
6.13.    Utilities and Public Access. Each Collateral Property has rights of access to public ways and is served by public water, sewer, sanitary sewer and storm drain facilities adequate to service such Collateral Property for its respective intended uses. All public utilities necessary or convenient to the full use and enjoyment of each Collateral Property are located either in the public right-of-way abutting each Collateral Property (which are connected so as to serve each Collateral Property without passing over other property) or in recorded easements serving each Collateral Property and such easements are set forth in and insured by the Title Policy. All roads necessary for the use of each Collateral Property for their current respective purposes have been completed, are physically open and except as disclosed on the Surveys, are dedicated to public use and have been accepted by all Governmental Authorities.
6.14.    Foreign Person. No Borrower is a “foreign person” within the meaning of § 1445(f)(3) of the Code.
6.15.    Fee and Leasehold Ownership. Hospitality Owner is the sole legal and equitable fee owner of good and marketable, record title to the Charlotte Property, the Mandalay Beach Property, the Myrtle Beach Property (except for the Myrtle Beach Golf Course), the Nashville Property, the Santa Barbara Property and the Santa Monica Property, in each case subject only to Permitted Liens. Boca Owner is the sole legal and equitable fee owner of good and marketable to title to the Dana Point Property, subject only to Permitted Liens. The Philadelphia Affiliate Ground Lessor is the sole legal and equitable fee owner of the Philadelphia Property, subject only to Permitted

Liens. Boca Raton Affiliate Ground Lessor is the sole legal and equitable fee owner of the Boca Raton Property, subject only to Permitted Lien. Each Owner is the owner of good and marketable, record title to the leasehold estate under its applicable Ground Lease, subject only to Permitted Liens; and each Operating Lessee is the legal and equitable owner of good and marketable, record title to the leasehold estate under its applicable Operating Lease subject only to Permitted Liens.
6.16.    Separate Tax Lots; Assessments. Each Collateral Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Collateral Property. To the best of each Borrower's knowledge, except for Permitted Liens, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Collateral Property, nor are there any contemplated improvements to any Collateral Property that may result in such special or other assessments, except for Permitted Liens.
6.17.    Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Borrower, including the defense of usury, and no Borrower has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
6.18.    No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.
6.19.    Insurance. Borrowers have obtained and have delivered to Administrative Agent certified copies of all insurance policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. To the best of each Borrower's knowledge, no Person, including any Borrower, has done, by act or omission, anything which would impair the coverage of any such policy.
6.20.    Use of Property. Each Collateral Property is used exclusively for hotel purposes and other appurtenant and related uses including but not limited to restaurants and lounges.
6.21.    Certificate of Occupancy; Licenses. All material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of each Collateral Property by any Borrower as a hotel for its current uses and amenities, including all liquor, hotel and common victualler's Licenses (collectively, the “Licenses”), have been obtained and are in full force and effect and are not subject to revocation, suspension or forfeiture. Schedule 6.21 lists all Licenses maintained for each Collateral Property and the holder of each such License. Borrowers shall keep and maintain (or shall cause to be kept and maintained) all Licenses necessary for the operation of each Collateral Property as a hotel for its other uses and amenities. The use being made of each Collateral Property is in conformity with the certificate of occupancy issued for such Collateral Property.
6.22.    Flood Zone. Except as disclosed on the Surveys, none of the Improvements on any Collateral Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards and, if so located, the flood insurance required pursuant to Section 9.01(a)(vii) is in full force and effect with respect to each such Collateral Property.

6.23.    Physical Condition. Except to the extent that any Borrower's noncompliance with this Section 6.23 would not reasonably be expected to have a Material Adverse Effect or, solely as of the Closing Date and the Extension Effective Date, a Material Property Event, and except as was disclosed in any Environmental Report, Physical Condition Report or Survey: (a) each Collateral Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in any Collateral Property, whether latent or otherwise, and no Borrower has received notice from any insurance company or bonding company of any defects or inadequacies in any Collateral Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond; (b) each Collateral Property is free from damage caused by fire or other casualty; and (c) all liquid and solid waste disposal, septic and sewer systems located on each Collateral Property are, in all material respects, in a good and safe condition and repair and in compliance with all Legal Requirements.
6.24.    Boundaries. All of the Improvements which were included in determining the Appraised Value as set forth in the Acceptable Appraisal of each Collateral Property lies wholly within the boundaries and, except as disclosed on the Surveys, building restriction lines of such Collateral Property, and no improvements on adjoining properties encroach upon such Collateral Property, and other than Permitted Liens, no easements or other encumbrances upon the applicable Collateral Property encroach upon any of the Improvements.
6.25.    Leases. The Operating Lessees are the lessors under the Leases as indicated in Schedule 6.25. No Person (other than hotel guests) other than with respect to Permitted Liens has any possessory interest in any Collateral Property or right to occupy the same except under and pursuant to the provisions of the Leases and Management Agreements. The current Leases are in full force and effect and, there are no defaults by any Borrower or, to the best of each Borrower's knowledge, any tenant under any Lease, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults under any Lease. With respect to the Major Leases, no Rent has been paid more than one (1) month in advance of its due date. There are no offsets or defenses to the payment of any portion of the Rents. All work to be performed by any Borrower under each Lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by any Borrower to any tenant has already been received by such tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. No tenant under any Lease has sublet all or any portion of the premises demised thereby, nor does anyone except such tenant and its employees occupy such leased premises other than with respect to Permitted Liens. No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of Collateral Property. Except as set forth in the Leases, no tenant under any Lease has any right or option for additional space in any Collateral Property.

6.26.    Survey. The Survey for each Collateral Property delivered to Administrative Agent in connection with this Agreement does not fail to reflect any material matter affecting such Collateral Property or any Material Title Defect.
6.27.    Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Collateral Properties to the respective Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgages, have been paid.
6.28.    Franchise Agreements; Property Improvement Plans.
(a)    The Franchise Agreement, for each Franchised Property, is in full force and effect, all franchise fees, reservation fees, royalties and other sums due and payable thereunder have been paid in full to date, and neither any Borrower nor, to the best of any Borrower's knowledge, the respective Franchisor is in default thereunder.
(b)    There exists no property improvement plan with respect to any Collateral Property pursuant to which improvements or repairs to such Collateral Property required by the applicable Franchisor remains incomplete or unsatisfied in accordance with such plan or other requirements of such Franchisor.
6.29.    Management Agreements. The Management Agreement for each Collateral Property is in full force and effect and there is no default thereunder by any Borrower or, to any Borrower's knowledge, the Manager thereunder and, to the best of each Borrower's knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. No Management Fees under any Management Agreement are accrued and unpaid except as provided or permitted under the express terms of a Management Agreement.
6.30.    Illegal Activity. No portion of any Collateral Property has been or will be purchased by Borrowers with proceeds of any illegal activity and to the best of Borrowers' knowledge, there are no illegal activities or activities relating to any controlled substances at any Collateral Property.
6.31.    No Change in Facts or Circumstances; Disclosure. All information submitted by Borrowers, or on behalf of Borrowers, to Administrative Agent or any Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with this Agreement or in satisfaction of the terms thereof and all statements of fact made by any Borrower in this Agreement or in any other Loan Document, considered in the aggregate, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or would have a Material Adverse Effect.

6.32.    Investment Company Act. No Borrower is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
6.33.    Principal Place of Business; State of Organization; Tax Identification Number. (a) each Owner's principal place of business, state of organization, organizational identification number and tax identification number as of the date hereof is set forth in Schedule 6.33 to this Agreement; (b) each Operating Lessee's principal place of business, state of organization, organizational identification number and tax identification number is set forth in Schedule 6.33.
6.34.    Single Purpose Entity. Each Borrower and each Principal of each Borrower (other than FelCor Op and FelCor TRS, each of which represents, covenants and agrees solely with respect to the Boca Owner and Boca Operating Lessee, and not with respect to itself or each other) represents, covenants and agrees that it has not, and shall not, and that its Organizational Documents provide that it has not, and shall not:
(a)    in the case of each Borrower, engage in any business or activity other than the acquisition, development, ownership, operation, leasing, managing and maintenance of its respective Collateral Properties, and entering into the Loan, and activities incidental thereto or conduct and operate its business in a different manner from how it is presently conducted and operated; and with respect to each Principal of each Borrower (other than FelCor Op and FelCor TRS), engage in any business or activity other than the ownership of its interest in such Borrower, and activities incidental thereto;
(b)    with respect to such Borrower, acquire or own any material assets or property other than (i) (A) in the case of each Owner, its respective Collateral Properties and (B) in the case of each Operating Lessee, its interest in its respective Operating Leases, and (ii) such incidental Personal Property as may be necessary for the operation of its Collateral Property or Collateral Properties, as the case may be, and with respect to each Principal of each Borrower (other than FelCor Op and FelCor TRS), acquire or own any material asset other than its interest in such Borrower;
(c)    merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;
(d)    (i) fail to observe its organizational formalities or preserve its existence as an entity duly formed, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its formation, and qualification to do business in the state where its Collateral Property or Collateral Properties are located, if applicable, or (ii) amend, modify, terminate or fail to comply with the special purpose entity/bankruptcy remoteness provisions of such Borrower's or such Principal's Organizational Documents (other than FelCor Op or FelCor TRS);

(e)    own any Subsidiary or make any Investment in any Person except (i) in the case of Borrowers, in compliance with the terms of Sections 8.02 and 8.10 of this Agreement, and (ii) in the case of the Principals (other than FelCor Op or FelCor TRS) of Borrowers, such Principals' ownership of Borrowers (and in the case of Hospitality Owner's Principal, the Philadelphia Ground Lessor), in each case, without the prior written consent of Administrative Agent and the Required Lenders;
(f)    commingle its funds or its assets with the assets of any of its members, general partners, Affiliates or of any other Person, participate in a cash management system (other than pursuant to a Management Agreement or in accordance with this Agreement) with any other Person or fail to use its own separate stationery, invoices and checks;
(g)    incur any Indebtedness, other than (i) Permitted Liens and Permitted Personal Property Liens; (ii) the Obligations, and (iii) except for trade payables in the ordinary course of its business of owning and operating the Collateral Property or Properties as applicable, provided that such trade debt (A) is not evidenced by a note, (B) is paid within sixty (60) days of the date incurred, (C) does not exceed, in the aggregate, four percent (4%) of the outstanding principal balance of the Notes and (D) is payable to trade creditors and in amounts as are normal and reasonable under the circumstances;
(h)    (i) fail to maintain its records (including financial statements), books of account and bank accounts (including payroll accounts) separate and apart from those of the members, general partners, Principal or Affiliates of a Borrower, as the case may be, the Affiliates of a member, general partners, Principal or Affiliate of such Borrower, as the case may be, and any other Person, (ii) permit its assets or liabilities to be listed as assets or liabilities on the financial statement of any other Person or (iii) include the assets or liabilities of any other Person on its financial statements; except for consolidated financial statements which contain a note indicating that such Borrower's or Principal's separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;
(i)    become insolvent and fail to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due;
(j)    seek the dissolution or winding up in whole, or in part, of either such Borrower or Principal;
(k)    fail to correct any known misunderstandings regarding the separate identity of any Borrower or any Principal of a Borrower, as the case may be, or any other Borrower, Principal of a Borrower, member, general partner or Affiliate thereof or any other Person;

(l)    guarantee or become obligated for the debts of any other Person or hold itself out to be responsible for the debts of another Person, other than with respect to the Obligations or any guarantee of any Management Agreement, Replacement Management Agreement, Franchise Agreement or Replacement Franchise Agreement, as set forth therein as the case may be;
(m)    make any loans or advances from Collateral to any third party, including any Principal of a Borrower, member, general partner or Affiliate of Borrowers or any member, general partner or Affiliate thereof (other than Restricted Payments permitted by the Loan Documents), and shall not acquire with Collateral any obligations or securities of any Principal, member, general partner or Affiliate of a Borrower, or any member, general partner, or Affiliate thereof; or enter into, or be a party to, any transaction with any Affiliate of Borrowers or its Principal, except for (i) the Operating Leases, the Affiliate Ground Leases, and the Overhead Sharing Agreement, and (ii) transactions which are in the ordinary course of business, with terms no less favorable to any Borrower, its Principal or such Affiliate than would be obtained in a comparable arm's-length transaction with an unrelated third party, in accordance with Section 8.18;
(n)    fail to file its own tax returns or be included on the tax returns of any other Person except as required by applicable Law;
(o)    fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or a name franchised or licensed to it by an entity other than an Affiliate of a Borrower, and not as a division or part of any other entity in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that such Borrower or Principal of a Borrower, is responsible for the debts of any third party (including any Principal, member, general partner, or Affiliate of a Borrower, or any member, general partner or Affiliate thereof);
(p)    fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
(q)    hold itself out as or be considered as a department or division of (i) any Principal, general partner, member or Affiliate of a Borrower, (ii) any Affiliate of a Principal, general partner or member of a Borrower, or (iii) any other Person;
(r)    fail to allocate fairly and reasonably any overhead expenses that are shared with a Loan Party, including paying for office space and services performed by any employee of an Affiliate of such Loan Party;
(s)    pledge its assets that constitute Collateral for the benefit of any other Person other than with respect to the Obligations;

(t)    fail to maintain a sufficient number of employees in light of its contemplated business operations;
(u)    fail to provide in its Organizational Documents that for so long as the Loans or any other Obligations are outstanding, it shall not file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable Debtor Relief Law or make an assignment for the benefit of creditors without the affirmative vote of the Independent Director and of all other general partners/managing members/directors;
(v)    fail to hold its assets in its own name or maintain its assets in a manner that is costly or difficult to segregate, ascertain, or identify from the assets of any Affiliate, Principal, member, general partner or guarantor of a Borrower, or any Affiliate of such Principal, member, general partner or guarantor, or from any other Person;
(w)    have any of its obligations guaranteed by an Affiliate, other than with respect to the Obligations hereunder;
(x)    fail at any time (A) in the case of Borrowers, to have at least two (2) independent director/managers (each, an “Independent Director”), or (B) in the case of any Principal of a Borrower (except FelCor Op and FelCor TRS), to have at least one (1) Independent Director, that in either case is not and has not been for at least five (5) years: (i) a direct or indirect legal or beneficial owner of any limited liability company membership interest, stock, partnership interest or other equity interest in a Borrower or Principal or any other Affiliate of either of Borrowers or Principal (other than potential de minimus and indirect interests FelCor Trust incidentally held through mutual fund investments) (an “Equity Owner”), a director, manager or trustee (in each case, other than an independent director, independent manager or independent trustee of FelCor Trust or any other Affiliate of either of Borrowers or Principals), or any officer, employee, partner, member, beneficiary, contractor, accountant, attorney or counsel of a Borrower or Principal or any Affiliate of either of them; (ii) a creditor, customer, supplier or other Person who derives its purchases or revenues (other than any fee paid to such director as compensation for such director to serve as an Independent Director) from its activities with such Borrower, Principal, FelCor Trust or any other Affiliate of either of Borrowers or Principals (a “Business Party”); (iii) a Person or other entity controlling or under common control with any such Equity Owner, partner, member, director, manager, trustee, officer, beneficiary, contractor, employee, accountant, attorney, counsel or Business Party; or (iv) a member of the immediate family of any such Equity Owner, partner, member, director, manager, trustee, officer, beneficiary, contractor, employee, accountant, attorney, counsel or Business Party; provided that if any individual shall cease to be an Independent Director at any time (for any reason), the affected Borrowers and Principals shall immediately, and in any event, within three (3) Business Days after such occurrence, give to Administrative Agent and each Lender notice of such departure and the identity of the replacement Independent Director appointed in accordance with the terms hereof; provided further, that each LLC Agreement shall provide that no removal of any Independent Director shall be effective until such time as a replacement Independent Director meeting all applicable requirements of this Section 6.34 has accepted his or her appointment as an Independent Director of the applicable Borrower or Principal; and provided further that each Borrower's or Principal's (other than FelCor Op's or FelCor TRS's) LLC Agreement (as defined below) shall provide that each Independent Director and Special Member (as defined below) shall at all times be an employee of National Registered Agents, Inc., Global Securitization Services, LLC, Entity Services Group, LLC, Puglisi & Associates, Stewart Management Co., Lord Securities Corporation, Nevada Holding Services, Inc., CT Corporation, Corporation Service Company, InCorp Services, Inc., or a similar nationally-recognized service company that engages professionally in the business of providing Independent Directors to special purpose entities;
(y)    become involved in the day-to-day management of any other Person;
(z)    make any investments indirectly or by brokers not engaged and paid by any Borrower or Principal of Borrowers or an agent thereof (provided that if any such agent is an Affiliate of any Borrower or such Principal, it shall be compensated at a fair market rate for its services); or
(aa)    permit its board of directors/managers to take any action which, under the terms of any applicable Organizational Documents, requires the unanimous vote of one hundred percent (100%) of the members of the board, without the vote of all of its Independent Directors; including, with respect to itself or to any other Person in which it has a direct or indirect legal or beneficial interest (x) seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or other similar official for the benefit of the creditors of such Person or all or any portion of such Person's properties, or (y) taking any action that might cause such Person to become insolvent, petition or otherwise institute insolvency proceedings or otherwise seeking any relief under any laws relating to the relief from debts or the protection of debtors generally, or (z) violating the requirements set forth in this Section 6.34 or in such Person's Organizational Documents, with respect to its operations as a special purpose vehicle.
The limited liability company agreements of each Borrower and each Principal (other than FelCor Op and FelCor TRS) of each Borrower (collectively, the “LLC Agreement”) shall provide that (i) to the fullest extent permitted by law, each Independent Director shall consider the interest of the limited liability company, including its respective creditors, in acting or otherwise voting on the single purpose entity matters specified in this Section 6.34 or therein; (ii) that Administrative Agent, together with its successors and assigns as administrative agent hereunder, is an intended beneficiary of the single purpose entity requirements set forth therein and may enforce such provisions, (ii) upon the occurrence of any event that causes the last remaining member of any Borrower or Principal (“Member”) to cease to be the member of such Borrower or Principal (other than (1) upon an assignment by Member of all of its limited liability company interest in such Borrower or Principal and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (2) the resignation of Member and the admission of an additional member of such Borrower or Principal in accordance with the terms of the Loan Documents and the LLC Agreement), any Person designated by such Borrower or Principal shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of such Borrower or Principal, automatically be admitted to such Borrower (“Special Member”) and shall continue such Borrower or Principal without dissolution and (iv) Special Member may not resign from such Borrower or Principal or transfer its rights as Special Member unless a successor Special Member has been admitted to such Borrower or Principal as Special Member in accordance with requirements of Delaware law. The LLC Agreement further provides that (v) Special Member shall automatically cease to be a member of such Borrower or Principal upon the admission to such Borrower or Principal of a substitute Member, (w) Special Member shall be a member of such Borrower or Principal that has no interest in the profits, losses and capital of such Borrower or Principal and has no right to receive any distributions of such Borrower's or Principal's assets, (x) pursuant to Section 18-30-1 of the Delaware Limited Liability Company Act (the “Act”), Special Member shall not be required to make any capital contributions to such Borrower or Principal and shall not receive a limited liability company interest in such Borrower, (y) Special Member, in its capacity as Special Member, may not bind such Borrower or Principal and (z) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, such Borrower or Principal, including, without limitation, the merger, consolidation or conversion of such Borrower or Principal. In order to implement the admission to such Borrower or Principal of Special Member, Special Member shall execute a counterpart to the LLC Agreement. The LLC Agreement provides that prior to its admission to such Borrower or Principal as Special Member, Special Member shall not be a member of such Borrower or Principal. The LLC Agreement further provides the following: (i) upon the occurrence of any event that causes the Member to cease to be a member of such Borrower or Principal, to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in such Borrower or Principal, agree in writing (A) to continue such Borrower or Principal and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of such Borrower or Principal, effective as of the occurrence of the event that terminated the continued membership of Member of such Borrower in such Borrower or Member of such Principal in such Principal, as applicable; (ii) any action initiated by or brought against Member or Special Member under any Debtor Relief Laws shall not cause Member or Special Member to cease to be a member of such Borrower or Principal and upon the occurrence of such an event, the business of such Borrower or Principal shall continue without dissolution; and (iii) that each of Member and Special Member waives any right it might have to agree in writing to dissolve such Borrower or Principal upon the occurrence of any action initiated by or brought against Member or Special Member under any Debtor Relief Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of such Borrower or Principal.
6.35.    Business Purposes. The Loan and the proceeds thereof are to be used solely for the business purposes of Borrowers, and is not for personal, family, household, or agricultural purposes.
6.36.    Taxes. Each Borrower has filed all federal, state, county, municipal, and city income and other tax returns required to have been filed by it and has paid, prior to delinquency thereof, all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. No Borrower knows of any basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

6.37.    Environmental Representations and Warranties. Each Borrower represents and warrants, except as specifically disclosed in those certain Environmental Reports identified on Schedule 6.37 with respect to each Collateral Property that: (a) there are no Hazardous Materials or underground storage tanks in, on, or under any of the Collateral Properties, except those that are both (i) in compliance with current Environmental Laws and with permits issued pursuant thereto (if such permits are required), and (ii) either (A) in amounts not in excess of that necessary to operate, clean, repair and maintain the applicable Collateral Property or each tenant's respective business at such Collateral Property as set forth in their respective Leases, or (B) held by a tenant for sale to the public in its ordinary course of business, (b) there are no past, present or threatened Releases of Hazardous Materials in violation of any Environmental Law and which would require remediation by a Governmental Authority in, on, under or from any of the Collateral Properties; (c) there is no threat of any Release of Hazardous Materials migrating to any of the Collateral Properties; (d) there is no present or, to any Borrower's knowledge, prior non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with any of the Collateral Properties; (e) each Borrower does not know of, and has not received, any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Materials located or Released in, on, under or from any of the Collateral Properties or relating to any Environmental Liability; and (f) each Borrower has truthfully and fully provided to Administrative Agent, in writing, any and all information relating to environmental conditions in, on, under or from any of the Collateral Properties known to such Borrower or contained in such Borrower's files and records, including but not limited to any reports relating to Hazardous Materials in, on, under or migrating to or from any of the Collateral Properties and/or to the environmental condition of the Collateral Properties.
6.38.    Ground Lease Representations. Except as set forth on Schedule 6.38:
(a)    Each Property that is subject to a Ground Lease, and the applicable Ground Lessor thereof and the title and dates with respect to any agreements, amendments or assignments comprising such Ground Lease, are set forth on Schedule 6.15, and (i) Borrower has delivered a true and correct copy of each Ground Lease to Administrative Agent prior to or simultaneously with its execution of the applicable Mortgage, (ii) each Ground Lease is in full force and effect and has not been modified or amended in any manner whatsoever, except as identified on Schedule 6.15, (iii) each Ground Lessee enjoys the quiet and peaceful possession of the property demised thereby, (iv) there are no defaults under any Ground Lease by any party thereunder, and no event has occurred which but for the passage of time, or notice, or both would constitute a default under such Ground Lease, (v) all rents, additional rents and other sums due and payable under each Ground Lease have been paid in full, and (vi) no Ground Lessee or any Affiliate nor the applicable Ground Lessor under each Ground Lease has commenced any action or given or received any notice for the purpose of terminating such Ground Lease, (vii) the consummation of the transactions contemplated hereby will not result in any breach of, or constitute a default under, any Ground Lease, (viii) all actions which must be taken for Administrative Agent to have the rights of a leasehold mortgagee or mortgagee pursuant to each of the Ground Leases have been taken and completed, and (ix) no Ground Lessee or Affiliate has granted any other leasehold mortgage or made any other assignment, pledge or hypothecation of its interest under any of the Ground Leases;

(b)    The Mortgage encumbering (i) Hospitality Owner's interest in the Philadelphia Affiliate Ground Lease also encumbers the Philadelphia Affiliate Ground Lessor's fee interest in the Philadelphia Property and (ii) the Boca Owner's interest in the Boca Raton Affiliate Ground Lease also encumbers the Boca Raton Affiliate Ground Lessor's fee interest in the Boca Raton Property, and in each case, the fee interest is subject and subordinate of record to the applicable Mortgage, and such Mortgage does not by its terms provide that it will be subordinated to the Lien of any other mortgage or other Lien upon such fee interest, and upon the occurrence of an Event of Default, Administrative Agent has the right to foreclose or otherwise exercise its rights with respect to the fee interest within a commercially reasonable time;
(c)    The Ground Leases or a memorandum thereof have been duly recorded, the Ground Leases permit the interest of the lessee thereunder to be encumbered by the applicable Mortgage. Except as identified on Schedule 6.15, there has not been any change in the terms of the Ground Leases since their recordation. Each of the Ground Leases, either by its express terms or after giving effect to any estoppel and consent agreement described in Section 5.01(a)(xii)(C), cannot be cancelled, terminated, surrendered or amended without the prior written consent of Administrative Agent;
(d)    The Ground Leases are not subject to any Liens (other than Permitted Liens) superior to, or of equal priority with, the applicable Mortgage;
(e)    The applicable Ground Lessee's interest in each of the Ground Leases, either by the express terms of the Ground Leases or after giving effect to any estoppel and consent agreement described in Section 5.01(a)(xii)(C), are assignable upon notice to, but without the consent of, the lessor thereunder and, in the event that it is so assigned, it is further assignable upon notice to, but without the need to obtain the consent of, such lessor;
(f)    The Ground Leases, either by their express terms or after giving effect to any estoppel and consent agreement described in Section 5.01(a)(xii)(C), require the lessor thereunder to give notice of any default by the applicable Ground Lessee to Administrative Agent; and the Ground Leases, either by their express terms or after giving effect to any estoppel and consent agreement described in Section 5.01(a)(xii)(C), further provide that notice of termination given under the Ground Leases are not effective against Administrative Agent or any Lender unless a copy of the notice has been delivered to Administrative Agent or Lenders in the manner described in the applicable Ground Lease;
(g)    Either under the express terms of the Ground Leases or after giving effect to any estoppel and consent agreement described in Section 5.01(a)(xii)(C), Administrative Agent is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the applicable Ground Lessee under the Ground Leases) to cure any default under the Ground Leases, which is curable after the receipt of notice of any default before the lessor thereunder may terminate such Ground Lease;

(h)    The Ground Leases have a term which extends not less than twenty-five (25) years beyond the Maturity Date;
(i)    After giving effect to any estoppel and consent agreement described in Section 5.01(a)(xii)(C), the Ground Leases, require the lessor to enter into a new lease on similar terms and conditions upon termination of the applicable Ground Lease for any reason, including rejection of such Ground Lease in a proceeding under any Debtor Relief Law;
(j)    Under the terms of each Ground Lease and the applicable Loan Documents, taken together, any Net Proceeds will be applied either to the Restoration of all or part of the Collateral Properties, with Administrative Agent or a trustee appointed by Administrative Agent having the right to hold and disburse such Net Proceeds as the Restoration progresses, or, after giving effect to any estoppel and consent agreement described in Section 5.01(a)(xii)(C), to the payment of the outstanding principal balance of the Loan together with any accrued interest thereon; and
(k)    Either under the express terms of the Ground Leases or after giving effect to any estoppel and consent agreement described in Section 5.01(a)(xii)(C), the Ground Leases do not impose restrictions on subletting.
6.39.    Operating Lease Representations.
(a)    (i) Each Operating Lease is in full force and effect and has not been modified or amended in any manner whatsoever, (ii) except as set forth on Schedule 6.39, there are no defaults under any Operating Lease by any party thereunder, and no event has occurred which but for the passage of time, or notice, or both would constitute a default under such Operating Lease, (iii) except as set forth on Schedule 6.39, all rents, additional rents and other sums due and payable under each Operating Lease have been paid in full, and (iv) no Operating Lessee nor any Owner (Lessor) under any Operating Lease has commenced any action or given or received any notice for the purpose of terminating such Operating Lease;
(b)    Each Mortgage which encumbers an Operating Lessee's interest in an Operating Lease also encumbers the respective Owner's interest in the applicable Collateral Property, and the fee interest is subject and subordinate of record to the applicable Mortgage, and such Mortgage does not by its terms provide that it will be subordinated to the Lien of any other mortgage or other Lien upon such fee interest, and upon the occurrence and during the continuance of an Event of Default, Administrative Agent has the right to foreclose or otherwise exercise its rights with respect to the fee interest within a commercially reasonable time;
(c)    The Operating Leases cannot be cancelled, terminated, surrendered or amended without the prior written consent of Administrative Agent, except as expressly permitted by Section 7.16(d);
(d)    The applicable interests of each Operating Lessee and each Owner in the Operating Leases are not subject to any Liens (other than Permitted Liens) superior to, or of equal priority with, the applicable Mortgage;

(e)    The Operating Leases require the applicable Owner to give notice of any default by the applicable Operating Lessee to Administrative Agent and the Operating Leases further provide that notice of termination given under the Operating Leases are not effective against Administrative Agent or any Lender unless a copy of the notice has been delivered to Administrative Agent or Lenders in the manner described in the applicable Operating Lease;
(f)    Under the terms of each Operating Lease, Administrative Agent is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the applicable Operating Lessee under the Operating Leases) to cure any default under the Operating Lease, which is curable after the receipt of notice of any default before the lessor thereunder may terminate such Operating Lease;
(g)    Under the terms of each Operating Lease and the applicable Loan Documents, taken together, any Net Proceeds will be applied either to the Restoration of all or part of the Collateral Properties, with Administrative Agent or a trustee appointed by Administrative Agent having the right to hold and disburse such Net Proceeds as the Restoration progresses, or to the payment of the outstanding principal balance of the Loan together with any accrued interest thereon; and
(h)    The Operating Leases do not impose restrictions on subletting.
6.40.    Liens. The Collateral Documents provide first priority Liens in the Collateral in favor of the Secured Parties, subject to no other Liens, other than Permitted Liens.
6.41.    Service Contracts. Other than the Leases, the Operating Leases and the Ground Leases, no Borrower has entered into any Contractual Obligation with respect to property or services to be provided by third parties with respect to any Collateral Property except (a) those listed on Schedule 6.41, (b) after the Closing Date, those permitted under Section 8.05, and (c) those that are otherwise not material to Borrowers or any Collateral Property.
6.42.    Personal Property Leasing and Financing.
No Personal Property used in the ownership or operation of any hotel, is subject to any financing or leasing arrangements except (a) as disclosed on Schedule 6.42, (b) after the Closing Date, those permitted under Section 8.04, and (c) those that are otherwise not material to Borrowers or any Collateral Property.
6.43.    Reciprocal Agreements.
(a)    No Loan Party is currently in default in any respect (nor has any notice been given or received with respect to an alleged or current default) under any of the terms and conditions of any REA, and each REA remains unmodified and in full force and effect except where such default, modification or failure to be in full force and effect could not reasonably be expected to cause a Material Property Event.

(b)    All sums due and owing by any Loan Party to the other parties to each REA (or by the other parties to each REA to any Loan Party) pursuant to the terms of such REA, have been paid, are current, and no lien has attached on any Collateral Property (or threat thereof been made) for failure to pay any of the foregoing except where such failure could not reasonably be expected to cause a Material Property Event.
6.44.    Survival of Representations. Borrowers agree that all of the representations and warranties set forth in this Article VI and elsewhere in this Agreement and in the other Loan Documents (as such representations and warranties are modified or qualified by the Schedules, reports and other certificates and instruments delivered to Administrative Agent pursuant to this Agreement) shall survive for so long as any amount remains owing by any Loan Party under this Agreement or any of the other Loan Documents. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by any Loan Party shall be deemed to have been relied upon by Administrative Agent and Lenders notwithstanding any investigation heretofore or hereafter made by any of Administrative Agent or Lenders or on its behalf.
ARTICLE VII
AFFIRMATIVE COVENANTS

From the date hereof until payment and performance in full of all Obligations under the Loan Documents or, in respect of a specific Collateral Property, until the earlier release of the Liens of all Mortgages encumbering such Collateral Property in accordance with the terms of this Agreement and the other Loan Documents, Borrowers each covenant as follows:
7.01.    Existence; Compliance with Legal Requirements.
(a)    There shall never be committed by any Borrower or any other Person in occupancy of or involved with the operation or use of the Collateral Properties any act or omission affording the Federal government or any state or local government the right of forfeiture against any Collateral Property or any part thereof or any monies paid in performance of such Borrower's obligations under any of the Loan Documents. Each Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. To the extent that any Borrower's noncompliance with this Section 7.01(a) would reasonably be expected to have a Material Adverse Effect: (i) such Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises, and comply, in all material respects, with all Legal Requirements applicable to it and its Collateral Properties; (ii) such Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Collateral Properties in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in this Agreement and the Mortgages; (iii) such Borrower shall keep the Collateral Properties insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this

Agreement; and (iv) such Borrower shall operate any Collateral Property that is the subject of any O&M Program in accordance with the terms and provisions thereof in all material respects.
(b)    Borrowers, at their own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrowers or any Collateral Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any Contractual Obligation to which the applicable Borrowers are subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Laws; (iii) no Collateral Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrowers shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrowers or any Collateral Property; and (vi) Borrowers shall furnish such security as may be required in the proceeding, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Administrative Agent may apply any such security or part thereof, as necessary to cause compliance with such Legal Requirement at any time when, in the judgment of Administrative Agent, the validity, applicability or violation of such Legal Requirement is finally established or any Collateral Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.
7.02.    Taxes and Other Charges. Borrowers shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Collateral Properties or any part thereof prior to delinquency thereof. Upon Administrative Agent's request, each Borrower shall furnish to Administrative Agent receipts, or other evidence for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent. Borrowers shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Collateral Properties, and shall promptly pay for all utility services provided to the Collateral Properties. Borrowers, at their own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured or would result from such contest; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any Contractual Obligation to which a Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Laws; (iii) no Collateral Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrowers shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Collateral Properties; and (vi) each Borrower shall furnish to

Administrative Agent for the benefit of the Lenders, such security as may be required in the proceeding or as may be necessary or advisable, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Administrative Agent may apply such security or part thereof held by Administrative Agent at any time when, in the judgment of Administrative Agent, the validity or applicability of such Taxes or Other Charges are established or any Collateral Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Mortgage being primed by any related Lien.
7.03.    Litigation. Borrowers shall give prompt written notice to Administrative Agent and Lenders of any litigation or governmental proceedings pending or threatened in writing against any Borrower which might have a Material Adverse Effect or could reasonably be expected to result in a judgment in excess of $10,000,000.
7.04.    Access to Collateral Properties. Borrowers shall permit agents, representatives and employees of Administrative Agent and each Lender to inspect the Collateral Properties or any part thereof at reasonable hours upon reasonable advance notice and shall cause each Operating Lessee and each Manager to permit such access.
7.05.    Notice of Default. Borrowers shall promptly advise Administrative Agent and the Lenders of the occurrence of any Default, Event of Default or any material adverse change in any Borrower's condition, financial or otherwise reasonably likely to cause a Material Adverse Effect or Material Property Event of which a Borrower has knowledge.
7.06.    Cooperation in Legal Proceedings. Except with respect to any claim by Borrowers against Administrative Agent or Lenders, Borrowers shall cooperate fully with Administrative Agent with respect to any proceedings relating to Borrowers, the Collateral Properties or the Loans before any court, board or other Governmental Authority which may in any way adversely affect the rights of Administrative Agent or any Lender hereunder or any rights obtained by Administrative Agent or any Lender under any of the other Loan Documents and, in connection therewith, permit Administrative Agent on behalf of Lenders, at its election, to participate in any such proceeding.
7.07.    Award and Insurance Benefits. Borrowers shall cooperate with Administrative Agent in obtaining for Lenders the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Collateral Property, and Administrative Agent shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys' fees and disbursements, and the payment by Borrowers of the expense of an Acceptable Appraisal on behalf of Lenders in case of Casualty or Condemnation affecting any Collateral Property or any part thereof) out of such Award or Insurance Proceeds.
7.08.    Further Assurances. Borrowers shall, at Borrowers' sole cost and expense:
(a)    furnish to Administrative Agent all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrowers pursuant to the terms of the Loan Documents or reasonably requested by Administrative Agent in connection therewith;

(b)    execute and deliver to Administrative Agent such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Obligations under the Loan Documents and the Liens in favor of the Secured Parties and priority thereof, as Administrative Agent may reasonably require including, without limitation (i) the authorization of Administrative Agent to execute and/or the execution by Borrowers (if applicable) and filing of UCC financing statements, (ii) the execution and delivery of all such writings necessary to transfer any Licenses into the name of Administrative Agent or its designee after the occurrence of any Event of Default, to the extent such Licenses are transferable, (iii) Borrowers shall cause the applicable Manager to cooperate in the transfer of any Licenses held by such Manager to Borrowers upon the termination of the Management Agreement with such Manager, in accordance with the terms of such Management Agreement, and (iv) in respect of Collateral consisting of motor vehicles in excess of $25,000.00 in value per vehicle only, notification by Borrowers of the existence of such vehicles whether or not requested by Administrative Agent and upon the request of Administrative Agent such information relating to and instruments of title relating thereto as may be necessary to perfect Liens; and
(c)    do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Administrative Agent shall reasonably require from time to time, including cooperating (i) to assist any Lender in obtaining any additional appraisals required under FIRREA, at the sole expense of such Lender, and (ii) to assist Administrative Agent in obtaining updated appraisals at any time and from time to time, provided that unless an Event of Default has occurred and is continuing, Borrowers shall only be responsible for costs of one such updated appraisal for each Collateral Property per calendar year so long as more than six months has elapsed since the then most recent updated appraisal for such Collateral Property was obtained.
7.09.    Mortgage and Intangible Taxes. Borrowers shall pay, or reimburse Administrative Agent and each Lender for (in each case, to the extent permitted by applicable Law) all state, county and municipal recording, mortgage, intangible, and all other taxes imposed upon the execution and recordation of the Mortgage and/or upon the execution and delivery of Notes and this Agreement.
7.10.    Financial Reporting.
(a)    Borrowers will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP, (or such other accounting basis acceptable to Administrative Agent) proper and accurate books, records and accounts reflecting all of the financial affairs of Borrowers and all items of income and expense in connection with the operation on an individual basis of the Collateral Properties. Administrative Agent, at its own cost and expense (except as provided in the next sentence) shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrowers or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Administrative Agent shall desire. Upon the occurrence and during the continuance of an Event of Default, Borrowers shall pay any reasonable costs and expenses incurred by Administrative Agent to examine

Borrowers' accounting records with respect to the Collateral Properties, as Administrative Agent shall determine to be necessary or appropriate. All operating and profits and loss statements required pursuant to this Section 7.10 shall be prepared for each Collateral Property and for the Collateral Properties taken as a whole. All other statements required pursuant to this Section 7.10 shall be prepared for the Collateral Properties taken as a whole.
(b)    Each Borrower will furnish to Administrative Agent and the Lenders annually, within ninety (90) days following the end of each Fiscal Year: a complete copy of (i) Borrower's annual financial statements certified by a Responsible Officer of such Borrower, both in accordance with GAAP (or such other accounting basis acceptable to Administrative Agent) covering the Collateral Properties for such Fiscal Year and containing statements of profit and loss and a balance sheet, (ii) an operating statement certified by a Responsible Officer of Borrower for each Collateral Property and the Collateral Properties taken as a whole which present the operating results of the Collateral Properties in a manner consistent with those operating statements given by Borrower to Administrative Agent prior to the Closing Date, which operating statement shall be in substantially the form of Exhibit I. Such statements referred to in subsection (ii) above shall set forth the financial condition and the results of operations of the Collateral Properties for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Operating Income for such period, and (iii) calculations, set forth in reasonable detail of the Debt Service Coverage Ratio, certified by a Responsible Officer of Borrowers. Borrower's annual financial statements shall be accompanied by (1) operating statements for each Collateral Property and the Collateral Properties taken as a whole showing a comparison of the income and expenses contained in the prior Fiscal Year's Approved Annual Budget and the actual income and expenses for the prior Fiscal Year, (2) a certificate executed by a Responsible Officer or other appropriate officer of such Borrower, stating that each such annual financial statement and operating statements present fairly the financial condition and the results of operations of each Borrower and the Collateral Properties being reported upon and has been prepared in accordance with GAAP, and (3) an annual occupancy report for such year, including the average daily room rate for such year.
(c)    Each Borrower will furnish, or cause to be furnished, to Administrative Agent and the Lenders on or before forty-five (45) days after the end of each calendar quarter the following items, accompanied by a certificate of a Responsible Officer or other appropriate officer of such Borrower, stating that such items are true, correct, accurate, and complete and fairly present the results of the operations of such Borrower and the Collateral Properties: (i) a report of occupancy for the subject quarter including an average daily rate, and any and all franchise inspection reports received by any Borrower during the subject quarter accompanied by an Officer's Certificate with respect thereto; (ii) quarterly and year-to-date operating statements, and Capital Expenditures presented for each Collateral Property and the Collateral Properties taken as a whole in a form consistent with the operating statements and Capital Expenditures reports delivered by Borrowers to Administrative Agent and Lenders in connection with Lenders' underwriting of the Loan which operating statement shall be in substantially the form of Exhibit I) and prepared for each calendar quarter, noting Net Operating Income for such period, and other information necessary and sufficient to fairly present the results of operation of the Collateral Properties during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses, (iii) a detailed explanation of any variances which are both (I) ten percent (10%) or more and (II) in excess of $50,000 between budgeted and actual amounts for any Collateral Property, all in form satisfactory to Administrative Agent; (iv) calculations, set forth in reasonable detail of the Debt Service Coverage Ratio, certified by a Responsible Officer of Borrower and (v) a Smith Travel Research STAR Report or similar market benchmarking service for each Collateral Property.
(d)    Each Borrower will furnish, or cause to be furnished, to Administrative Agent and the Lenders on or before thirty (30) days after the end of each calendar month, monthly profits and loss statements for each Collateral Property, accompanied by a certificate of a Responsible Officer or other appropriate officer of Borrower, stating that such statements are true, correct, accurate, and complete and fairly present the results of the operations of Borrowers and each Collateral Properties.
(e)    For Fiscal Year 2012, and for each Fiscal Year thereafter, (I) Borrowers shall submit to Administrative Agent a preliminary Annual Budget for each Collateral Property not later than thirty (30) days prior to the commencement of such Fiscal Year and (II) Borrowers shall submit to Administrative Agent a final proposed Annual Budget for each Collateral Property not later than sixty (60) days after to the commencement of such Fiscal Year. The final budget shall be in form reasonably satisfactory to Administrative Agent, and shall be subject to Administrative Agent's written approval, which approval shall not be unreasonably withheld or delayed (each such Annual Budget after it has been approved in writing by Administrative Agent shall be hereinafter referred to as an “Approved Annual Budget”; provided that each of the Annual Budgets for Fiscal Year 2011 for each Collateral Property, which were delivered on or before the Closing Date, constitutes an Approved Annual Budget for such Collateral Property). In the event that Administrative Agent objects to the preliminary or final proposed Annual Budget submitted by Borrowers, Administrative Agent shall advise Borrowers of such objections within fifteen (15) days after receipt respectively thereof (and deliver to Borrowers a reasonably detailed description of such objections) and Borrowers shall promptly revise such Annual Budget and resubmit the same to Administrative Agent. Administrative Agent shall advise Borrowers of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrowers a reasonably detailed description of such objections) and Borrowers shall promptly revise the same in accordance with the process described in this subsection until Administrative Agent approves the Annual Budget. Until such time that Administrative Agent approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect (A) estimated increases in Taxes, Insurance Premiums and utilities expenses and, (B) any incremental increases provided for under the terms of the Management Agreements. Any such proposed preliminary or final Annual Budget submitted to Administrative Agent for Administrative Agent's approval shall be deemed approved if Administrative Agent shall have failed to notify Borrowers of its approval or disapproval within fifteen (15) Business Days following Administrative Agent's receipt of Borrowers' written request together with such final proposed Annual Budget, as the case may be, and any and all required information and documentation reasonably required by Administrative Agent to reach a decision, provided, such request to Administrative Agent is marked in bold lettering with the following language: “ADMINISTRATIVE AGENT'S RESPONSE IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A TERM LOAN AGREEMENT AMONG THE UNDERSIGNED, AND ADMINISTRATIVE AGENT AND OTHERS” and the envelope containing the request must be marked “PRIORITY”. With respect to the Annual Budgets to the extent that the timing and the procedures for approval of such Annual Budgets as set forth herein shall be inconsistent with the timing and the procedures for approval set forth in the Management Agreements, the timing and procedures set forth in the Management Agreement shall control, provided that the foregoing shall not in any way limit Administrative Agent's rights to approve such Annual Budgets as set forth above prior to Borrowers agreement on such Budget with the applicable Manager.
(f)        Borrowers shall furnish to Administrative Agent and each Lender, promptly, and in any event, within ten (10) Business Days after written request such further detailed information with respect to the operation of the Collateral Properties and the financial affairs of Borrowers as may be reasonably requested by such Person. Borrowers shall give to Administrative Agent and each Lender notice of the departure of any Independent Director from any Borrower (and the appointment of any replacement therefore) in accordance with Section 6.34(x) above.
(g)    Borrowers shall furnish to Administrative Agent and each Lender copies of any periodic reporting on covenant compliance under Section 4.18 of the Senior Secured Notes Indenture, concurrently with their delivery thereunder.
(h)    Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) on a diskette or via email, (ii) if requested by Administrative Agent or a Lender and within the capabilities of Borrowers' data systems without change or modification thereto, in electronic form and prepared using a Microsoft Excel, Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files) and (iii) if requested by Administrative Agent or a Lender, in paper form.
7.11.    Business and Operations. Each Borrower will continue to engage in the businesses presently conducted by such Borrower as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Collateral Properties. Each Borrower will exercise commercially reasonable efforts to comply at all times and in all material respects with the applicable brand standards at each Collateral Property. Borrowers will remain in good standing under the laws of each jurisdiction to the extent required for the ownership, maintenance, management and operation of the Collateral Properties.

7.12.    Costs of Enforcement. Without limitation of any other provision of this Agreement or any other Loan Document, in the event (a) that any Mortgage encumbering any Collateral Property is foreclosed in whole or in part or that any such Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to any Mortgage encumbering any Collateral Property in which proceeding Administrative Agent or any Lender is made a party, or (c) a Bankruptcy Event occurs, in respect of any Borrower, any Affiliate Ground Lessor or any of their constituent Persons or an assignment by any Borrower, any Affiliate Ground Lessor or any of their constituent Persons for the benefit of its creditors, Borrowers, the Affiliate Ground Lessors, and their successors or assigns, shall be chargeable with and agree to pay all costs of collection and defense, including attorneys' fees and costs, incurred by Administrative Agent, any Lender, Borrowers or the Affiliate Ground Lessors in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.
7.13.    Estoppel Statements.
(a)    After written request by Administrative Agent, and no more often than one time during any twelve (12) month period (unless an Event of Default has occurred and is continuing) Borrowers shall within ten (10) Business Days furnish Administrative Agent and the Lenders, with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Obligations, (ii) the unpaid principal amount of the Obligations, (iii) the Applicable Margin, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Indebtedness hereunder, and (vi) that the Notes, this Agreement, the Mortgages and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.
(b)    Borrowers shall use commercially reasonable efforts to deliver to Administrative Agent and the Lenders upon request, and no more often than one time during any twelve (12) month period (unless an Event of Default has occurred and is continuing) tenant estoppel certificates from each commercial tenant under a Major Lease in form and substance reasonably satisfactory to Administrative Agent. As used in this clause (b), “commercially reasonable efforts” shall not, unless an Event of Default has occurred and is continuing or is reasonably likely to occur, require the payment of fees by Borrower to any Ground Lessor, other than reimbursement for nominal expenses associated with its legal review of the estoppel to the extent required under the applicable Ground Lease.
(c)    Borrowers shall use commercially reasonable efforts, promptly upon request of Administrative Agent, and no more often than one time during any twelve (12) month period (unless an Event of Default has occurred and is continuing) to deliver to Administrative Agent and the Lenders an estoppel certificate from each Franchisor stating that (i) its Franchise Agreement is in full force and effect and has not been modified, amended or assigned, (ii) neither such Franchisor nor its Operating Lessee is in default under any of the terms, covenants or provisions of the Franchise Agreement and Franchisor knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under such Franchise Agreement, (iii) neither such Franchisor nor such Operating Lessee has commenced any action or given or received any notice for the purpose of terminating such Franchise Agreement and (iv) all sums due and payable to such Franchisor under its Franchise Agreement have been paid in full.
(d)    Borrowers shall, promptly upon request of Administrative Agent, and no more often than one time during any twelve (12) month period (unless an Event of Default has occurred and is continuing) deliver to Administrative Agent and the Lenders an estoppel certificate from each Operating Lessee stating that (i) its respective Operating Leases are in full force and effect and have not been modified, amended or assigned, (ii) Borrowers are not in default under any of the terms, covenants or provisions of its Operating Lease(s) and such Operating Lessee does not know of any event which, but for the passage of time or the giving of notice or both, would constitute an event of default under any Operating Lease, (iii) no Borrower has commenced any action or given or received any notice for the purpose of terminating any Operating Lease and (iv) all sums due and payable under any Operating Lease have been paid in full.
(e)    Borrowers shall use commercially reasonable efforts, promptly upon request of Administrative Agent, and no more often than one time during any twelve (12) month period (unless an Event of Default has occurred and is continuing) deliver to Administrative Agent and the Lenders an estoppel certificate from each Ground Lessor stating that (i) the applicable Ground Lease is in full force and effect and has not been modified, amended or assigned, (ii) neither Ground Lessor nor the applicable Ground Lessee is in default under any of the terms, covenants or provisions of the Ground Lease and Ground Lessor knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Ground Lease, (iii) neither Ground Lessor nor the applicable Ground Lessee has commenced any action or given or received any notice for the purpose of terminating the Ground Lease and (iv) all sums due and payable under the Ground Lease have been paid in full.
(f)    Borrowers shall use commercially reasonable efforts, promptly upon request of Administrative Agent, and no more often than one time during any twelve (12) month period (unless an Event of Default has occurred and is continuing) deliver to Administrative Agent an estoppel certificate from each Manager stating that (i) the applicable Management Agreement is in full force and effect and has not been modified, amended or assigned, (ii) neither Manager nor applicable Borrower is in default under any of the terms, covenants or provisions of such Management Agreement and Manager knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under such Management Agreement, (iii) neither Manager nor applicable Borrower has commenced any action or given or received any notice for the purpose of terminating such Management Agreement and (iv) all sums due and payable under such Management Agreement have been paid in full.
7.14.    Use of Proceeds. Borrowers shall use the proceeds of the Loans only for (a) Borrowers' working capital, Capital Expenditures and other general corporate purposes not in contravention of any law or any Loan Document and (b) to make certain Restricted Payments

7.15.    Performance by Borrowers. Each Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to such Borrower.
7.16.    Leasing Matters.
(a)    With respect to any Collateral Property, each Borrower may enter into a proposed Lease (including the renewal or extension of an existing Lease (a “Renewal Lease”)) without the prior written consent of Administrative Agent, provided such proposed Lease or Renewal Lease (i) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Lease is executed by such Borrower (unless, in the case of a Renewal Lease, the rent payable during such renewal, or a formula or other method to compute such rent, is provided for in the original Lease), (ii) is an arms-length transaction with a bona fide, independent third party tenant, (iii) would not cause a Material Property Event, (iv) is subject and subordinate to the related Mortgage and, upon Administrative Agent's reasonable request, the lessee thereunder agrees to attorn to Administrative Agent and Lenders pursuant to an agreement acceptable to Administrative Agent and (v) is not a Major Lease. All proposed Leases which do not satisfy the requirements set forth in this Section 7.16(a) shall be subject to the prior approval of Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned. At Administrative Agent's request, Borrowers shall promptly deliver to Administrative Agent copies of all Leases which are entered into pursuant to this Subsection together with Borrowers' certification that they have satisfied all of the conditions of this Section.
(b)    Except as set forth in Schedule 6.39, Borrowers (i) shall observe and perform all the obligations imposed upon the lessor under the Major Leases and shall not do or permit to be done anything to impair the value of any of the Major Leases as security for the Obligations; (ii) shall promptly send copies to Administrative Agent and the Lenders of all notices of default or other material matters which Borrowers shall send or receive with respect to the Major Leases; (iii) shall enforce all of the material terms, covenants and conditions contained in the Major Leases upon the part of the tenant thereunder to be observed or performed (except for termination of a Major Lease which shall require Administrative Agent's prior written approval); (iv) shall not collect any of the Rents more than one (1) month in advance (except Security Deposits shall not be deemed Rents collected in advance); (v) shall not execute any other assignment of the lessor's interest in any of the Leases or the Rents; and (vi) shall not consent (to the extent that lessor's consent is required under a Major Lease) to any assignment of or subletting under any Major Leases not in accordance with their terms, without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned.
(c)    Borrowers may, without the consent of Administrative Agent, amend, modify or waive the provisions of any Lease or terminate, reduce rents under, accept a surrender of space under, or shorten the term of, any Lease (including any guarantee, letter of credit or other credit support with respect thereto) provided that such Lease is not a Major Lease and that such action (taking into account, in the case of a termination, reduction in rent, surrender of space or shortening of term, the planned alternative use of the affected space) would not cause a Material Property Event, and provided that such Lease, as amended, modified or waived, is otherwise in compliance with the requirements of this Agreement and any Lease subordination agreement binding upon Administrative Agent with respect to such Lease. A termination of a Lease (other than a Major Lease) with a tenant who is in default beyond applicable notice and grace periods shall not be considered an action which constitutes a Material Property Event unless it causes a breach, default or failure of performance under a Management Agreement or Franchise Agreement. Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which does not satisfy the requirements set forth in this Subsection shall be subject to the prior written approval of Administrative Agent and its counsel, at Borrowers' expense. At Administrative Agent's request, Borrowers shall promptly deliver to Administrative Agent and the Lenders copies of all Leases, amendments, modifications and waivers which are entered into pursuant to this Section 7.16(c) together with each applicable Borrower's certification that it has satisfied all of the conditions of this Section 7.16(c).
(d)    Notwithstanding anything contained herein to the contrary, with respect to any Collateral Property, no Borrower shall, without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned), enter into, materially amend, materially modify, waive any material provisions of, terminate, reduce rents under, accept a surrender of space under, or shorten the term of, or renew or extend upon terms and conditions less favorable to such Borrower, any Major Lease or any instrument guaranteeing or providing credit support for any Major Lease; provided, however, such Borrower shall not be required to obtain Administrative Agent's written consent to any immaterial, non-economic change or beneficial economic change to a Major Lease (provided that, changes materially altering: the square footage leased, the location or use of the Collateral Property or extending the term including any renewal option for a period in excess of five (5) years shall, in each case, be considered a material change); and provided further, that no consent shall be required for any amendment under any Operating Lease, to the extent such amendment could not reasonably be expected to result in a decrease in the Net Operating Income of any Collateral Property by more than 5% or otherwise result in a Material Adverse Effect. For the avoidance of doubt, to the extent that the lessor's consent is required under the applicable Major Lease, any assignment or sublease of a Major Lease shall require the consent of Administrative Agent.
(e)    To the extent actually received by Administrative Agent, Administrative Agent shall hold any and all monies representing security deposits under the Leases (the “Security Deposits”) received by Administrative Agent, in accordance with the terms of this Agreement and the respective Lease, and shall only release the Security Deposits in order to return a tenant's Security Deposit to such tenant if such tenant is entitled to the return of the Security Deposit under the terms of the Lease.
(f)        To the extent that Administrative Agent's consent or approval is required under this Section 7.16, any such proposed modification, change, supplement, alteration, amendment, assignment or sublease of a Lease or Major Lease submitted to Administrative Agent for approval shall be deemed approved if (i) Borrowers deliver to Administrative Agent a written request for such approval marked in bold lettering with the following language: ADMINISTRATIVE AGENT'S RESPONSE IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF

A TERM LOAN AGREEMENT AMONG THE UNDERSIGNED, AND ADMINISTRATIVE AGENT AND OTHERS” and the envelope containing the request must be marked “PRIORITY”; and (ii) Administrative Agent shall have failed to notify Borrowers of its approval or disapproval within such fifteen (15) Business Days following Administrative Agent's receipt of Borrowers' written request together with such proposed modification, change, supplement, alteration, amendment, assignment or sublease of a Lease or Major Lease, and any and all other information and documentation relating thereto reasonably required by Administrative Agent to reach a decision. In no event shall Administrative Agent be deemed to have approved (1) a surrender, termination or cancellation of a Major Lease or (2) any change having a Material Adverse Effect; provided that Administrative Agent shall not unreasonably delay such decision. Upon Borrowers' request, Administrative Agent shall deliver to Borrower a reasonably detailed description of the reasons for any disapprovals under this Section 7.16.
7.17.    Management Agreements.
(a)    Each Collateral Property is operated under the terms and conditions of the applicable Management Agreement. Each Operating Lessee shall (i) diligently perform and observe all of the terms, covenants and conditions of the Management Agreements on the part of such Operating Lessee to be performed and observed to the end that all things shall be done which are necessary to keep unimpaired the rights of such Operating Lessee under the Management Agreements and (ii) promptly notify Administrative Agent and the Lenders of the giving of any notice by any Manager to such Operating Lessee of any default by Operating Lessee in the performance or observance of any of the terms, covenants or conditions of any Management Agreement on the part of Operating Lessee to be performed and observed and deliver to Administrative Agent a true copy of each such notice. No Operating Lessee shall surrender any Management Agreement, consent to the assignment by any Manager of its interest under a Management Agreement, or terminate or cancel any Management Agreement, or modify, change, supplement, alter or amend any Management Agreement, in any material respect, either orally or in writing without Required Lenders' prior written consent; provided, however, that Borrowers shall be entitled to terminate or cancel (i) the Myrtle Beach Golf Course Management Agreement or (ii) any other Management Agreement that is replaced with a Replacement Management Agreement with any Qualified Manager, in either case without the prior consent of the Administrative Agent or any Lenders. Borrowers shall deliver notice of such termination or cancellation to the Administrative Agent and the Lenders within five (5) Business Days of the occurrence thereof. Borrowers hereby assign to Administrative Agent for benefit of the Secured Parties as further security for the payment of the Obligations and for the performance and observance of the terms, covenants and conditions of this Agreement and the other Loan Documents, all the rights, privileges and prerogatives of Borrowers to surrender any Management Agreement, or to terminate, cancel, modify, change, supplement, alter or amend such Management Agreements, in any material respect, and any such surrender of such Management Agreements, or termination, cancellation, modification, change, supplement, alteration or amendment of any Management Agreement (other than the Myrtle Beach Golf Course Management Agreement) in any material respect, without the prior consent of Administrative Agent and Required Lenders, shall be void and of no force and effect. Any such proposed modification, change, supplement, alteration or amendment of the Management Agreement submitted to Administrative Agent and the Lenders for approval shall be deemed approved if (i) Borrowers deliver to the Lenders a written request for such approval marked in bold lettering with the following language: “ADMINISTRATIVE AGENT AND REQUIRED LENDERS' RESPONSE IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A TERM LOAN AGREEMENT AMONG THE UNDERSIGNED, AND ADMINISTRATIVE AGENT AND OTHERS” and the envelope containing the request must be marked “PRIORITY”, and (ii) Administrative Agent and Required Lenders shall have failed to notify Borrowers of approval or disapproval within such fifteen (15) Business Days following Administrative Agent's and the Lenders' receipt of Borrowers' written request together with such proposed modification, change, supplement, alteration or amendment of the Management Agreement, and any and all other information and documentation relating thereto reasonably required by Administrative Agent or the Lenders to reach a decision. In no event shall Administrative Agent or the Required Lenders be deemed to have approved (1) a surrender, termination or cancellation of the Management Agreement, (2) any change having a Material Adverse Effect under the Management Agreement, or (3) or a new management agreement with a new property manager. Upon a Borrower's request, Administrative Agent and each of the disapproving Lenders shall deliver to such Borrower a reasonably detailed description of the reasons for any disapprovals under this Section 7.17.
(b)    If any Operating Lessee shall default in the performance or observance of any material term, covenant or condition of any Management Agreement on the part of each Operating Lessee to be performed or observed, after expiration of any applicable notice and cure periods provided in such Management Agreement, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing such Borrower from any of its obligations hereunder, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of such Management Agreement on the part of such Operating Lessee to be performed or observed to be promptly performed or observed on behalf of such Operating Lessee to the end that the rights of such Operating Lessee in, to and under such Management Agreement shall be kept unimpaired and free from default in all material respects. Administrative Agent and any Person designated by Administrative Agent by written notice to Borrowers shall have, and are hereby granted, the right to enter upon the applicable Collateral Property at any time and from time to time for the purpose of taking any such action. If any Manager shall deliver to Administrative Agent a copy of any notice of default under the Management Agreement, such notice shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent in good faith, in reliance thereon. No Operating Lessee shall, nor shall it permit any Manager to, sub-contract all or any material portion of its management responsibilities under any Management Agreement to a third-party without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned. Each Operating Lessee shall request of Managers and deliver to Administrative Agent upon receipt such certificates of estoppel with respect to compliance by such Operating Lessee with the terms of its respective Management Agreement as may be reasonably requested by Administrative Agent. Each Operating Lessee shall exercise each individual option, if any, to extend or renew the term of its respective Management Agreements to the extent required to continue it in full force and effect until after the Maturity Date, and each Operating Lessee hereby authorizes and appoints Administrative Agent its attorney-in-fact to exercise any such option in the name of and upon behalf of such Operating Lessee, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Any sums expended by Administrative Agent pursuant to this paragraph (i) shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Administrative Agent, (ii) shall be deemed to constitute a portion of the Obligations, (iii) shall be secured by the lien of the Mortgages and the other Loan Documents and (iv) shall be immediately due and payable upon demand by Administrative Agent therefor.
(c)    Without limitation of the foregoing, the applicable Borrower shall, upon request of Administrative Agent or the Required Lenders, and in accordance with the provisions of the applicable assignment of Management Agreement, terminate any Management Agreement and replace the Manager thereunder, without penalty or fee payable by Borrowers, Administrative Agent or Lenders, if at any time during the term of this Agreement: (i) such Manager shall become insolvent or a debtor in bankruptcy or insolvency proceeding or (ii) there exists an event of default by such Manager under the applicable Management Agreement which continues beyond any applicable cure period, except that the requirements of this Section 7.17(c)(ii) shall not apply in the event each and all of the following conditions shall be satisfied (1) the applicable Borrower shall be diligently prosecuting the resolution of such default in a commercially reasonable manner, (2) Administrative Agent and the Lenders shall receive copies of all notices and correspondence sent and/or received by the applicable Borrower with respect to such default, (3) no Event of Default exists and is continuing and (4) no Material Adverse Effect or Material Property Event shall have occurred.
7.18.    Environmental Covenants.
(a)    Borrowers covenant and agree that so long as any Obligations remain outstanding (i) all uses and operations on or of the Collateral Properties, whether by a Borrower or any other Person, shall be in compliance in all material respects with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Materials in, on, under or from any of the Collateral Properties; (iii) there shall be no Hazardous Materials stored or located in, on, or under any of the Collateral Properties, except those that are both (A) in compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (B) (1) in amounts not in excess of that necessary to operate, clean, repair and maintain the applicable Collateral Property as a hotel or (2) fully disclosed to and approved by Administrative Agent in writing; (iv) Borrowers shall keep the Collateral Properties free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrowers or any other Person (the “Environmental Liens”); (v) Borrowers shall, at their sole cost and expense, fully and expeditiously cooperate in all activities pursuant to paragraph (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrowers shall, at their sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with any of the Collateral Properties, pursuant to any reasonable written request of Administrative Agent, upon Administrative Agent's reasonable belief that a Collateral Property is not in full compliance with all Environmental Laws or has been the subject of any Release of Hazardous Materials, and deliver to Administrative Agent and the Lenders full and complete copies of the reports and other results thereof, and Administrative Agent, the Lenders and any other Indemnitees shall be entitled to rely on such reports and other results thereof; (vii) Borrowers shall, at their sole cost and expense (A) promptly and reasonably effectuate remediation of any Hazardous Materials in, on, under or from any Collateral Property in strict compliance with all requirements of Environmental Law; and (B) comply with any Environmental Law, in either case whether or not requested to do so by Administrative Agent; (viii) Borrowers shall not allow any tenant or other user of any of the Collateral Properties to violate any Environmental Law; and (ix) Borrowers shall immediately notify Administrative Agent in writing after any Borrower has become aware of (A) any presence or Release or threatened Releases of Hazardous Materials in, on, under, from or migrating towards any of the Collateral Properties; (B) any non-compliance with any Environmental Laws related in any way to any of the Collateral Properties; (C) any actual or potential Environmental Lien; (D) any required or proposed remediation of environmental conditions relating to any of the Collateral Properties; and (E) any written or oral notice or other communication of which a Borrower becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials in connection with the Collateral Properties.
(b)    Administrative Agent and any other Person designated by Administrative Agent by written notice to Borrowers, including but not limited to any representative of a Governmental Authority, and any environmental consultant, and any receiver appointed by any court of competent jurisdiction, shall have the right, but not the obligation, to enter upon any Collateral Property at all reasonable times to assess any and all aspects of the environmental condition of any Collateral Property and its use. If any Event of Default shall have occurred or if Administrative Agent shall reasonably believe that any Hazardous Materials are located on the Collateral Property in violation of the terms and conditions of this Agreement or that any Release of any Hazardous Material has occurred to, from or onto any Collateral Property, then Administrative Agent and any other Person designated by Administrative Agent shall have the right, at the cost and expense of Borrowers, payable by Borrowers on demand from Administrative Agent, to conduct an environmental assessment or audit (the scope of which shall be determined in Administrative Agent's sole and absolute discretion) of the Collateral Property, including, without limitation, the taking of samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Borrowers shall cooperate with and provide access to Administrative Agent and any such Person or entity designated by Administrative Agent by written notice to Borrowers.
7.19.    Alterations.
Other than the purchase, replacement and/or installation of FF&E or Capital Expenditures contemplated by the most recent Approved Annual Budget, Borrowers shall obtain Administrative Agent's prior written consent to (i) any material structural alteration or (ii) with respect to each Collateral Property, any other alteration to any Improvements thereon which is estimated to cost in excess of four (4%) percent of the value of the Collateral Property, which consent shall not be unreasonably withheld, delayed or conditioned, except with respect to alterations that may have a Material Adverse Effect or cause a Material Property Event. To the extent that Administrative Agent's consent or approval is required under this Section 7.19, any such proposed alterations to any Improvements submitted to Administrative Agent for approval shall be deemed approved if (i) Borrowers deliver to Administrative Agent a written request for such approval marked in bold lettering with the following language: “ADMINISTRATIVE AGENT'S RESPONSE IS

REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A TERM LOAN AGREEMENT AMONG THE UNDERSIGNED, AND ADMINISTRATIVE AGENT AND OTHERS” and the envelope containing the request must be marked “PRIORITY”; and (ii) Administrative Agent shall have failed to notify Borrowers of its approval or disapproval within such fifteen (15) Business Days following Administrative Agent's receipt of Borrowers' written request together with a reasonably detailed description of such proposed alteration and any and all other information and documentation relating thereto reasonably required by Administrative Agent to reach a decision. In no event shall Administrative Agent be deemed to have approved alterations that may have a Material Adverse Effect or cause a Material Property Event. Upon a Borrower's request, Administrative Agent shall deliver to such Borrower a reasonably detailed description of the reasons for any disapprovals under this Section 7.19.
7.20.    Franchise Agreement.
(a)    Each Franchised Property shall be operated under the terms and conditions of the applicable Franchise Agreement. Borrowers shall (i) pay all sums required to be paid by each Operating Lessee under its Franchise Agreement, (ii) diligently perform, observe and enforce all of the terms, covenants and conditions of each Franchise Agreement on the part of each Operating Lessee to be performed, observed and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of any Borrower and/or each Operating Lessee under any Franchise Agreement, (iii) promptly notify Administrative Agent and the Lenders of the giving of any notice to either Operating Lessee of any default by such Operating Lessee in the performance or observance of any of the terms, covenants or conditions of any Franchise Agreement on the part of each Operating Lessee to be performed and observed and deliver to Administrative Agent a true copy of each such notice, and (iv) promptly deliver to Administrative Agent a copy of each financial statement, business plan, capital expenditure plan, notice, report and estimate received by it under any Franchise Agreement. Borrowers shall not, without the prior consent of Administrative Agent, surrender any Franchise Agreement or terminate or cancel any Franchise Agreement or modify, change, supplement, alter or amend any Franchise Agreement, in any material respect, either orally or in writing, provided, however, that Borrowers shall be entitled to terminate or cancel any Franchise Agreement that is replaced with a Replacement Franchise Agreement. Borrowers hereby assign to Administrative Agent as further security for the payment of the Obligations and for the performance and observance of the terms, covenants and conditions of this Agreement and the other Loan Documents, all the rights, privileges and prerogatives of Borrowers and Operating Lessees to surrender any Franchise Agreement or to terminate, cancel, modify, change, supplement, alter or amend any Franchise Agreement in any material respect, and any such surrender of any Franchise Agreement or termination, cancellation, modification, change, supplement, alteration or amendment of any Franchise Agreement in any material respect without the prior consent of Administrative Agent shall be void and of no force and effect.

(b)    If either Operating Lessee shall default in the performance or observance of any material term, covenant or condition of any Franchise Agreement on the part of such Operating Lessee to be performed or observed after expiration of any applicable notice and cure periods provided in the Franchise Agreement, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing a Borrower from any of its obligations hereunder, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of any Franchise Agreement on the part of such Operating Lessee to be performed or observed to be promptly performed or observed on behalf of such Operating Lessee, to the end that the rights of such Operating Lessee in, to and under such Franchise Agreement shall be kept unimpaired and free from default in all material respects. Administrative Agent and any Person designated by Administrative Agent by written notice to Borrowers shall have, and are hereby granted, the right to enter upon the Collateral Properties at any time and from time to time for the purpose of taking any such action. If any Franchisor shall deliver to Administrative Agent a copy of any notice of default under any Franchise Agreement, such notice shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent in good faith, in reliance thereon. Borrowers shall, from time to time, use their best efforts to obtain from each Franchisor such certificates of estoppel with respect to compliance by each Operating Lessee with the terms of its Franchise Agreement as may be requested by Administrative Agent. Each Operating Lessee shall exercise each individual option, if any, to extend or renew the term of its respective Franchise Agreement to the extent required to continue it in full force and effect until after the Maturity Date, and each Operating Lessee hereby expressly authorizes and appoints Administrative Agent as its attorney-in-fact to exercise any such option in the name of and upon behalf of such Operating Lessee, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Any sums expended by Administrative Agent pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Administrative Agent, shall be deemed to constitute a portion of the Obligations, shall be secured by the lien of the Mortgages and the other Loan Documents and shall be immediately due and payable upon demand by Administrative Agent therefor.
(c)    To the extent that Administrative Agent's consent or approval is required under this Section 7.20, any such proposed modification, change, supplement, alteration or amendment of the Franchise Agreement submitted to Administrative Agent for approval shall be deemed approved if (i) Borrowers deliver to Administrative Agent a written request for such approval marked in bold lettering with the following language: “ADMINISTRATIVE AGENT'S RESPONSE IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A TERM LOAN AGREEMENT AMONG THE UNDERSIGNED, AND ADMINISTRATIVE AGENT AND OTHERS” and the envelope containing the request must be marked “PRIORITY”; and (ii) Administrative Agent shall have failed to notify Borrowers of its approval or disapproval within such fifteen (15) Business Days following Administrative Agent's receipt of Borrowers' written request together with such proposed modification, change, supplement, alteration or amendment of the Franchise Agreement and any and all other information and documentation relating thereto reasonably required by Administrative Agent to reach a decision. In no event shall Administrative Agent be deemed to have approved (1) a surrender, termination or cancellation of the Franchise Agreement, (2) any change having a Material Adverse Effect under the Franchise Agreement, or (3) a new franchise agreement with a new franchisor. Upon a Borrower's request, Administrative Agent shall deliver to such Borrower a reasonably detailed description of the reasons for any disapprovals under this Section 7.20.
7.21.    Operating Lease.
Other than as set forth in Schedule 6.39, each Borrower shall:
(a)    promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under any Operating Lease and do all things necessary to preserve and to keep unimpaired its rights thereunder;
(b)    promptly notify Administrative Agent and the Lenders of any event of default under any Operating Lease;
(c)    promptly enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by either Operating Lessee under each Operating Lease;
(d)    maintain each Operating Lease in full force and effect during the term of the Loan.
7.22.    OFAC.
At all times throughout the term of the Loan, each Loan Party shall be in compliance in all material respects with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.
7.23.    Ground Leases.
(a)    With respect to each Ground Lease, each Ground Lessee shall (i) pay all rents, additional rents and other sums required to be paid by such Ground Lessee, as tenant under and pursuant to the provisions of each Ground Lease, (ii) diligently perform and observe all of the terms, covenants and conditions of each Ground Lease on the part of such Ground Lessee, as tenant thereunder, (iii) promptly notify Administrative Agent of the giving of any notice by the landlord under the applicable Ground Lease to any Ground Lessee of any default by any Ground Lessee, as tenant thereunder, and deliver to Administrative Agent a true copy of each such notice within five (5) days of receipt and (iv) promptly notify Administrative Agent of any bankruptcy, reorganization or insolvency of the landlord under the applicable Ground Lease or of any notice thereof, and deliver to Administrative Agent a true copy of such notice within five (5) days of such Ground Lessee's receipt. No Ground Lessee shall, without the prior consent of Administrative Agent and the Required Lenders, surrender the leasehold estate created by the applicable Ground Lease or terminate or cancel any Ground Lease or modify, change, supplement, alter, amend or waive any term of any Ground Lease, either orally or in writing; provided that only the consent of Administrative Agent shall be required for any amendment to a Ground Lease which only extends the term of such Ground Lease and increases the annual rent payable thereunder by 5% or less; and provided further, that Borrowers shall be entitled to terminate or cancel the Myrtle Beach Golf Course Lease without the prior consent of the Administrative Agent or any Lender. If any Ground Lessee shall default in the performance or observance of any term, covenant or condition of any Ground Lease on the part of such Ground Lessee, as tenant thereunder, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of such Ground Lease on the part of such Ground Lessee to be performed or observed on behalf of such Ground Lessee, to the end that the rights of such Ground Lessee in, to and under such Ground Lease shall be kept unimpaired and free from default. If the landlord under the applicable Ground Lease shall deliver to Administrative Agent a copy of any notice of default under such Ground Lease, such notice shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent, in good faith, in reliance thereon. Each Ground Lessee shall exercise its option, if any, to extend or renew the term of each Ground Lease (other than the Myrtle Beach Golf Course Lease) upon demand by Administrative Agent made at any time within one (1) year prior to the last day upon which any such option may be exercised, and each Ground Lessee hereby expressly authorizes and appoints Administrative Agent its attorney-in-fact to exercise any such option in the name of and upon behalf of such Ground Lessee, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.
(b)    Notwithstanding anything contained in any Ground Lease to the contrary and except for Operating Leases, no Ground Lessee or Affiliate Ground Lessor shall further sublet any portion of the related Collateral Property (other than as permitted pursuant to Section 7.16) without prior written consent of Administrative Agent and the Required Lenders. To the extent that consent or approval of Required Lenders or Administrative Agent is required under this Section 7.23, any such proposed modification, change, supplement, alteration or amendment, or proposed sublease submitted to Administrative Agent and Lenders for approval shall be deemed approved if (i) Borrowers deliver to Administrative Agent and Lenders a written request for such approval marked in bold lettering with the following language: “ADMINISTRATIVE AGENT AND REQUIRED LENDERS' RESPONSE IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A TERM LOAN AGREEMENT AMONG THE UNDERSIGNED, AND ADMINISTRATIVE AGENT AND OTHERS” and the envelope containing the request must be marked “PRIORITY”, and (ii) Administrative Agent and Required Lenders shall have failed to notify Borrowers of approval or disapproval within such fifteen (15) Business Days following Administrative Agent's and the Lenders' receipt of Borrowers' written request together with such proposed modification, change, supplement, alteration or amendment, or sublease and any and all other information and documentation relating thereto reasonably required by Administrative Agent or the Lenders to reach a decision. In no event shall Administrative Agent or the Required Lenders be deemed to have approved any modification, change, supplement, alteration or amendment or sublease that may have a Material Adverse Effect. Upon a Borrower's request, Administrative Agent and each of the disapproving Lenders shall deliver to such Borrower a reasonably detailed description of the reasons for any disapprovals under this Section 7.23.

(c)    In the event of any default by any Ground Lessee in the performance of any of its obligations under any Ground Lease, including, without limitation, any default in the payment of rent and other charges and impositions made payable by the lessee thereunder, then, in the case of a default in the payment of any monetary obligation, Administrative Agent may, at its option and without notice, make payment to cure such default, or, in the case of a default in the performance of any non-monetary obligation, Administrative Agent may, at its option, cause the default or defaults to be remedied and otherwise exercise any and all of the rights of the Ground Lessee thereunder in the name of and on behalf of the Ground Lessee. Each Owner shall, on demand, reimburse Agent for all advances made and expenses incurred by Administrative Agent in curing any such default (including, without limitation, reasonable attorneys' fees), together with interest thereon computed at the Default Rate from the date that an advance is made or expense is incurred, to and including the date the same is paid.
(d)    Notwithstanding anything to the contrary contained herein with respect to any Ground Lease:
(i)    The Lien of the Mortgages attach to all of the Ground Lessees' rights and remedies at any time arising under or pursuant to subsection 365(h) of the Bankruptcy Code, including, without limitation, all of the Ground Lessees' rights, as debtor, to remain in possession of the related Collateral Property which is subject to a Ground Lease;
(ii)    No Ground Lessee shall, without Administrative Agent's written consent, elect to treat a Ground Lease as terminated under subsection 365(h)(1) of the Bankruptcy Code. Any such election made without Administrative Agent's prior written consent shall be void;
(iii)    As security for the Obligations, each Ground Lessee unconditionally assigns, transfers and sets over to Administrative Agent for the benefit of the Lenders all of such Ground Lessee's claims and rights to the payment of damages arising from any rejection by any Ground Lessor under the Bankruptcy Code. Administrative Agent and the applicable Owner shall proceed jointly or in the name of such Owner in respect of any claim, suit, action or proceeding relating to the rejection of a Ground Lease, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions, applications, notices and other documents in any case in respect of a Ground Lessor under the Bankruptcy Code. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Obligations shall have been satisfied and discharged in full. Any amounts received by Administrative Agent or any Owner as damages arising out of the rejection of a Ground Lease as aforesaid shall be applied to all costs and expenses of Administrative Agent (including, without limitation, reasonable attorneys' fees and costs) incurred in connection with the exercise of any of its rights or remedies in accordance with the applicable provisions hereof;

(iv)    If pursuant to subsection 365(h) of the Bankruptcy Code, any Ground Lessee seeks to offset, against the rent reserved in a Ground Lease, the amount of any damages caused by the nonperformance by the applicable Ground Lessor of any of its obligations thereunder after the rejection by such Ground Lessor under the Bankruptcy Code, then no Owner shall effect any offset of the amounts so objected to by Administrative Agent. If Administrative Agent has failed to object as aforesaid within ten (10) days after notice from such Ground Lessee in accordance with the first sentence of this subsection, such Ground Lessee may proceed to offset the amounts set forth in such Ground Lessee' notice to Administrative Agent;
(v)    In any action, proceeding, motion or notice shall be commenced or filed in respect of any Ground Lessor of all or any part any Collateral Property subject to a Ground Lease in connection with any case under the Bankruptcy Code, Administrative Agent and the applicable Owner shall cooperatively conduct and control any such litigation with counsel agreed upon between such Owner and Administrative Agent in connection with such litigation. Borrowers shall, upon demand, pay to Administrative Agent all costs and expenses (including reasonable attorneys' fees and costs) actually paid or actually incurred by Administrative Agent or any Lender in connection with the cooperative prosecution or conduct of any such proceedings. All such costs and expenses shall be secured by the Lien of the applicable Mortgage; and
(vi)    Each Owner shall promptly, after obtaining knowledge of such filing, notify Administrative Agent orally of any filing by or against a Ground Lessor of a petition under the Bankruptcy Code. Each Owner shall thereafter promptly give written notice of such filing to Administrative Agent and the Lenders, setting forth any information available to such Owner as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing. Each Owner shall promptly deliver to Administrative Agent any and all notices, summons, pleadings, applications and other documents received by Administrative Agent in connection with any such petition and any proceedings relating to such petition.

(e)    Each of Philadelphia Affiliate Ground Lessor and Hospitality Owner acknowledge and confirm that, with respect to the Philadelphia Affiliate Ground Lease and each of the Boca Raton Affiliate Ground Lessor and Boca Owner acknowledge and confirm that with respect to the Boca Raton Affiliate Ground Lease:
(i)    the Mortgage covering such Ground Lease Property is and shall be deemed to be a “Leasehold Mortgage” as set forth in the applicable Affiliate Ground Lease, for all purposes thereunder;
(ii)    Administrative Agent, as mortgagee, grantee or beneficiary, as applicable, thereunder, together with its successors and assigns in such capacity, shall constitute a “Leasehold Mortgagee” thereunder;
(iii)    the Mortgages covering such Ground Lease Property shall be entitled to all the rights, benefits and privileges of a “Leasehold Mortgage” under the applicable Affiliate Ground Lease;
(iv)    Administrative Agent shall be entitled to all the rights, benefit and privileges of a “Leasehold Mortgagee” under the applicable Affiliate Ground Lease; and
(v)    the notice for address for the “Leasehold Mortgagee” under the applicable Affiliate Ground Lease, shall be the address of Administrative Agent as set forth in this Agreement.
7.24.    O&M Program.
With respect to each of the Dana Point Property, the Houston Property, the Myrtle Beach Property and the Mandalay Beach Property, the applicable Borrower shall implement and follow the terms and conditions of its applicable O&M Program during the term of this Agreement, including any extension or renewal thereof. Such requirement that a Borrower develop and comply with its applicable O&M Program shall not be deemed to constitute a waiver or modification of any of Borrowers' covenants and agreements with respect to Hazardous Materials or Environmental Laws.
7.25.    Certain Post-Closing Obligations.
As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 7.25 or such later date as the Administrative Agent agrees to in writing, Borrowers and each other Loan Party shall deliver the documents or take the actions specified on Schedule 7.25.
ARTICLE VIII
NEGATIVE COVENANTS

From the date hereof until payment and performance in full of all Obligations under the Loan Documents or, in respect of a specific Collateral Property, until the earlier release of the Liens of all Mortgages encumbering such Collateral Property in accordance with the terms of this

Agreement and the other Loan Documents, Borrowers each covenant that it will not do, directly or indirectly, any of the following:
8.01.    Indebtedness.
No Borrower shall create, incur, assume or suffer to exist any Indebtedness other than the Obligations, except for Indebtedness of the type described pursuant to Section 6.34(g) or permitted by Section 8.04.
8.02.    Investments.
No Borrower shall make any Investments from Collateral except:
(a)    Investments in the form of Permitted Investments; and
(b)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss.
8.03.    Liens.
No Borrower shall, nor shall any Borrower permit any other Person to, create, incur, assume, or suffer to exist any Lien upon any Collateral, Collateral Property or any Equity Interest in any Restricted Party other than any of the following (each a “Permitted Lien”):
(a)    Liens pursuant to any Loan Document;
(b)    Liens existing on the date hereof and listed on Schedule 8.03;
(c)    Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)    carriers', warehousemen's, mechanics', materialmen's, repairmen's, or other like Liens arising in the ordinary course of business which are (i) not in excess of $2,000,000 in the aggregate for any individual Collateral Property or (ii) remain undischarged of record (by payment, bonding or otherwise) for a period of more than sixty (60) days, provided that in case of (i) and (ii), such Liens are being contested in good faith by appropriate proceedings diligently conducted;
(e)    pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)        deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business;
(g)    Liens set forth in the Title Policies issued with respect to the Mortgages;
(h)    other encumbrances on a Collateral Property, which do not constitute a grant by a Loan Party of a mortgage or deed of trust, which in the aggregate, are not substantial in amount, and do not in any case materially detract from the value of any Collateral Property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Mortgagor;
(i)        Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.01(m) or securing appeal or other surety bonds related to such judgments;
(j)        with respect to Personal Property constituting a part of the Collateral Property, a Permitted Personal Property Lien; and
(k)    Liens related to financing or leasing arrangements permitted by Section 8.04; provided that such Liens do not encumber any property other than the property financed or leased under Section 8.04.
Except for such Permitted Liens and Permitted Personal Property Lien provided in Section 8.04, each Borrower will own all parts of the Collateral Properties and will not acquire any fixtures, equipment, or other property (including software embedded therein) forming a part of any Collateral Property pursuant to a Lease, license, security agreement, or similar agreement, whereby any party has or may obtain the right to repossess or remove same, without the prior written consent of Administrative Agent.
8.04.    Personal Property Leasing and Financing.
Without the prior consent of Administrative Agent, which consent may be withheld in Administrative Agent's sole discretion, no Borrower shall, nor shall any Borrower permit any other Person to, create, incur, assume, or suffer to exist in connection with the ownership or operation of any hotel, any Personal Property subject to any financing or any leasing arrangements except (each a “Permitted Personal Property Lien”):
(a)    those disclosed on Schedule 6.42;
(b)    extensions, renewals, replacements and refinancings of any such financing or leasing arrangement referred to in (a) that are on an arm's length basis and that do not materially increase the outstanding principal amount thereof except for amounts attributable to (i) fees and expenses for extensions and renewals and (ii) market increases for refinancings and replacements; or

(c)    any other financing or leasing arrangements, provided however, that the aggregate amount of debt service or lease payments in respect of all financing and leasing arrangements shall be less than $400,000 in the aggregate per annum for any individual Collateral Property.
8.05.    Operation and Service Agreements.
No Borrower has entered into any material Contractual Obligation with respect to property or services to be provided by third parties with respect to any Collateral Property other than:
(a)    those listed on Schedule 6.41;
(b)    any renewal, replacement or extension of the foregoing on substantially similar financial terms or reasonable increases thereof made on an arm's length basis; or
(c)    any other material Contractual Obligation entered into in the ordinary course of business consistent with past practices.
8.06.    Restricted Payments.
No Borrower shall declare or make, directly or indirectly, any Restricted Payment from Collateral, or incur any obligation (contingent or otherwise) to do so, except that:
(a)    each Borrower may make Restricted Payments so long as there is no Default or Event of Default has occurred and is continuing or would result therefrom;
(b)    each Borrower may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
(c)    each Loan Party may purchase, redeem, or otherwise acquire shares of its common stock or other common Equity Interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests.
provided, however, that notwithstanding the foregoing Borrowers may declare and make any Restricted Payments that are necessary for FelCor Trust to maintain its status as a REIT, but then only in the minimum amount necessary to maintain such status as a REIT.
8.07.    Financial Covenants.
(a)     Debt Service Coverage Ratio. Borrowers shall not permit the Debt Service Coverage Ratio as of the last day of any fiscal quarter or any other date of testing during any period set forth below, to be less than the amount set forth below:

Period	Debt Service Coverage Ratio
Closing Date until March 4, 2012	1.30 to 1.00
March 5, 2012 until March 4, 2013	1.35 to 1.00
March 5, 2013 until August 1, 2014	1.40 to 1.00
August 2, 2014 and thereafter	1.50 to 1.00

provided that if Borrowers fail to meet such covenant level as of the last day of any fiscal quarter from time to time, Borrowers may make a voluntary prepayment of the Loans pursuant to Section 2.09(a) in an amount sufficient to cure such failure by reducing the amount in the denominator (Debt Service) and bring Borrowers back into pro forma covenant compliance, provided further, that such voluntary prepayment must be made within five (5) Business Days of the date on which financial statements showing such Default are due to be delivered to Administrative Agent pursuant to Section 7.10.
(b)    Loan to Value Ratio. As of September 4, 2012, Borrowers shall not permit the Loan to Value Ratio for the Collateral Properties to be more than sixty percent (60%) based on the most recent Acceptable Appraisals for the Collateral Properties (and after giving effect to any permanent reductions of the Aggregate Commitment that may be necessary to cause the Loan to Value Ratio to be equal to or less than sixty percent (60%)).
8.08.    Dispositions
No Borrower shall make any Disposition from Collateral or enter into any agreement to make any Disposition from Collateral except:
(a)    Dispositions of personal property, whether now owned or hereafter acquired, in the ordinary course of business for fair consideration and on an arms length basis, provided that if such property was required under any Loan Document to be subject to a first priority Lien in favor of Administrative Agent, such personal property shall be replaced by an item of equal or greater value which is subject to a first priority Lien in favor of Administrative Agent;
(b)    Dispositions of Collateral Properties, so long as such Collateral Properties are released pursuant to Section 2.17 prior to or contemporaneously with such Disposition; and
(c)    Dispositions of the Myrtle Beach Golf Course Management Agreement and Myrtle Beach Golf Course Lease as contemplated by Sections 7.17(a) and 7.23(a);
provided, however, that any Disposition pursuant to clauses (a) and (b) shall be for fair market value.

8.09.    Dissolution.
No Borrowers shall (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of such Borrower except to the extent expressly permitted by the Loan Documents, (c) except as expressly permitted under the Loan Documents, modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (d) permit any Borrower's Principal to do any of the following if such action could reasonably be expected to have a Material Adverse Effect: (i) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which any Borrower's Principal would be dissolved, wound up or liquidated in whole or in part, or (ii) except as expressly permitted under the Loan Documents, amend, modify, waive or terminate the certificate of incorporation, bylaws or similar organizational documents of any Borrower's Principal (other than FelCor Op and FelCor TRS), in each case, without obtaining the prior written consent of Administrative Agent, which consent (with respect to (c) only) shall not be unreasonably withheld, delayed or conditioned. In connection with clause (c) hereof, in addition to obtaining the consent of Administrative Agent as set forth in the preceding sentence, no Borrower may amend its limited liability company agreement to provide for the membership interests therein to become subject to Article 8 of the UCC, without first giving Administrative Agent at least thirty (30) days prior written notice.
8.10.    No Subsidiaries.
Except as may be previously approved by the Required Lenders in writing, no Borrower shall create or suffer to exist any Subsidiary.
8.11.    Burdensome Agreements.
No Borrower shall enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Guarantor to Guarantee the Indebtedness of Borrowers under the Guaranty or (ii) of any Borrower to create, incur, assume or suffer to exist Liens on property of such Person; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
8.12.    Change In Business.
No Borrower shall enter into any line of business other than the ownership, acquisition, development, operation, leasing and management of the Collateral Properties (including providing services in connection therewith), or make any material change in the scope or nature of its business objectives, purposes or operations or undertake or participate in activities other than the continuance of its present business. Each Borrower shall not take or fail to take any action relating to its status as a Single Purpose Entity, as further detailed in Section 6.34 above.
8.13.    Debt Cancellation.
Borrowers shall not cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Borrowers by any Person, except for adequate consideration and in the ordinary course of Borrowers' business.

8.14.    Zoning.
Borrowers shall not initiate or consent to any zoning reclassification of any portion of any Collateral Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Collateral Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable Law, without the prior written consent of Administrative Agent.
8.15.    No Joint Assessment.
Borrowers shall not suffer, permit or initiate the joint assessment of any Collateral Property with (a) any other real property constituting a tax lot separate from such Collateral Property, or (b) any portion of such Collateral Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Collateral Property.
8.16.    Name, Identity, Structure, or Principal Place of Business.
No Borrower shall change its name, identity (including its trade name or names), or principal place of business as set forth in Schedule 6.33, without, in each case, first giving Administrative Agent at least thirty (30) days prior written notice. No Borrower shall change its corporate, partnership or other structure, or the place of its organization as set forth in Schedule 6.33, without, in each case, the consent of Administrative Agent. To the extent that Administrative Agent's consent or approval is required under this Section 8.16, any such proposed change submitted to Administrative Agent for approval shall be deemed approved if (i) Borrowers deliver to Administrative Agent a written request for such approval marked in bold lettering with the following language: “ADMINISTRATIVE AGENT'S RESPONSE IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A TERM LOAN AGREEMENT AMONG THE UNDERSIGNED, ADMINISTRATIVE AGENT AND OTHERS” and the envelope containing the request must be marked “PRIORITY”; and (ii) Administrative Agent shall have failed to notify Borrowers of its approval or disapproval within such fifteen (15) Business Days following Administrative Agent's receipt of Borrowers' written request together with a description of the nature of such proposed change, and any and all other information and documentation relating thereto reasonably required by Administrative Agent to reach a decision. Upon a Borrower's request, Administrative Agent shall deliver to such Borrower a reasonably detailed description of the reasons for any disapprovals under this Section 8.16. Upon Administrative Agent's request, such Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect the Secured Parties' security interest in the Collateral as a result of such change of principal place of business or place of organization.
8.17.    ERISA.
(a)    During the term of this Agreement or while any Obligations are outstanding, no Borrower shall be a Plan and none of the assets of any Borrower shall constitute Plan Assets.

(b)    Borrowers further covenant and agree to deliver to Administrative Agent such certifications or other evidence from time to time throughout the term of the Loan, as requested by Administrative Agent in its sole discretion, and represent and covenant that (A) each Borrower is not and each Borrower and any ERISA Affiliate do not maintain or otherwise have any liability (contingent or otherwise) with respect to an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I or Title IV of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (B) no Borrower is subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true:
(i)    Equity interests in such Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);
(ii)    Less than twenty-five percent (25%) of each outstanding class of Equity Interests in such Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2), as modified by Section 3(42) of ERISA; or
(iii)    Such Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).
8.18.    Affiliate Transactions.
Except for the Operating Leases, the Overhead Sharing Agreement and the Affiliate Ground Leases, Borrowers shall not enter into, or be a party to, any transaction with any Affiliate of Borrowers except in the ordinary course of business, with terms no less favorable to Borrowers or such Affiliate than would be obtained in a comparable arm's-length transaction with an unrelated third party.
8.19.    Transfers.
(a)    Except for (a) Permitted Liens, (b) Permitted Personal Property Liens, (c) sales or dispositions of Personal Property in accordance with the provisions of Section 8.08, (d) in connection with a release of any Collateral Property in accordance with the provisions of Section 2.17 or 2.18, (e) Condemnation of Collateral Property, or (f) as otherwise provided in Sections 8.19(b) and (c) below, no Borrower shall, nor shall any Borrower permit, any Transfer of any Collateral, Collateral Property or any Equity Interest in any Restricted Party or any part thereof or any legal or beneficial interest therein without the prior written consent of the Required Lenders, which may be withheld in their sole discretion. Administrative Agent and Lenders shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Obligations immediately due and payable upon a Transfer in violation of this Section 8.19. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Administrative Agent or Required Lenders have consented to any previous Transfer. Notwithstanding anything to the contrary contained in this Section 8.19, no transfer (whether or not such transfer shall constitute a Transfer) shall be made to any Person which is not permitted pursuant to applicable Law.

(b)    The provisions of Section 8.19(a) set forth above shall not apply to Transfers of Equity Interests in any Restricted Party (i) under any will or applicable law of descent, (ii) among any of the holders of direct or indirect Equity Interests in Borrowers that were holders of Equity Interests in Borrowers on the Closing Date, or (iii) to any entity that is wholly owned, directly or indirectly, by FelCor Trust or FelCor Op or any combination thereof, as long as following any Transfer described in (ii) or (iii), of this sentence (1) FelCor Op shall at all times own, directly or indirectly one hundred percent (100%) of the Equity Interests in Borrowers, and FelCor Trust shall at all times be the sole general partner of, and maintain Control over, FelCor Op, (2) Administrative Agent receives at least fifteen (15) days prior written notice of such Transfer, (3) unless the Super-Majority Lenders provide their prior written consent (not to be unreasonably withheld), such Transfer does not result in a Change of Control and (4) within fifteen (15) days following any such Transfer, Borrowers shall deliver to Administrative Agent (a) a statement showing the current ownership of Borrowers, (b) a certification from Borrowers that Borrowers remain in compliance with the ERISA provisions of the Loan Documents, and (c) a certification from Borrowers that Borrowers remain in compliance with the representations, warranties and covenants in the Loan Documents relative to anti-terrorism laws, rules and regulations.
(c)    Notwithstanding anything to the contrary in Section 8.19(a) above, (i) a Transfer of Equity Interests in FelCor Op or FelCor Trust shall be permitted without the consent of the Lenders so long as such Transfer does not result in a Change of Control or violate applicable Law and (ii) a Transfer of Equity Interests in FelCor or FelCor Trust that requires the consent of the Lenders pursuant to the preceding subclause (i) shall be permitted so long as the Super-Majority Lenders provide their prior written consent (not to be unreasonably withheld).
8.20.    REA. No Borrower shall:
(a)    enter into, terminate, or modify any REA in any material respect without Administrative Agent's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; or
(b)    fail to enforce, comply with, or cause each of the parties to the REA to comply with all of the material economic terms and conditions contained in any REA.
ARTICLE IX
INSURANCE; CASUALTY; CONDEMNATION

9.01.    Insurance.
(a)    Borrowers shall obtain and maintain, or cause to be maintained, Policies for each Borrower and the Collateral Properties providing at least the following coverages:
(i)    so called “All Risk” or “Special Form” insurance on the Improvements and the Personal Property, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation;

(B) containing an agreed amount endorsement or its equivalent with respect to the Improvements, business income, rent loss and Personal Property waiving all co-insurance provisions; (C) including windstorm/named storm coverages for the Boca Raton Property, providing for no deductible in excess of $100,000, other than deductibles for windstorm and earthquake coverage, and in the case of the Myrtle Beach Property only, flood; each of which shall not exceed an amount equal to five percent (5%) of the insured value for each of the Collateral Property, which shall with respect to each Collateral Property, be no more than five percent (5%) of the insurable value of each Collateral Property; and (D) providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements together with customary “Ordinance or Law Coverage” if any of the Improvements or the use of each Collateral Property shall constitute legal non-conforming structures or uses;
(ii)    commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about each Collateral Property, including “Dram Shop” or other liquor liability coverage if alcoholic beverages are sold from or may be consumed at the Collateral Property such insurance (A) to be on the so-called “occurrence” form with a limit of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate; (B) to continue at not less than the aforesaid limit until required to be changed by Administrative Agent in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written and oral contracts; and (5) contractual liability covering the indemnities contained in Article 10 of the Mortgages to the extent the same is available;
(iii)    business interruption/loss of rents insurance (A) with loss payable to Administrative Agent on behalf of Lenders; (B) covering all risks required to be covered by the insurance provided for in Section 9.01(a)(i); (C) in an amount equal to one hundred percent (100%) of the projected gross income from each Collateral Property (on an actual loss sustained basis) for a period continuing until the Restoration of the Collateral Property is completed; the amount of such business interruption/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on the greatest of: (x) Borrowers' reasonable estimate of the gross income from each Collateral Property and (y) the highest gross income received during the term of the Notes for any full calendar year prior to the date the amount of such insurance is being determined, in each case for the succeeding twenty-four (24) month period and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the applicable Collateral Property is repaired and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; all insurance proceeds payable to Administrative Agent pursuant to this Section 9.01(a)(iii) shall be held by Administrative Agent and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Notes and this Agreement; provided, however, that nothing herein contained shall be deemed to relieve any Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Notes and this Agreement except to the extent such amounts are actually paid out of the proceeds of such business interruption/loss of rents insurance.
(iv)    at all times during which structural construction, repairs or alterations are being made with respect to the Improvements (A) owner's contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance provided for in Section 9.01(c)(ii); and (B) the insurance provided for in Section 9.01(a)(i) shall be written in a so-called builder's risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Section 9.01(a)(i), (3) shall include permission to occupy each Collateral Property, and (4) shall contain an agreed amount endorsement waiving co-insurance provisions; provided, however, the insurance required pursuant to this Section 9.01(a)(iv) may be obtained by a Manager for the benefit of the applicable Borrower and the applicable Collateral Property.
(v)    workers' compensation, subject to the statutory limits of the state in which each Collateral Property is located, and employer's liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease aggregate in respect of any work or operations on or about each Collateral Property, or in connection with such Collateral Property or its operation (if applicable);
(vi)    comprehensive boiler and machinery insurance covering all mechanical and electrical equipment and boilers and pressure valves, if applicable, in amounts as shall be reasonably required by Administrative Agent on terms consistent with the commercial property insurance policy required under Section 9.01(a)(i);
(vii)    if any portion of the Improvements is at any time located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance of the following types and in the following amounts (A) coverage under Policies issued pursuant to the Flood Insurance Acts (the “Flood Insurance Policies”) in an amount equal to the maximum limit of coverage available for the applicable Collateral Property under the Flood Insurance Acts, subject only to customary deductibles under such Policies and (B) coverage under supplemental private Policies in an amount, which when added to the coverage provided under the Flood Act Policies with respect to an Collateral Property, is not less than the Full Replacement Cost (as defined in Section 9.01(a)(i)) for such Collateral Property;

(viii)    if required by Administrative Agent, earthquake, sinkhole and mine subsidence insurance in amounts as determined by Administrative Agent in its sole discretion and in form and substance satisfactory to Administrative Agent, provided that the insurance pursuant to this Section 9.01(a)(viii) shall be on terms consistent with the all risk insurance policy required under Section 9.01(a)(i);
(ix)    umbrella liability insurance in an amount not less than $100,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under Section 9.01(a)(ii);
(x)    insurance against terrorism, terrorist acts or similar acts of sabotage (“Terrorism Insurance”) pursuant to a (A) blanket insurance policy with aggregate limits of not less than the lesser of one hundred ten percent (110%) of Obligations, or $50,000,000 or (B) a stand-alone insurance policy covering only the Collateral Properties with coverage of not less than $50,000,000, and, in either case with a deductible of not more than $100,000 (the “Terrorism Insurance Required Amount”). Notwithstanding the foregoing sentence, in the event a Borrower has obtained a stand alone insurance policy pursuant to subsection (B) above, such Borrower shall not be obligated to expend more than $400,000 on Insurance Premiums for Terrorism Insurance (the “Terrorism Insurance Cap”) and if the cost of the Terrorism Insurance Required Amount exceeds the Terrorism Insurance Cap, such Borrower shall purchase the maximum amount of Terrorism Insurance available with funds equal to the Terrorism Insurance Cap; provided, however, in the event it is customary among owners of Class A hotel properties in the United States to have “All Risk” coverage without any exclusion (a “Terrorism Exclusion”) from coverage under such Policy for loss or damage incurred as a result of an act of terrorism, terrorist acts or similar acts of sabotage, such Borrower shall (provided the same does not add any material cost to such Borrower's Insurance Premiums) obtain a Policy without any such Terrorism Exclusion. After the occurrence of any event which reduces the amount of insurance available under the Terrorism Insurance required hereunder (whether due to a claim or otherwise), such Borrower shall be obligated to immediately increase the coverage of such Terrorism Insurance so that at least $50,000,000 of coverage is available thereunder at all times;
(xi)    a blanket fidelity bond and errors and omissions insurance coverage insuring against losses resulting from dishonest or fraudulent acts committed by (A) a Borrower's personnel; (B) any employees of outside firms that provide appraisal, legal, data processing or other services for a Borrower or (C) temporary contract employees or student interns; provided, however, the insurance required pursuant to this Section 9.01(a)(xi) may be obtained by a Manager for the benefit of the applicable Borrowers and the applicable Collateral Property;

(xii)    such other insurance and in such amounts as are required pursuant to any Franchise Agreement or as Administrative Agent from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to each Collateral Property located in or around the region in which the each Collateral Property is located; and
(b)    All insurance provided for in Section 9.01(a) shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Administrative Agent, issued by financially sound and responsible insurance companies authorized to do business in the state in which the property is located, and approved by Administrative Agent. All carriers providing insurance at any level shall have a claims paying ability rating of “A” (or its equivalent) or better by at least two (2) of the Rating Agencies including (i) S&P, (ii) Fitch, if Fitch is rating the Securities and rates the carrier and (iii) Moody's, if Moody's is rating the Securities and rates the carrier or such other Rating Agency approved by Administrative Agent, and a general policy rating of “A-X” or better by A.M. Best Company Inc. (each such insurer shall be referred to as a “Qualified Insurer”). Prior to Closing and not less than thirty (30) days prior to the expiration dates of the Policies theretofore furnished to Administrative Agent pursuant to Section 9.01(a), Borrowers shall deliver, electronically or by hard copy, certificates of insurance in form and substance acceptable to Administrative Agent evidencing the coverages required herein Section 9.01 and certified copies of the Policies marked “premium paid” or accompanied by evidence satisfactory to Administrative Agent of payment of the premiums due thereunder (the “Insurance Premiums”). In the event any Borrower desires to obtain the insurance required hereunder from an insurer not meeting the requirements of this Section 9.01(b), such Borrower may request, in writing, Administrative Agent's approval of such insurer, which approval may not be unreasonably withheld.
(c)    Borrowers shall not obtain (i) any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is at least equal in scope of coverage as if a “stand-alone” Policy meeting all of the requirement noted above is provided as such Policy is approved in advance in writing by Administrative Agent and Administrative Agent's interest is included therein as provided in this Agreement and such Policy is issued by a Qualified Insurer, or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Section 9.01(a) to be furnished by, or which may be reasonably required to be furnished by, a Borrower. In the event any Borrower obtains separate insurance or an umbrella or a blanket policy, such Borrower shall notify Administrative Agent of the same and shall cause certified copies of each Policy to be delivered as required in Section 9.01(a). Any blanket insurance Policy shall specifically allocate to the Collateral Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Collateral Property in compliance with the provisions of Section 9.01(a). Notwithstanding Administrative Agent's approval of any umbrella or blanket liability or casualty Policy hereunder, Administrative Agent reserves the right, in its sole discretion, to require any Borrower to obtain a separate Policy in compliance with this Section 9.01.

(d)    All liability Policies provided for or contemplated by Section 9.01(a) shall name Borrowers as the named insured and, except for the Policy referenced in Section 9.01(a)(v), Administrative Agent on behalf of Lenders and Borrowers as the insured or additional insured, as their respective interests may appear, and in the case of Property policies, including but not limited to all-risk property, terrorism, boiler and machinery, earthquake and flood insurance, shall contain a standard non-contributory mortgagee clause in favor of Administrative Agent providing that the loss thereunder shall be payable to Administrative Agent.
(e)    All Policies provided for in Section 9.01(a) shall contain clauses or endorsements to the effect that:
(i)    no act or negligence of Borrowers, or anyone acting for Borrowers, or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Administrative Agent is concerned;
(ii)    the Policy shall not be materially changed (other than to increase the coverage provided thereby) or cancelled without at least thirty (30) days' written notice to Administrative Agent and any other party named therein as an insured;
(iii)    each Policy shall provide that the issuers thereof shall give written notice to Administrative Agent if the Policy has not been renewed thirty (30) days prior to its expiration; and
(iv)    Administrative Agent and Lenders shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
(f)        Borrowers shall furnish to Administrative Agent, on or before thirty (30) days after the close of Borrowers' Fiscal Year, a statement certified by Borrowers or a duly authorized officer of Borrowers of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance and, if requested by Administrative Agent, verification of the adequacy of such insurance by an independent insurance broker or appraiser acceptable to Administrative Agent.
(g)    If at any time Administrative Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Administrative Agent shall have the right, with two (2) Business Days prior notice to Borrowers (unless the giving of such notice would result in there being less than five (5) Business Days remaining until the termination of any insurance coverage, in which case Administrative Agent shall have the immediate right, with notice to Borrowers), to take such action as Administrative Agent deems necessary to protect its interest in the Collateral Properties, including, without limitation, the obtaining of such insurance coverage as Administrative Agent in its sole discretion deems appropriate, and all expenses incurred by Administrative Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrowers to Administrative Agent upon demand and until paid shall be secured by the Mortgages and shall bear interest at the Default Rate.

(h)    In the event of a foreclosure of any of the Mortgages, or other transfer of title to any Collateral Property in extinguishment in whole or in part of the Obligations all right, title and interest of Borrowers in and to the Policies then in force and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Administrative Agent or other transferee in the event of such other transfer of title.
9.02.    Casualty.
If a Collateral Property shall be damaged or destroyed, in whole or in part, by fire or other casualty resulting in an amount greater than $2,000,000 to repair (a “Casualty”), Borrowers shall give prompt notice of such damage to Administrative Agent and the Lenders and shall promptly commence and diligently prosecute the completion of the Restoration of the Collateral Property as nearly as possible to the condition the Collateral Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Administrative Agent and otherwise in accordance with Section 9.04. Borrowers shall pay all costs of such Restoration whether or not such costs are covered by insurance. Administrative Agent may, but shall not be obligated to make proof of loss if not made promptly by Borrowers.
9.03.    Condemnation.
Borrowers shall promptly give Administrative Agent and the Lenders notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any part of any Collateral Property and shall deliver to Administrative Agent copies of any and all papers served in connection with such proceedings. Administrative Agent may participate in any such proceedings, and Borrowers shall from time to time deliver to Administrative Agent all instruments requested by it to permit such participation. Each Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Administrative Agent, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrowers shall continue to pay the Obligations at the time and in the manner provided for its payment in the Notes and in this Agreement and the Obligations shall not be reduced until any Award shall have been actually received and applied by Administrative Agent, after the deduction of expenses of collection, to the reduction or discharge of the Obligations. Administrative Agent shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Notes. If any Collateral Property or any portion thereof is taken by a condemning authority, Borrowers shall, promptly commence and diligently prosecute the Restoration of the applicable Collateral Property and otherwise comply with the provisions of Section 9.04. If any Collateral Property is sold, through foreclosure or otherwise, prior to the receipt by Administrative Agent of the Award, Administrative Agent shall have the right, whether or not a deficiency judgment on the Obligations shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Obligations.

9.04.    Restoration.
The following provisions shall apply in connection with the Restoration of any Collateral Property:
(a)    If the Net Proceeds shall be less than $2,000,000 and the costs of completing the Restoration shall be less than $2,000,000, the Net Proceeds will be disbursed directly to a Borrower, provided that all of the conditions set forth in Section 9.04(c)(i) and (iii) are met and Borrowers deliver to Administrative Agent a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement and a written confirmation of satisfaction of such conditions.
(b)    If the Net Proceeds are equal to or greater than $2,000,000 or the costs of completing the Restoration is equal to or greater than $2,000,000, Administrative Agent shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 9.04. Notwithstanding the immediately preceding sentence, a portion of the Net Proceeds not to exceed $2,000,000 shall be made available to Borrowers after receipt thereof by Administrative Agent to pay or reimburse a Borrower for any immediate and necessary repair or work required (i) to prevent further damage to the Collateral Property, (ii) to protect life or to provide safety or (iii) to restore hotel operations at the Collateral Property (collectively, the “Emergency Repairs”) provided all the conditions set forth in Sections 9.04(c)(i) and (iii) met and Borrowers deliver to Administrative Agent a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Emergency Repairs in accordance with the terms of this Agreement. The term “Net Proceeds” means: (A) the net amount of all insurance proceeds received by Administrative Agent pursuant to Section 9.01(a)(i), (iv), (vii) and (viii) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (B) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.
(c)    The Net Proceeds shall be made available to a Borrower for Restoration provided that each of the following conditions are met:
(i)    no Default or Event of Default (unless caused solely by the Condemnation or Casualty) shall have occurred and be continuing;
(ii)    (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the particular Collateral Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than fifteen percent (15%) of the land constituting the particular Collateral Property is taken, and such land is located along the perimeter or periphery of the Collateral Property, and no portion of the Improvements is located on such land;
(iii)    The respective Operating Lease shall remain in full force and effect during and after the completion of the Restoration;

(iv)    Such Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than thirty (30) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion in compliance with all applicable Laws, including, without limitation, all applicable Environmental Laws and in accordance with the terms and conditions of the applicable Franchise Agreement;
(v)    Administrative Agent shall be satisfied that any operating deficits, including all scheduled payments of principal and interest on the Loans under this Agreement, which will be incurred with respect to the Collateral Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (A) the Net Proceeds, (B) the insurance coverage referred to in Section 9.01(a)(iii) if applicable, or (C) by other funds of Borrowers;
(vi)    Administrative Agent shall be satisfied that the Restoration will be completed (with reasonable allowance for time to make such repairs) on or before the earliest to occur of (A) twelve (12) months after the occurrence of such Casualty or Condemnation, or (B) the earliest date required for such completion under the terms of any Leases which are required in accordance with the provisions of this Section 9.04 to remain in effect subsequent to the occurrence of such Casualty or Condemnation and the completion of the Restoration, or (C) the date required for such completion pursuant to the applicable Franchise Agreement, or (D) such time as may be required under applicable Law, in order to repair and restore the applicable Collateral Property to the condition it was in immediately prior to such Casualty or Condemnation or (E) the expiration of the insurance coverage referred to in Section 9.01(a)(ii);
(vii)    the Collateral Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Laws;
(viii)    Administrative Agent shall be satisfied that the Debt Service Coverage Ratio for the four (4) fiscal quarters immediately succeeding the completion of the Restoration shall be equal to or greater than 1.25 to 1 on a pro forma basis;
(ix)    Such Casualty or Condemnation, as applicable, does not result in the loss of access in any material respect to the Collateral Property or the related Improvements;
(x)    Borrowers shall deliver, or cause to be delivered, to Administrative Agent a signed detailed scope of damages and repairs, including cost estimates for each repair item, approved in writing by Borrowers' architect, engineer or project manager stating the entire cost of completing the Restoration, which scope shall be acceptable to Administrative Agent;

(xi)    the Net Proceeds together with any cash or Permitted Investments deposited by Borrowers with Administrative Agent are sufficient in Administrative Agent's discretion to cover the cost of the Restoration;
(xii)    any applicable Management Agreement in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall (A) remain in full force and effect during the Restoration and shall not otherwise terminate as a result of the Casualty or Condemnation or the Restoration or (B) if terminated, shall have been replaced with a Replacement Management Agreement with a Qualified Manager, prior to the opening or reopening of the applicable Collateral Property or any portion thereof for business with the public; and
(xiii)    any applicable Franchise Agreement is not terminated as a result of such Casualty or Condemnation.
(d)    The Net Proceeds shall be held by Administrative Agent in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 9.04, shall constitute additional security for the Obligations and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Administrative Agent to, or as directed by, such Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Administrative Agent that (i) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (ii) there exist no notices of pendency, stop orders, mechanic's or materialman's liens or notices of intention to file same, or any other Liens or encumbrances of any nature whatsoever on the Collateral Property which have not either been fully bonded to the satisfaction of Administrative Agent and discharged of record or in the alternative fully insured to the satisfaction of Administrative Agent by the title company issuing the Title Policy.
(e)    All plans and specifications required in connection with a Restoration, where the cost of such Restoration is greater than $2,000,000 shall be subject to prior review and acceptance in all respects by Administrative Agent, and, at the option of Administrative Agent, an independent consulting engineer selected by Administrative Agent (the “Casualty Consultant”), which acceptance shall not be unreasonably withheld, conditioned or delayed in either case. Administrative Agent shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration as well as the contracts under which they have been engaged where the cost of such Restoration is greater than $2,000,000 be subject to prior review and acceptance by Administrative Agent, and, at the option of Administrative Agent, and the Casualty Consultant, which acceptance shall not be unreasonably withheld, conditioned or delayed in either case. Notwithstanding the foregoing, Administrative Agent's prior review and acceptance of plans and specifications, identity of contractors and contracts shall not be required in connection with Restoration which shall be required on an emergency basis (i) to prevent further damage to the Collateral Property, (ii) to protect life or to provide safety or (iii) to restore hotel operations at the Collateral Property; provided that in such cases, such plans, specifications, identity of contractors and contracts shall be made available to Administrative Agent and the Casualty Consultant as soon as practicable. All costs and expenses incurred by Administrative Agent in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant's fees, shall be paid by Borrowers.
(f)        In no event shall Administrative Agent be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%), of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 9.04(f), be less than the amount actually held back by Borrowers from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 9.04 and that all approvals necessary for the re-occupancy and use of the Collateral Property have been obtained from all appropriate Governmental Authorities, and Administrative Agent receives evidence satisfactory to Administrative Agent that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Administrative Agent will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Administrative Agent that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor's, subcontractor's or materialman's contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Administrative Agent or by the title company issuing the Title Policy for the related Collateral Property, and Administrative Agent receives an endorsement to such Title Policy insuring the continued priority of the Lien of the related Mortgage and evidence of payment of any premium payable for such endorsement. If required by Administrative Agent, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
(g)    Administrative Agent shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(h)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Administrative Agent in consultation with the Casualty Consultant, if any, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrowers shall deposit the deficiency (the “Net Proceeds Deficiency”) with Administrative Agent before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Administrative Agent shall be held by Administrative Agent and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to Section 9.04(b) shall constitute additional security for the Obligations and other obligations under the Loan Documents.
(i)        The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Administrative Agent after the Casualty Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of Section 9.04(b), and the receipt by Administrative Agent of evidence satisfactory to Administrative Agent that all costs incurred in connection with the Restoration have been paid in full, shall be promptly remitted by Administrative Agent to Borrowers, provided no Default or Event of Default shall have occurred and shall be continuing under the Notes, this Agreement or any of the other Loan Documents.
(j)        All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrowers as excess Net Proceeds pursuant to Section 9.04(i), may be at the discretion of Administrative Agent (x) retained and applied by Administrative Agent toward the prepayment of the Obligations pursuant to Section 2.09(b)(ii), or (y), paid, either in whole or in part, to Borrowers for such purposes as Administrative Agent shall approve, in its discretion. Any Net Proceeds remaining with the Administrative Agent after prepayment of all then outstanding Obligations pursuant to clause (x) above shall be paid to Borrowers. If the subject Casualty or Condemnation shall result in (or could reasonably be expected to result in) a Material Property Event with respect to such Collateral Property, and the Administrative Agent shall have caused the Loans to be repaid pursuant to clause (x) above, the Aggregate Commitment shall be reduced by the amount of such prepayment as set forth in Section 2.07(c). If the Aggregate Commitments are reduced, the Lien of the Mortgages shall be reduced by such amount.
ARTICLE X
EVENTS OF DEFAULT AND REMEDIES

10.01.    Events of Default. Any of the following shall constitute an Event of Default (“Event of Default”):
(a)    if any portion of the Obligations are not paid on or before the date the same is due and payable; provided, however, with respect to any failure by Borrowers to pay any regularly scheduled installment of interest hereunder when due (other than any installment of interest or any other amount due on the Maturity Date), and up to two (2) times during any twelve month period, Borrowers shall have two (2) Business Days in which to cure such Event of Default, after which time Administrative Agent may, at its option, exercise any of its rights and remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity;
(b)    if any of the Taxes or Other Charges are not paid prior to delinquency;
(c)    if (i) the Policies are not kept in full force and effect or if (ii) certified copies of the Policies are not delivered to Administrative Agent promptly on request;
(d)    if any representation or warranty made by any Borrower or any other Loan Party herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Administrative Agent or Lenders shall have been false or misleading in any material respect as of the date the representation or warranty was made;
(e)    if a Transfer occurs in violation of the provisions of Section 8.19 of this Agreement or Article 5 of the Mortgages;
(f)    (i) if a receiver, liquidator or trustee shall be appointed for any Borrower or the Philadelphia Affiliate Ground Lessor; or if any Borrower or the Philadelphia Affiliate Ground Lessor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code, or any similar federal or State law, shall be filed by or against, consented to, or acquiesced in by any Borrower or the Philadelphia Affiliate Ground Lessor, or if any proceeding for the dissolution or liquidation of any Borrower or the Philadelphia Affiliate Ground Lessor shall be instituted, or if any event resulting in the dissolution of any Borrower or the Philadelphia Affiliate Ground Lessor shall occur; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by any Borrower or the Philadelphia Affiliate Ground Lessor, upon the same not being discharged, stayed or dismissed within sixty (60) days; or (ii) other than pursuant to a “pre-packaged” proceeding in which (a) the Guarantor's plan or reorganization provides that each Guaranty shall be binding upon, and enforceable against, the reorganized Guarantor so that upon emergence of the Guarantor from the bankruptcy reorganization case, each Guaranty shall be a legal, valid and binding obligation enforceable against the Guarantor in accordance with its terms, and (b) the material terms of the Guarantor's plan of reorganization (1) have been negotiated and agreed by the Guarantor and the necessary percentages of its senior noteholders and other material creditors prior to the filing of such petition or (2) are being diligently negotiated by the Guarantor with the necessary percentages of its senior noteholders and other material creditors and are agreed within 90 days after the filing of such petition, and an order confirming a plan of reorganization which incorporates clauses (a) and (b) is entered within one hundred eighty (180) days of the filing of such petition and within ninety (90) days of the filing of such plan of reorganization (or, in each case, such longer period as shall be permitted by Administrative Agent in its reasonable discretion), the Guarantor shall (A) file a petition under Section 301 of the Bankruptcy Code or otherwise voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any similar Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consent to the institution of, or fail to contest successfully within ninety (90) days in an appropriate manner, any involuntary proceeding seeking liquidation, reorganization or other relief in respect the Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Guarantor or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing;
(g)    if any (i) Borrower or Guarantor attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents or (ii) Borrower or the Philadelphia Affiliate Ground Lessor shall make an assignment for the benefit of creditors;
(h)    other than with respect to a default which is expressly contemplated by another subsection of this Section 10.01, if Borrowers breach their affirmative covenant in the first sentence of Section 7.13(e) or if any Borrower breaches any of its respective negative covenants contained in Sections 8.01 through 8.09, 8.15 through 8.19.
(i)    if any Borrower violates or does not comply in any material respect with any of the provisions of Section 7.16, that results in a Material Adverse Effect;
(j)    if a (i) default has occurred and continues beyond any applicable cure period under any Management Agreement (or any Replacement Management Agreement) if such default permits the Manager thereunder to terminate or cancel such Management Agreement (or any Replacement Management Agreement) or (ii) any Management Agreement (or Replacement Management Agreement) expires or otherwise terminates and is not replaced with a Replacement Management Agreement or (iii) if any Collateral Property operates for any time without the Management Agreement or a Replacement Management Agreement;
(k)    if any Borrower violates or does not comply with the provisions of Section 6.34; provided, however, that such violation or failure to comply shall not constitute an Event of Default if (i) such violation or failure to comply is immaterial, and (ii) to the extent such violation or failure to comply is curable, Borrowers shall have promptly cured such violation or failure to comply within fifteen (15) calendar days of the earlier of (a) notice from Administrative Agent and (b) the date any Borrower or other Loan Party becomes aware of such violation or failure to comply,;
(l)    if any federal tax Lien or state or local income tax Lien in excess of $1,500,000 is filed against any Borrower, any Guarantor or any Collateral Property and same is not discharged of record (by payment or by posting of a bond or cash collateral) within thirty (30) days after same is filed;
(m)    There is entered against any Borrower or the Philadelphia Affiliate Ground Lessor (i) a final judgment or order for the payment of money in an aggregate amount exceeding $1,500,000 (which is not covered by insurance or unless being appealed and such Loan Party has posted a bond or cash collateral), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10)

consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;
(n)    (i) any Borrower or the Philadelphia Affiliate Ground Lessor is a Plan or its assets constitute Plan Asset; or (ii) any Borrower or the Philadelphia Affiliate Ground Lessor consummates a transaction which would cause the Mortgages or Administrative Agent or any Lender's exercise of its rights under the Mortgages, the Notes, this Agreement or the other Loan Documents to constitute a nonexempt prohibited transaction under ERISA or result in a violation of a state statute regulating governmental plans, subjecting Lenders to liability for a violation of ERISA, the Code, a state statute or other similar law;
(o)    if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Guaranty and the Environmental Indemnity) and such default continues after the expiration of applicable grace periods, if any;
(p)    (i) if any Borrower or Affiliate Ground Lessor shall be in default in any material respect beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement permitted hereunder and covering any part of any Collateral Property whether it be superior or junior in lien to the related Mortgage;
(ii) any event or condition occurs that results in any Material Indebtedness (other than Indebtedness under the Senior Secured Notes Indenture) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (p)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(iii) any event or condition occurs that (x) results in the Senior Secured Notes becoming due prior the scheduled maturity thereof, or (y) that results in the existence of an “Event of Default” under (and as defined in) the Senior Secured Notes Indenture or (z) requires the prepayment, repurchase, redemption or defeasance of the Senior Secured Notes, prior to the scheduled maturity thereof; provided that this clause (p)(iii) shall not apply to Senior Secured Notes that become due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, any Offer to Purchase pursuant to and as defined in the Senior Secured Notes Indenture, or any other voluntary prepayment, repurchase, redemption or defeasance of the Senior Secured Notes; or

(iv) Guarantor and its Subsidiaries shall fail to comply with the covenants set forth in Sections 4.03 [Limitations on Indebtedness], 4.04 [Limitations on Restricted Payments], and 4.05 [Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries] of the Senior Secured Note Indenture (together with all definitions used therein) in each case as in effect as of the Closing Date, without giving effect to any future amendment, modification or termination thereof unless, in the case of an amendment or modification such revision (x)  imposes terms or conditions that are more restrictive on FelCor Trust, FelCor Op and their Subsidiaries, or (y) the Required Lenders have given their prior written consent to such revision (an amendment or modification satisfying (x) or (y), a “Permitted Indenture Amendment”); provided that for so long as there have been no amendments or modifications or the only amendments or modifications to the Senior Secured Note Indenture are Permitted Indenture Amendments, no Event of Default shall be deemed to occur under this clause (iv) unless and until an Event of Default has occurred under clause (iii) above;
(q)    with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if any Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;
(r)    if any default occurs under an Operating Lease Subordination Agreement, and such default continues after the expiration of applicable grace periods, if any;
(s)    if (i) a material default has occurred and continues beyond any applicable cure period under any Franchise Agreement, and such default permits a party to terminate or cancel any Franchise Agreement or (ii) any Franchise Agreement expires or otherwise terminates without Administrative Agent's prior written consent and is not replaced with a Replacement Franchise Agreement;
(t)    if any Borrower ceases to operate a hotel on any Collateral Property or terminates such business for any reason whatsoever (other than temporary cessation in connection with any renovations to an Collateral Property or restoration of the Collateral Property after Casualty or Condemnation);
(u)    if there shall occur any default by any Ground Lessee, as tenant under any Ground Lease, in the observance or performance of any material term, covenant or condition of such Ground Lease on the part of any Ground Lessee to be observed or performed and said default is not cured following the expiration of any applicable grace and notice periods therein provided, or if the leasehold estate created by any Ground Lease shall be surrendered or if any Ground Lease shall cease to be in full force and effect or any Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or if any of the material terms, covenants or conditions of any Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Administrative Agent;

(v)    if there shall occur any default by either Operating Lessee, under any Operating Lease, in the observance or performance of any material term, covenant or condition of any Operating Lease on the part of either Operating Lessee to be observed or performed and said default is not cured following the expiration of any applicable grace and notice periods therein provided, or if the leasehold estate created by the any Operating Lease shall be surrendered or if any Operating Lease shall cease to be in full force and effect or any Operating Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or if any of the material terms, covenants or conditions of any Operating Lease shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Administrative Agent;
(w)    if any Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in (a) - (w) above, for ten (10) Business Days after written notice to Borrowers from Administrative Agent, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after written notice from Administrative Agent in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period and provided further that Borrowers shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrowers in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days; or
(x)    if there shall occur any default by any Borrower or any other Loan Party, or any default in respect of any Collateral Property, under the Mortgages or any of the other Loan Documents beyond any applicable notice and cure periods as contained in such documents.
10.02.    Remedies upon Event of Default. If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations to be immediately due and payable, without presentment, demand, protest, notice of protest and non-payment, or other notice of default, notice of acceleration and intention to accelerate or other notice of any kind, all of which are hereby expressly waived by Borrowers; and
(b)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under any Debtor Relief Laws, the unpaid principal amount of all outstanding Loans and all interest and other Obligations shall automatically become due and payable without further act of Administrative Agent or any Lender.

10.03.    Application of Funds. After the exercise of remedies provided for in Section 10.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Article IV) payable to Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article IV, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid and interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective unpaid principal amounts of the Loans held by them;
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrowers or as otherwise required by Law.
ARTICLE XI
ADMINISTRATIVE AGENT

11.01.    Appointment and Authority. (a) Each Lender hereby irrevocably appoints JPMC to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent and Lenders and no Borrower shall have rights as a third party beneficiary of any of such provisions.
(b)    Administrative Agent shall also act as the “Collateral Agent” under the Loan Documents, and each Lender hereby irrevocably appoints and authorizes Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by Administrative Agent pursuant to Section 11.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of Administrative Agent, shall be entitled to the benefits of all provisions of this

Article XI and Article XII (including Section 12.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
11.02.    Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.
11.03.    Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.
Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.01 and 10.02) or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent by Borrowers or a Lender.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.
11.04.    Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
11.05.    Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
11.06.    Resignation of Administrative Agent. Administrative Agent may at any time give notice of its resignation to Lenders and Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. Provided there is no Event of Default continuing, such appointment shall be made by the Required Lenders in consultation with Borrowers. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if Administrative Agent shall notify Borrowers and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article XI and Section 12.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
11.07.    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
11.08.    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.
11.09.    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Section 2.11 and Section 12.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, if Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 2.10 and Section 12.04.
Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.
11.10.    Collateral and Guaranty Matters. Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 12.01.
Upon request by Administrative Agent at any time, the Required Lenders may confirm in writing Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 11.10. In each case as specified in this Section 11.10, Administrative Agent will, at Borrowers' expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 11.10.

ARTICLE XII
MISCELLANEOUS

12.01.    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and Borrowers or the applicable Loan Party, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    waive any condition set forth in Section 5.01, without the written consent of each Lender;
(b)    extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby;
(c)    postpone any date fixed by this Agreement or any other Loan Document (other than as expressly permitted in Section 2.16 with respect to the one-year extension of the Stated Maturity Date) for (i) any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment or (ii) any scheduled reduction of the Facility hereunder or under any other Loan Document without the written consent of each Lender;
(d)    reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of Borrowers to pay interest at the Default Rate;
(e)    change (i) Section 2.15 or Section 10.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 2.12, in any manner that materially and adversely affects the Lenders without the written consent of each Lender so affected thereby;
(f)    change (i) any provision of this Section 12.01 or the definition of “Required Lenders”, “Super-Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(g)    release all or substantially all of the Collateral in any transaction or series of related transactions (except as provided in Section 11.10) or release any Collateral Property from the Mortgage encumbering such Collateral Property (except as provided in Section 2.17), without the written consent of each Lender except in connection with the repayment in full of the Obligations;

(h)    release any Borrower or Guarantor of its obligations hereunder or the Guaranty, or release all or substantially all of the value of a Guaranty, without the written consent of each Lender, except to the extent the release of any Loan Party from such Guaranty is permitted pursuant to Section 11.10 (in which case such release may be made by Administrative Agent acting alone); or
(i)    impose any greater restriction on the ability of any Lender under the Facility to assign any of its rights or obligations hereunder without the written consent of the Required Lenders, provided that no revisions to Section 12.06(b)(v) or (vi) shall be made without the written consent of each Lender;
and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent or the Swingline Lender (in addition to such Lenders required above) affect the rights or duties of Administrative Agent or the Swingline Lender, as the case may be, under this Agreement or any other Loan Document; and the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, provided that any amendment, waiver or consent as set forth in Section 12.01(b), (c) or (d) above shall require the consent of such Defaulting Lender only to the extent required by Section 4.08(b).
12.02.    Notices; Effectiveness; Electronic Communications.
(a)    Notices Generally. Except for (i) notices and other communications expressly permitted to be given by telephone hereunder and under each of the other Loan Documents, (ii) any notice given in accordance with the requirements of any applicable statute (including, without limitation, statutes governing foreclosure or notice of foreclosure) which shall be effective when given in accordance with statutory requirements, notwithstanding anything to the contrary contained herein or in any other Loan Document, and as (iii) as provided in subsection (b) below, all notices and other communications, including all reports, statements, certificates and other deliverables provided for herein and in each of the other Loan Documents shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to any Borrower or Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 12.02; and
(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire; provided, however, that to the extent any notices or other communications are required hereunder to be delivered by Borrowers to Administrative Agent and the Lenders, Borrowers shall satisfy such obligation by delivering a copy of such notice or communication to Administrative Agent with a direction to Administrative Agent to post such notice or communication on an electronic site accessible to all Lenders.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or refused; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower's or Administrative Agent's transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of Borrowers and Administrative Agent may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder and under the other Loan Documents by notice to the other parties hereto. Each other Lender may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to Borrowers and Administrative Agent. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(e)    Reliance by Administrative Agent and Lenders. Administrative Agent and Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of any Borrower or any other party under the other Loan Documents even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrowers shall indemnify Administrative Agent, each Lender and Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower or such other Party, INCLUDING BY SUCH PARTY'S OWN NEGLIGENCE. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.
12.03.    No Waiver; Cumulative Remedies. No failure by any Lender or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege, including in each case, the right of Lender to bring any action or exercise any right, remedy, power or privilege in respect of the enforcement of any Loan Document or in respect of Collateral in any State without waiving its rights, remedies, powers or privileges as to any enforcement of any Loan Document or in respect of any Collateral in any other State. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Notes or any other Loan Document, Administrative Agent and any Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Notes, or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. No waiver of any provision in this Agreement or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.01 above, and then such waiver or consent shall be effective only in the specific instance and for the purpose of for which given. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
12.04.    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including (X) appraisal fees, title and escrow charges, reasonable fees and charges of other third party consultants performing due diligence on the Collateral Properties and (Y) the reasonable fees, charges and disbursements of counsel for Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification by Borrowers. Each Borrower shall indemnify Administrative Agent (and any sub-agent thereof), Arrangers, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any external counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) arising out of or relating to any Collateral Property, and any actual or alleged presence or release of Hazardous Materials on or from any Collateral Property or any other property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, (iv) enforcing any obligations of or collecting any payments due from any Loan Party under this Agreement, the other Loan Documents or with respect to the Collateral Properties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of Debtor Relief Laws; (v) losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA, the Code, any state statute or other similar law that may be necessary in Administrative Agent's sole discretion to correct such prohibited transaction or loan sale and any losses that Administrative Agent or any Lender may incur, directly or indirectly, as a result of a default under Sections 6.08 or 8.17; or (vi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of Borrowers' or such Loan Party's directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if any Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(c)    Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent in connection with such capacity).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof, INCLUDING DUE TO SUCH INDEMNITEE'S OWN NEGLIGENCE. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)    Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.
(f)    Survival. The agreements in this Section shall survive the resignation of Administrative Agent, the replacement of any Lender, the termination of Commitments and the repayment, satisfaction or discharge of all the other Obligations.
12.05.    Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
12.06.    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender (other than a Defaulting Lender) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.06(b), (ii) by way of participation in accordance with the provisions of Section 12.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment under the Facility and the Loans at the time owing to it under the Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in Section 12.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of Borrowers (such consent not to be unreasonably withheld or delayed) shall be required, unless (1) an Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to (x) a Lender (other than a Defaulting Lender), or (y) an Affiliate of Lender (other than a Defaulting Lender), or an Approved Fund that, in either case, is regularly “engaged in commercial real estate lending in the normal course of business”; provided, however, that individuals, funds, partnerships, joint ventures and other Persons that are generally engaged in businesses pursuing so-called activist, opportunistic, “vulture” or similar strategic investment objectives, with respect to which making or acquiring commercial real estate loans is ancillary to such other objectives but nonetheless arises in the normal course of business, shall be deemed not engaged in commercial real estate lending in the normal course of business for purposes of this subsection 12.06(iii)(A); provided that Borrowers shall be deemed to have consented to any such assignment unless

Borrowers shall have objected thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof; and
(B)    the consent of Administrative Agent and the Swingline Lender (in each case, such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Loan to a Person that is not a Lender;
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire;
(v)    No Assignment to Borrowers. No such assignment shall be made to any Borrower or any of Borrowers' Affiliates or Subsidiaries; and
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person.
Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.01, 4.04, 4.05 and 12.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrowers (at their expense) shall execute and deliver one or more Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.06(d).
(c)    Register. Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error) and Borrowers, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, Borrowers or Administrative Agent, sell participations to any Person (other than a natural Person or Borrowers or any of Borrowers' Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.06 that affects such Participant. Subject to subsection (e) of this Section, Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.01, 4.04 and 4.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 4.01 or 4.04, than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrowers' prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.01 unless Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 4.01(e) as though it were a Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
12.07.    Treatment of Certain Information; Confidentiality. Each of Administrative Agent and Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, members, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same or at least as restrictive as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrowers.
For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of Administrative Agent and Lenders acknowledge that (a) the Information may include material non-public information concerning Borrowers or any Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
12.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrowers or any of them may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrowers and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
12.09.    Exculpation. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, no present or future Constituent Member (as hereinafter defined) in any Borrower, nor any present or future shareholder, officer, director, employee, trustee, beneficiary, advisor, member, partner, principal, participant or agent of or in any Borrower or of or in any Person that is or becomes a Constituent Member in any Borrower, shall have any personal or other liability, directly or indirectly, under or in connection with the Loan Documents, except as may occur by virtue of such Person becoming a successor to any Borrower pursuant to Section 12.06(a) or being a Guarantor. Administrative Agent and each Lender each, on behalf of itself and its respective successors and assigns, hereby waives any and all such personal or other liability. The term “Constituent Member,” as used herein, shall mean any direct partner or member in any Borrower and any Person that, directly or indirectly through one or more other partnerships, limited liability companies, corporations or other entities, is a partner or member in any Borrower. Notwithstanding anything to the contrary contained in the Loan Documents, neither the negative capital account of any Constituent Member in any Borrower nor any obligation of any Constituent Member in any Borrower to restore a negative capital account or to contribute or loan capital to any Borrower or to any other Constituent Member in any Borrower shall at any time be deemed to be the property or an asset of Borrower (or any such other Constituent Member) and neither any Borrower nor any of their respective successors or assigns shall have any right to collect, enforce or proceed against any Constituent Member with respect to any such negative capital account or obligation to restore, contribute or loan. Nothing contained in this Section 12.09 shall apply to, or be deemed to be a release or exculpation from liability of, any Guarantor or any other Person who executes, or is required by any Loan Document to execute, a Guaranty or the Environmental Indemnity (provided that nothing herein shall limit the exculpation provisions (including Section 16) contained in any Guaranty).

12.10.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
12.11.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Fee Letter, any separate letter agreements with respect to fees payable to Administrative Agent and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
12.12.    Survival of Representations and Warranties. All representations and warranties, covenants and agreements made by Borrowers hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the Loans, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. The provisions of Section 4.01, 4.04, 4.05, 12.04 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
12.13.    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.14.    Replacement of Lenders. If any Lender requests compensation under Section 4.04, or if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, or if any Lender is a Defaulting Lender, then Borrowers may, at their sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    Borrowers shall have paid to Administrative Agent the assignment fee specified in Section 12.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 4.04 or payments required to be made pursuant to Section 4.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(d)    such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.
12.15.    Governing Law; Jurisdiction; Etc.
(a)    THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT ENTERED INTO PURSUANT TO THE LAWS OF THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (OTHER THAN THOSE CONFLICT OF LAW PROVISIONS THAT WOULD DEFER TO THE SUBSTANTIVE LAWS OF ANOTHER JURISDICTION). WITHOUT IN ANY WAY LIMITING THE PRECEDING CHOICE OF LAW, THE PARTIES ELECT TO BE GOVERNED BY NEW YORK LAW IN ACCORDANCE WITH, AND ARE RELYING (AT LEAST IN PART) ON, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK; PROVIDED HOWEVER, THAT WITH RESPECT TO THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED BY THIS AGREEMENT, THE SECURITY INSTRUMENTS AND THE OTHER LOAN DOCUMENTS, AND THE DETERMINATION OF DEFICIENCY JUDGMENTS, THE LAWS OF THE STATE WHERE THE PROPERTY IS LOCATED SHALL APPLY.

(b)    WITH RESPECT TO ANY CLAIM OR ACTION ARISING HEREUNDER OR UNDER THIS AGREEMENT, THE NOTES, OR THE OTHER LOAN DOCUMENTS, BORROWER (A) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK, NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, AND (B) IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING ON VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS BROUGHT IN ANY SUCH COURT, IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS WILL BE DEEMED TO PRECLUDE LENDER FROM BRINGING AN ACTION OR PROCEEDING WITH RESPECT HERETO IN ANY OTHER JURISDICTION. WITHOUT IN ANY WAY LIMITING THE PRECEDING CONSENTS TO JURISDICTION AND VENUE, THE PARTIES AGREE TO SUBMIT TO THE JURISDICTION OF SUCH NEW YORK COURTS IN ACCORDANCE WITH SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK OR ANY CORRESPONDING OR SUCCEEDING PROVISIONS THEREOF.
(c)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
12.16.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.17.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent and, Arrangers, are arm's-length commercial transactions between Borrowers and their respective Affiliates, on the one hand, and Administrative Agent and Arrangers, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Arrangers and Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of their respective Affiliates, or any other Person and (B) neither Arranger nor Administrative Agent has any obligation to Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent and Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their respective Affiliates, and neither Arranger nor Administrative Agent has any obligation to disclose any of such interests to Borrowers or any of their respective Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against Administrative Agent and Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
12.18.    USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.
12.19.    Discretion. Whenever pursuant to this Agreement, Administrative Agent or a Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Administrative Agent or Lenders, respectively, the decision of Administrative Agent or Lenders to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Administrative Agent or Lenders, as applicable and shall be final and conclusive.

12.20.    Offsets, Counterclaims and Defenses. Any assignee of any Lender's interest in and to this Agreement, the Notes and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to the Loan Documents which Borrowers may otherwise have against any assignor of the Loan Documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrowers in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrowers.
12.21.    No Joint Venture or Partnership, No Third Party Beneficiaries. xiii) Borrowers, Administrative Agent and Lenders intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrowers and Lenders nor to grant Lenders any interest in any Collateral Property other than that of mortgagee, beneficiary or lender.
(b)    This Agreement and the other Loan Documents are solely for the benefit of Lenders and Borrowers and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lenders and Borrowers (or an Affiliate of either of the foregoing acting on behalf of Borrowers or Lenders, as applicable) any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lenders to make the Loan hereunder are imposed solely and exclusively for the benefit of Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lenders will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lenders if, in Lenders' sole discretion, Lenders deem it advisable or desirable to do so.
12.22.    Publicity. All news releases, publicity or advertising by Borrowers or their respective Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Administrative Agent, Lenders or any of their Affiliates shall be subject to the prior written approval of Administrative Agent, which shall not be unreasonably withheld. Notwithstanding the foregoing, disclosure required by any federal or state securities laws, rules or regulations, as determined by Borrowers' counsel, shall not be subject to the prior written approval of Administrative Agent or any Lender.
12.23.    Waiver of Marshalling of Assets. To the fullest extent permitted by Applicable Law, each Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of such Borrower and of the Collateral Properties, or to a sale in inverse order of alienation in the event of foreclosure of any of the Mortgages, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lenders under the Loan Documents to a sale of the Collateral Properties for the collection of the Obligations without any prior or different resort for collection or of the right of Lenders to the payment of the Obligations out of the net proceeds of the Collateral Properties in preference to every other claimant whatsoever. In addition, each Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to Borrowers which would require the separate sale of the Collateral Properties or require Lenders to exhaust their remedies against the Collateral Properties or any combination of the Collateral Properties before proceeding against any other Collateral Property or combination of Collateral Properties; and further in the event of such foreclosure Borrowers hereby expressly consent to and authorize, at the option of Lenders, the foreclosure and sale either separately or together of any combination of the Collateral Properties.
12.24.    Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Each Borrower acknowledges that, with respect to the Loan, each Borrower shall rely solely on its own judgment and advisors in entering into, the Loan without relying in any manner on any statements, representations or recommendations of Lenders or any parent, subsidiary or Affiliate of any Lender. Lenders shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of any Lender of any equity interest any of them may acquire in any Borrower, and each Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lenders' exercise of any such rights or remedies. Each Borrower acknowledges that Lenders engage in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrowers or their Affiliates.
12.25.    Brokers and Financial Advisors. Borrowers and Lenders hereby represent that they have dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrowers hereby agree to indemnify, defend and hold Lenders harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lenders' reasonable attorneys' fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrowers in connection with the transactions contemplated herein. The provisions of this Section 12.25 shall survive the expiration and termination of this Agreement and the payment of the Obligations.
12.26.    Time of the Essence. Time is of the essence in the Loan Documents.
12.27.    ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FELCOR/JPM HOSPITALITY (SPE), L.L.C.,
as a Borrower

By:	/s/Allison S. Navitskas
Name:	Allison S. Navitskas
Title:	Vice President

DJONT/JPM HOSPITALITY LEASING (SPE), L.L.C.,
as a Borrower

By:	/s/Allison S. Navitskas
Name:	Allison S. Navitskas
Title:	Vice President

FELCOR/JPM BOCA RATON HOTEL, L.L.C.,
as a Borrower

By:	/s/Allison S. Navitskas
Name:	Allison S. Navitskas
Title:	Vice President

DJONT/JPM BOCA RATON LEASING, L.L.C.,
as a Borrower

By:	/s/Allison S. Navitskas
Name:	Allison S. Navitskas
Title:	Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

Solely with respect to the representations, warranties and covenants set forth in Section 6.34 hereof:

FELCOR/JPM HOSPITALITY HOLDCO (SPE), L.L.C.,
as Principal of Hospitality Owner

By:	/s/Allison S. Navitskas
Name:	Allison S. Navitskas
Title:	Vice President

DJONT/JPM HOSPITALITY LEASING HOLDCO (SPE), L.L.C.,
as Principal of Hospitality Operating Lessee

By:	/s/Allison S. Navitskas
Name:	Allison S. Navitskas
Title:	Vice President

FELCOR LODGING LIMITED PARTNERSHIP,
as Principal of Boca Owner

By:	FelCor Lodging Trust Incorporated, its General Partner

By:	/s/Allison S. Navitskas
Name:	Allison S. Navitskas
Title:	Vice President

FELCOR TRS HOLDINGS, LLC,
as Principal of Boca Operating Lessee

By:	/s/Allison S. Navitskas
Name:	Allison S. Navitskas
Title:	Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

Solely with respect to the representations, warranties and covenants set forth in Section 7.23(e) hereof:

Philadelphia Affiliate Ground Lessor:

FELCOR PENNSYLVANIA COMPANY, L.L.C.,

By:	/s/Allison S. Navitskas
Name:	Allison S. Navitskas
Title:	Vice President

Boca Raton Affiliate Ground Lessor:

FELCOR LODGING LIMITED PARTNERSHIP,

By:	FelCor Lodging Trust Incorporated, its General Partner

By:	/s/Allison S. Navitskas
Name:	Allison S. Navitskas
Title:	Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Lender

By:	/s/Mohammad S. Hassan
Name:	Mohammad S. Hassan
Title:	Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

BANK OF AMERICA, N.A.

By:	/s/Lesa J. Butler
Name:	Lesa J. Butler
Title:	Senior Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

CITICORP NORTH AMERICA, INC.

By:	/s/John Rowland
Name:	John Rowland
Title:	Director

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/James Rolison
Name:	James Rolison
Title:	Managing Director

By:	/s/George R. Reynolds
Name:	George R. Reynolds
Title:	Director

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

THE BANK OF NOVA SCOTIA

By:	/s/George Sherman
Name:	George Sherman
Title:	Director

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

GOLDMAN SACHS BANK USA

By:	/s/Mark Walton
Name:	Mark Walton
Title:	AUthorized Signatory

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/Mikhail Faybusovich
Name:	Mikhail Faybusovich
Title:	Director

By:	/s/Vipul Dhadda
Name:	Vipul Dhadda
Title:	Associate

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]